UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HIGHLAND HOSPITALITY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Highland Hospitality Corporation (“Highland Common Stock”)

2)	Aggregate number of securities to which transaction applies:

61,504,077 shares of Highland Common Stock
83,751 shares of Highland Common Stock issuable upon exercise of warrants
529,850 shares of Highland Common Stock issuable upon exercise of redemption rights relating to units of limited partnership interest in Highland Hospitality, L.P. (“Highland OP Units”), other than Highland OP Units held directly and indirectly by Highland Hospitality Corporation

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(A) $19.50 per each share of outstanding Highland Common Stock and Highland Common Stock issuable upon redemption of outstanding Highland OP Units, and (B) $9.50 (which is the difference between $19.50 and $10.00, the exercise price per share of all outstanding warrants to purchase Highland Common Stock) per each share of Highland Common Stock issuable upon exercise of warrants.

4)	Proposed maximum aggregate value of transaction:

$1,210,457,211

5)	Total fee paid:

$37,162

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, VA 22102

•, 2007

Dear stockholder,

You are cordially invited to attend a special meeting of stockholders of Highland Hospitality Corporation to be held on •, 2007 at • a.m. Eastern time. The special meeting will take place at •. At the special meeting, we will ask you to approve the merger of Highland Hospitality Corporation with and into Blackjack Merger Corporation, which we refer to as the merger, the Agreement and Plan of Merger, dated as of April 24, 2007, among Highland Hospitality Corporation, Highland Hospitality, L.P., and affiliates of JER Partners, which we refer to as the merger agreement, and the other transactions contemplated by the merger agreement. If the merger is completed, you, as a holder of shares of our common stock, will be entitled to receive $19.50 in cash, without interest and less any applicable withholding taxes, in exchange for each share you own, as more fully described in the enclosed proxy statement.

After careful consideration, our board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Highland Hospitality Corporation and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

The merger and the merger agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about Highland Hospitality Corporation from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of our common stock that you own. Whether or not you plan to attend the special meeting, we request that you cast your vote by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Thank you for your cooperation and continued support.

Very truly yours,

James L. Francis
President and Chief Executive Officer

This proxy statement is dated •, 2007 and is first being mailed, along with the attached proxy card, to our stockholders on or about •, 2007.

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, VA 22102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD •, 2007

Dear stockholder:

You are cordially invited to attend a special meeting of the stockholders of Highland Hospitality Corporation on •, 2007, beginning at • a.m. Eastern time, at •. The special meeting is being held for the purpose of acting on the following matters:

1. to consider and vote on a proposal to approve the merger of Highland Hospitality Corporation with and into Blackjack Merger Corporation, which we refer to as the merger, the Agreement and Plan of Merger, dated as of April 24, 2007, by and among Highland Hospitality Corporation, Highland Hospitality, L.P., Blackjack Holdings, LLC, Blackjack Merger Corporation and Blackjack Merger Partnership, LP, which we refer to as the merger agreement, pursuant to which each share of our common stock will be converted into the right to receive $19.50 in cash in the merger, without interest and less any applicable withholding taxes, and the other transactions contemplated by the merger agreement; and

2. to consider any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

After careful consideration, our board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Highland Hospitality Corporation and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

All holders of record of our common stock and our 7.875% Series A cumulative redeemable preferred stock, or Series A preferred stock, as of the close of business on the record date, which was •, 2007, are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only holders of our common stock at the close of business on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. The vote of our Series A preferred stockholders is not required to approve the merger or the merger agreement and is not being solicited.

The merger and the merger agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Accordingly, regardless of the number of shares that you own, your vote is important. Even if you plan to attend the special meeting in person, we request that you cast your vote by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submitting your proxy or voting instructions by telephone or Internet. If you fail to return your proxy card, the effect will be that the shares of our common stock that you own will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Secretary at our address set forth above or by your voting in person at the special meeting.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, MacKenzie Partners, toll-free at 800-322-2885, collect at 212-929-5500 or by email to proxy@mackenziepartners.com. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.highlandhospitality.com.

By Order of the Board of Directors,

Tracy M.J. Colden
Executive Vice President, General Counsel and Secretary

•, 2007

ii

SUMMARY

This summary highlights only selected information from this proxy statement relating to (1) the merger of Highland Hospitality Corporation with and into Blackjack Merger Corporation, (2) the merger of Blackjack Merger Partnership, LP with and into Highland Hospitality, L.P., which we refer to as the partnership merger, and (3) certain related transactions. References to the mergers refer to both the merger and the partnership merger. This summary does not contain all of the information about the mergers and related transactions contemplated by the merger agreement that is important to you. As a result, to understand the mergers and the related transactions fully and for a more complete description of the legal terms of the mergers and related transactions, you should read carefully this proxy statement in its entirety, including the exhibits and the other documents to which we have referred you, including the merger agreement attached as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about •, 2007.

The Parties to the Mergers (page 17)

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, VA 22102

(703) 336-4901

Highland Hospitality Corporation, which we refer to as “we,” “us,” “our,” “the company,” “our company” or “Highland,” is a Maryland corporation and a self-advised real estate investment trust focused primarily on investing in upscale full-service, premium limited-service, and extended-stay properties located in major convention, business, resort and airport markets in the United States. As of May 17, 2007, we owned 27 hotel properties with 8,379 rooms located in 14 states and the District of Columbia. Substantially all of our assets are held by, and all of our operations are conducted through, Highland Hospitality, L.P., our operating partnership.

Highland Hospitality, L.P.

8405 Greensboro Drive, Suite 500

McLean, VA 22102

(703) 336-4901

Highland Hospitality, L.P., which we refer to as our operating partnership, is a Delaware limited partnership through which we conduct substantially all of our business and owns, either directly or indirectly through subsidiaries, substantially all of our assets. A wholly owned subsidiary of the company, which we refer to as the GP, serves as the sole general partner of our operating partnership and, together with us, owns more than 99% of the outstanding units of limited partnership interests in our operating partnership.

Blackjack Holdings, LLC

c/o JER Partners

1650 Tysons Boulevard

McLean, VA 22102

(703) 714-8000

Blackjack Holdings, LLC, which we refer to as Parent, is a Delaware limited liability company formed in connection with the mergers by affiliates of JER Partners, the private equity investment group affiliated with J.E. Robert Company, Inc., a real estate investment management company with more than 25 years of experience in sourcing, underwriting and managing a broad spectrum of real estate equity investments and debt products in North America and Europe. JER Partners’ primary investments are in office, hospitality, retail, multi-family, healthcare-related real estate and industrial properties. Other areas of investment include commercial mortgage-backed securities and mezzanine financing.

Blackjack Merger Corporation

c/o JER Partners

1650 Tysons Boulevard

McLean, VA 22102

(703) 714-8000

Blackjack Merger Corporation, which we refer to as MergerCo, is a Maryland corporation and a wholly owned subsidiary of Parent. MergerCo was formed in connection with the mergers by Parent. Pursuant to the merger agreement, on the closing date, Highland will merge with and into MergerCo. We refer to the surviving corporation of the merger as the surviving corporation.

Blackjack Merger Partnership, L.P.

c/o JER Partners

1650 Tysons Boulevard

McLean, VA 22102

(703) 714-8000

Blackjack Merger Partnership, L.P., which we refer to as Merger Partnership, is a Delaware limited partnership. MergerCo is the general partner of Merger Partnership. Merger Partnership was formed in connection with the partnership merger. Pursuant to the merger agreement, on the closing date, Merger Partnership will merge with and into our operating partnership. We refer to the surviving partnership of the partnership merger as the surviving partnership.

The Special Meeting (page 19)

The Proposal

The special meeting of our stockholders will be held at • a.m. Eastern time, on •, 2007 at •. At the special meeting, you will be asked, by proxy or in person, to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Record Date, Notice and Quorum

All holders of record of our common stock and our Series A preferred stock as of the close of business on the record date, which was •, 2007, are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only holders of our common stock at the close of business on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting.

You will have one vote for each share of our common stock that you owned as of the record date. On the record date, there were • shares of our common stock outstanding and entitled to vote at the special meeting.

The holders of a majority of the shares of our common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote

Completion of the merger requires approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares of our common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. The vote of our Series A preferred stockholders is not required to approve the merger or the merger agreement and is not being solicited.

As of the record date, our executive officers and directors owned an aggregate of 2,153,652 shares of our common stock, entitling them to exercise approximately 3.5% of the voting power of our common stock entitled to vote at the special meeting. Our executive officers and directors have informed us that they intend to vote the shares of our common stock that they own in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Proxies; Revocation

You may vote your shares of common stock by returning the enclosed proxy, submitting your proxy or voting instructions by telephone or Internet, or by appearing and voting at the special meeting in person. If the shares of our common stock that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

You may revoke your proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Secretary or by voting in person at the special meeting.

The Mergers and Related Transactions (page 22)

Pursuant to the merger agreement, on the closing date, we will be merged with and into MergerCo with MergerCo continuing as the surviving corporation. We sometimes use the term surviving corporation in this proxy statement to refer to MergerCo as the surviving corporation following the merger. In the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by us or our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be converted into the right to receive $19.50 in cash, without interest and less any applicable withholding taxes. We refer to this consideration to be received by our common stockholders in the merger as the common stock merger consideration. In addition, in connection with the merger, each share of our Series A preferred stock issued and outstanding immediately prior to the effective time of the merger, other than shares of our Series A preferred stock held by our subsidiaries or MergerCo, will be converted automatically into the right to receive one share of Series A preferred stock of the surviving corporation having terms materially the same as the terms as our Series A preferred stock.

The merger of Highland and MergerCo will become effective under all applicable laws when the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or such later time that the parties to the merger agreement may specify in such documents (which will not exceed 30 days after the articles of merger are accepted for record). We sometimes use the term “merger effective time” in this proxy statement to describe the time the merger becomes effective under all applicable laws.

Immediately after the effective time of the merger, Merger Partnership will be merged with and into the operating partnership, with the operating partnership continuing as the surviving partnership. In the partnership merger, each unit of limited partnership interest in the operating partnership, which we refer to collectively in this proxy statement as Highland OP Units, other than Highland OP Units held directly and indirectly by the company, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto, will be converted into the right to receive $19.50 in cash, without interest and less any applicable withholding taxes. We refer to this consideration to be received by these limited partners in the merger as the partnership merger consideration. The partnership merger will be effective under all applicable laws upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time which the parties shall have agreed upon and designated in such filings in accordance with the Delaware Revised Uniform Limited Partnership Act.

As promptly as practicable following the merger effective time, the surviving corporation will be liquidated into Parent. In the liquidation, the shares of the surviving corporation’s Series A preferred stock will be canceled and holders of the surviving corporation’s Series A preferred stock will receive a cash distribution from the surviving corporation in accordance with the terms of the articles supplementary classifying the surviving corporation’s Series A preferred stock, which will be $25.00 per share plus any accrued and unpaid dividends.

Recommendation of Our Board of Directors (page 32)

On April 24, 2007, after careful consideration, our board of directors unanimously:

•

determined that it was advisable and in our and our common stockholders’ best interests for us to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•

determined separately, in its dual capacity as the board of directors of the GP, and acting for the GP in its capacity as the sole general partner of our operating partnership, that it was advisable and in the best interest of our operating partnership for our operating partnership to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•

approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and directed that they be submitted to our common stockholders for approval at a special meeting of stockholders; and

•	recommended that you vote “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Opinion of Our Financial Advisor (page 32)

On April 24, 2007, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, delivered its oral opinion, which opinion was subsequently confirmed in writing, to our board of directors to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the cash merger consideration of $19.50 per share to be received by the holders of such shares pursuant to the merger is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates.

The full text of the written opinion of Merrill Lynch, dated as of April 24, 2007, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Exhibit B to this proxy statement. The summary of Merrill Lynch’s opinion below is qualified by reference to the full text of the opinion, and you are encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of our board of directors, does not address the merits of the underlying decision by the company to engage in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger or any matter related thereto.

Financing (page 36)

In connection with the mergers, Parent will cause approximately $1.2 billion to be paid to our common stockholders, the limited partners of our operating partnership other than Highland and the GP (assuming none of these “outside” limited partners exercises a redemption right prior to the effective time of the merger) and holders of warrants to purchase Highland common stock. Parent will also cause approximately $80 million to be paid to the holders of our Series A preferred stock in connection with the liquidation of the surviving corporation into Parent after the merger. In addition, Parent has advised us that it currently intends to seek financing to repay at the closing of the transactions all but approximately $260 million in principal amount of our outstanding indebtedness. As of March 31, 2007, we had an aggregate of approximately $688 million of outstanding indebtedness under our revolving credit facility, mortgage loan agreements, secured debt and letters of credit.

It is currently expected that in connection with the mergers, affiliates of JER Partners will contribute up to approximately $400 million of equity to Parent. In addition, in connection with the execution and delivery of the merger agreement, Parent obtained a debt commitment letter from Wachovia Bank, N.A. As amended, the debt commitment letter provides for debt financing in an aggregate principal amount of up to $1.406 billion. The parties expect that these equity and debt commitments will be sufficient for Parent to satisfy the total consideration payable by Parent for the completion of the mergers and related costs, such as transaction costs relating to the mergers.

The merger agreement does not contain a financing condition to the closing of the mergers. Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter.

Treatment of Series A Preferred Stock (page 47)

The merger agreement provides that, upon completion of the merger, each share of our Series A preferred stock issued and outstanding immediately prior to the merger effective time (other than any shares of our Series A preferred stock held by our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist) will be automatically converted into, and will be canceled in exchange for, the right to receive one share of 7.875% Series A cumulative redeemable preferred stock, par value $0.01 per share, of the surviving corporation, which will have terms that are materially the same as the terms of our Series A preferred stock. Pursuant to the terms of the merger agreement, as promptly as practicable after the merger effective time, the surviving corporation will be liquidated into Parent. In the liquidation, the shares of the surviving corporation’s Series A preferred stock will be canceled and holders of the surviving corporation’s Series A preferred stock will receive a cash distribution from the surviving corporation in accordance with the terms of the articles supplementary classifying the surviving corporation’s Series A preferred stock, which will be $25.00 per share plus any accrued and unpaid dividends. While holders of our Series A preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the merger, the merger agreement or any of the other transactions contemplated by the merger agreement at the special meeting.

Treatment of Restricted Stock and Warrants (page 48)

The merger agreement provides that immediately prior to the merger effective time, all of our outstanding restricted stock awards will become fully vested and free of any forfeiture restrictions. All outstanding shares of restricted stock are considered outstanding shares of our common stock for the purposes of the merger agreement, including the right to receive the common stock merger consideration. In addition, under certain restricted stock awards granted to our executive officers, the holders will be entitled receive an additional payment equivalent in amount to all dividend payments made on shares of our common stock since the respective award dates, in each case less applicable withholding taxes.

In connection with the mergers, all unexercised warrants to purchase shares of Highland common stock held immediately prior to the mergers will be canceled in exchange for payment to the holder of each such warrant of an amount in cash, less applicable withholding taxes, equal to the product of:

•	the aggregate number of shares of our common stock underlying such warrant immediately prior to the merger effective time, multiplied by;

•	$9.50, representing the excess of $19.50 over the $10.00 exercise price per share of our common stock subject to such warrant.

Treatment of Highland OP Units (page 48)

In connection with the partnership merger, each Highland OP Unit issued and outstanding immediately prior to the effectiveness of the partnership merger (other than units we or any of our subsidiaries own), will be converted into the right to receive $19.50 in cash, without interest and less applicable withholding taxes. This proxy statement does not constitute any solicitation of proxies or consents in respect of the partnership merger.

Interests of Our Directors, Executive Officers, and Certain Other Persons in the Mergers (page 38)

Our directors and executive officers and certain other persons may have interests in the mergers that are different from, or in addition to, yours, including the following:

•

shares of restricted stock owned by Bruce D. Wardinski, our non-executive Chairman of the Board, and executive officers will become fully vested and free of any of forfeiture restrictions immediately prior to the merger effective time and will be considered outstanding shares of our common stock for the purposes of the merger agreement, including the right to receive the common stock merger consideration, less applicable withholding taxes;

•

in connection with such vesting, under certain restricted stock awards, our executive officers will be entitled to receive an additional payment equivalent in amount to all dividend payments made on shares of our common stock since the respective award dates, in each case less applicable withholding taxes;

•

each of James L. Francis, our President and Chief Executive Officer, Douglas W. Vicari, our Executive Vice President and Chief Financial Officer, Patrick W. Campbell, our Executive Vice President and Chief Investment Officer, and Tracy M.J. Colden, our Executive Vice President, General Counsel and Secretary, will be entitled to severance benefits, comprised of (a) in the case of Mr. Francis, 36 months of salary, a bonus equal to three times the greater of the most recently paid bonus and the average of all bonuses paid to Mr. Francis in the preceding 36 months, and 36 months of life, health and disability coverage; (b) in the case of Ms. Colden and Messrs. Vicari and Campbell, 24 months of salary, a bonus equal to two times the greater of the most recently paid bonus and the average of all bonuses paid to the respective executive in the preceding 36 months, and 24 months of life, health and disability coverage; and (c) a tax gross-up payment for excise taxes incurred on the vesting of their restricted stock, receipt of dividend equivalent payments and their respective termination payments; and

•

Mr. Wardinski and Mr. W. Reeder Glass, a director, have interests in the transaction as a result of their respective positions with Barceló Crestline Corporation, or BCC. Mr. Wardinski serves as the President and Chief Executive Officer of BCC, the sponsor of our initial public offering in December 2003. BCC and its affiliates currently hold 1,250,000 shares of our common stock and 529,850 Highland OP Units, each of which will be converted into the right to receive $19.50 per share or unit at closing of the mergers. In addition, in connection with our initial public offering, we entered into a strategic alliance agreement with BCC pursuant to which, among other things, we agreed to offer BCC a right of first refusal to serve as manager of all of our hotel properties and BCC obtained the right to designate one director for election to our board; Mr. Glass serves as BCC’s designee in that capacity. BCC is currently the manager of 15 of our hotel properties. In connection with the negotiation of the merger agreement, at the request of, and following negotiations with, JER Partners, BCC and the company entered into a letter agreement whereby, effective upon the closing of the transactions contemplated by the merger agreement, the strategic alliance agreement would be terminated and amendments to the management agreements with BCC would become effective. See “The Mergers—Background of the Merger” on page 22 for more discussion of the negotiations between BCC and JER Partners.

All of our directors were fully aware of the foregoing interests of our directors and executive officers in the mergers and considered them prior to approving the mergers and the merger agreement.

No Solicitation of Transactions (page 54)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the company or our subsidiaries. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, our board of directors may respond to an unsolicited written acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to the Mergers (page 57)

Completion of the mergers depends upon the satisfaction or waiver of a number of conditions, including, among others:

•	approval of the merger by the requisite stockholder vote;

•	no action by any governmental authority that would prohibit or make illegal the consummation of the mergers;

•

our and our operating partnership’s representations and warranties being true and correct (without regard to any materiality or material adverse effect qualifications), except where the failure of such representations and warranties to be true and correct in all respects does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•

our and our operating partnership’s representations and warranties with respect to capitalization, the approval of the mergers by our board of directors and the applicability of state anti-takeover statutes being true in all material respects, and our and our operating partnership’s representation and warranty that there has not been a material adverse effect on us being true and correct;

•

the performance, in all material respects, by us and our operating partnership of our and our operating partnership’s obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with by us under the merger agreement;

•

the receipt by Parent of a certificate signed by one of our officers with respect to the truth and correctness of our and our operating partnership’s representations and warranties, the performance of our and our operating partnership’s obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement;

•

since April 24, 2007, there shall not exist and be continuing any event, occurrence, effect or circumstance that has resulted or would reasonably be expected to have, a material adverse effect on us; and

•

the receipt of a tax opinion of our counsel, Hogan & Hartson L.L.P. or other counsel reasonably acceptable to Parent, to the effect that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended, commencing with our taxable year ended December 31, 2003.

Termination of the Merger Agreement (page 58)

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the merger, as follows:

•	by mutual written consent of the parties;

•	by either Parent or us if:

•

the merger has not occurred on or before October 31, 2007, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the merger to occur on or before such date;

•

any governmental authority shall have taken any action which has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting the consummation of the merger, provided, that this right to terminate will not be available to a party unless such party shall have used its reasonable best efforts to oppose any such action or governmental order; or

•	the requisite vote of our common stockholders to approve the merger and the other transactions contemplated by the merger agreement is not obtained at the stockholders’ meeting;

•	by Parent if:

•

we are in breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by October 31, 2007, provided that none of Parent, MergerCo or Merger Partnership are in material breach of their obligations under the merger agreement;

•

our board of directors withdraws, modifies or amends its recommendation that stockholders vote to approve the merger agreement and the merger in any manner adverse to Parent, MergerCo or the Merger Partnership; or

•	our board of directors recommends or approves another acquisition proposal; or

•	by us if:

•

Parent, MergerCo or Merger Partnership are in breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by October 31, 2007, provided that we are not in material breach of our obligations under the merger agreement;

•

at any time on or after August 4, 2007, the mergers have not been consummated within 15 business days after the first date that all of the conditions to Parent’s obligations to consummate the mergers are satisfied; or

•

our board of directors approves and authorizes us to enter into a definitive agreement to implement an acquisition proposal that our board, following consultation good faith with our outside legal and financial advisors, has determined to constitute a superior proposal in accordance with the terms of the merger agreement, so long as:

•	the requisite stockholder approval has not been obtained;

•	we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals in any material respects;

•

our board of directors has determined in good faith, after consulting with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with our directors’ duties to our stockholders under applicable laws;

•	we have notified Parent in writing of our receipt of the proposal and that we intend to enter into such agreement;

•

during the four business days following the receipt by Parent of our notice, we have offered to negotiate with, and if accepted, have negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the mergers;

•

our board of directors has determined in good faith, after the end of such four business day period, after considering the results of such negotiations and any revised proposals made by Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and

•

we pay to Parent the termination fee in accordance with the merger agreement simultaneously with the termination of the merger agreement and our entry into a definitive agreement to implement the superior proposal.

Termination Fee and Expenses (page 60)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Parent a termination fee of $50 million. Parent will be required to pay to us a termination fee of $50 million if we terminate the merger agreement at any time on or after August 4, 2007 because, as of the date of termination, the mergers have not been completed within 15 business days after the first date that all of the conditions to Parent’s obligations to consummate the mergers are satisfied. In addition, Parent will be required to pay us a termination fee of $50 million if we terminate the merger agreement under certain circumstances on or after November 1, 2007 and, as of October 31, 2007, all of the conditions to Parent’s obligation to consummate the mergers were satisfied. The merger agreement also provides that if either party terminates the merger agreement because of the other party’s material breach of the merger agreement which would result in the failure of a condition being satisfied by October 31, 2007, the breaching party must reimburse the non-breaching party for its reasonable transaction expenses up to a limit of $15 million. If the merger agreement is terminated by either side because the requisite vote of our common stockholders to approve the merger and the other transactions contemplated by the merger agreement is not obtained, we will be required to reimburse Parent for its reasonable transaction expenses up to a limit of $7.5 million.

Regulatory Matters (page 40)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the merger or the partnership merger.

No Dissenters’ Rights (page 65)

We are organized as a corporation under Maryland law. Under Maryland corporate law, because shares of our common stock were listed on the New York Stock Exchange on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. Under Maryland corporate law, because the holders of our Series A preferred stock are not entitled to vote on the merger or the merger agreement, they do not have any appraisal rights or dissenters’ rights in connection with the merger.

Material United States Federal Income Tax Consequences (page 40)

The receipt of the merger consideration for each share of our stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Delisting and Deregistration of Our Common Stock and Series A Preferred Stock (page 45)

If the merger is completed, shares of our common stock and Series A preferred stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Market Price and Dividend Data (page 63)

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the ticker symbol “HIH”. On March 8, 2007, the last trading day prior to a distribution of a real estate industry-related “blast” email noting that sources indicated we were “in the midst of interviewing bankers” regarding a proposed business combination transaction, the closing price of our common stock on the New York Stock Exchange was $16.36 per share. On April 23, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the New York Stock Exchange was $18.80 per share. On •, 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $ • per share. You are encouraged to obtain current market quotations for our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed mergers. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A.

Q:	What are the proposed transactions?

A:	The proposed transaction is the acquisition of the company and its subsidiaries, including our operating partnership, by affiliates of JER Partners pursuant to the merger agreement. Once the merger and the merger agreement have been approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Highland will merge with and into MergerCo with MergerCo continuing as the surviving corporation. Immediately after the merger, Merger Partnership will be merged with and into the operating partnership with the operating partnership continuing as the surviving limited partnership. For additional information about the mergers, please review the merger agreement attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the transaction.

Q:	As a common stockholder, what will I receive in the merger?

A:	For each outstanding share of our common stock that you own immediately prior to the merger effective time, you will receive the common stock merger consideration, which is an amount equal to $19.50 in cash, without interest and less any applicable withholding taxes.

Q:	Will I receive any regular quarterly dividends with respect to the shares of common stock that I own?

A:	No. Under the merger agreement, we are not permitted to declare and pay to you prior to the merger effective time any further dividends on our common stock without the prior written consent of Parent, unless payment of a dividend is required to enable Highland to maintain its qualification as a REIT.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our common stockholders vote “FOR” the approval of the merger, the merger agreement and the related transactions.

Q:	When do you expect the mergers to be completed?

A:	We are working toward completing the mergers as quickly as possible, and we anticipate that the mergers will be completed in the third quarter of 2007. In order to complete the mergers, we must obtain the requisite stockholder approval of the merger and satisfy the other closing conditions under the merger agreement.

Q:	If the merger is completed, when can I expect to receive the common stock merger consideration for my shares of common stock?

A:	Promptly after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares of common stock for the common stock merger consideration. You should not send your share certificates to us or anyone else until you receive these instructions.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will take place on •, •, 2007 at • a.m. Eastern time, at •.

Q:	Who can vote and attend the special meeting?

A:	All of our common stockholders and Series A preferred stockholders of record as of the close of business on •, 2007, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments or postponements of the special meeting. However, only common stockholders are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. Each share of our common stock entitles you to one vote on each matter properly brought before the special meeting. The vote of our Series A preferred stockholders is not required to approve the merger or the merger agreement and is not being solicited.

Q:	What vote of common stockholders is required to approve the merger and the merger agreement?

A:	Approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Q:	How does the common stock merger consideration compare to the market price of the common stock?

A:	The cash consideration of $19.50 for each share of our common stock represents an approximate 63.5% premium over the average closing price of our common stock for the one-year period ended April 23, 2007, an approximate 19.2% premium to the closing price of our common stock on March 8, 2007, the date prior to distribution of a real estate industry-related “blast” email noting that sources indicated we were “in the midst of interviewing bankers” regarding a proposed business combination transaction involving us, an approximate 14.8% premium to the average closing price of our common stock for the three-month period ended April 20, 2007, an approximate 8.0% premium to the average closing price of our common stock for the one-month period ended April 20, 2007, and an approximate 3.7% premium to the closing price of our common stock on April 23, 2007, the last trading day before the public announcement of us entering into the merger agreement.

Q:	Do any of the company’s executive officers and directors or any other person have any interest in the merger that is different than mine?

A:	Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the consideration that our Chairman and executive officers would receive with respect to their restricted stock awards in connection with the merger. In addition, our executive officers are entitled to certain severance payments and benefits following the closing of the merger in certain circumstances. Please see “The Mergers—Interests of Our Directors, Executive Officers and Certain Other Persons in the Mergers” on page 38 for additional information about possible interests that our directors and executive officers may have in the merger that are different than yours.

Q:	How do I cast my vote?

A:	If you are a common stockholder of record on the record date, you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization.

Q:	How do I cast my vote if my shares of common stock are held of record in “street name”?

A:	If you hold your shares of common stock in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. The inability of your record holder to vote your shares, often referred to as a “broker non-vote”, will have the same effect as a vote against the approval of the merger, the merger agreement and the other transactions contemplated under the merger agreement. If your shares are held in “street name”, please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the merger, the merger agreement and the other transactions contemplated under the merger agreement.

Q:	How will proxy holders vote my shares?

A:	If you properly submit a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you submit a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Q:	What happens if I sell my shares before the special meeting?

A:	If you held your shares of common stock on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the common stock merger consideration for the common shares. The right to receive such consideration will pass to the person who owns the shares you previously owned when the merger becomes effective.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. If you own shares of our common stock as a record holder, you may revoke a previously granted proxy at any time before it is exercised by filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The receipt of the merger consideration for each share of our stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. You should read “The Mergers—Material United States Federal Income Tax Consequences” on page 40 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:	Should I send in my common stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the common stock merger consideration. You should use the letter of transmittal to exchange stock certificates for the common stock merger consideration, to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Should I send in my certificates representing shares of Series A preferred stock now?

A:	No. The preferred shares of the surviving corporation will be uncertificated and any certificates that, prior to the merger effective time, evidenced our Series A preferred stock will be treated by the surviving corporation as if such certificates evidenced the Series A preferred stock of the surviving corporation constituting the Series A preferred stock merger consideration.

Q:	What rights do I have if I oppose the merger?

A:	If you are a common stockholder of record, you can vote against the merger and the merger agreement by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card or by voting against the merger and the merger agreement in person at the special meeting. If you hold your shares in “street name,” you can vote against the merger and the merger agreement in accordance with the voting instructions provided to you by the record holder of your shares. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law because shares of our common stock are listed on the New York Stock Exchange. Please see “No Dissenters’ Rights of Appraisal” on page 65.

Q:	What will happen to shares of common stock that I currently own after completion of the merger?

A:	Following the completion of the merger, your shares will be canceled and will represent only the right to receive your portion of the common stock merger consideration. Trading in shares of our common stock on the New York Stock Exchange will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission, or SEC.

Q:	Have any stockholders already agreed to approve the merger?

A:	No. There are no agreements between Parent or other affiliates of JER Partners and any of our common stockholders in which a stockholder has agreed to vote in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Q:	Where can I find more information about the company?

A:	We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.highlandhospitality.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 66.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We will bear the cost of soliciting proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained MacKenzie Partners to assist us in the solicitation of proxies, and will pay approximately $15,000, plus reimbursement of out-of-pocket expenses, to them for their services. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the mergers, you should contact our proxy solicitation agent, MacKenzie Partners, as follows:

MacKenzie Partners, Inc.

105 Madison Avenue, 14th Floor

New York, New York 10016

Call Toll-Free: 800-322-2885

Call Collect at 212-929-5500

Email: proxy@mackenziepartners.com.

If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the mergers on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Factors which could have a material adverse effect on our operations and future prospects or the completion of the mergers include, but are not limited to:

•	the satisfaction of the conditions to consummate the mergers, including the receipt of the required stockholder approval;

•	the actual terms of certain financings that will be obtained for the mergers;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the mergers to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the mergers;

•	substantial indebtedness following the consummation of the mergers;

•	general economic conditions, as they impact the hotel and hospitality business;

•	ability to acquire additional hotel properties;

•	ability to timely complete ongoing or planned hotel renovations;

•	ability to obtain insurance at a reasonable cost;

•	ability to maintain our status as a REIT for federal and state income tax purposes;

•	ability to raise capital;

•	effect of any terrorist activity or other heightened geopolitical risks;

•	governmental actions and initiatives; and

•	environmental/safety requirements

These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE PARTIES TO THE MERGERS

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, VA 22102

(703) 336-4901

Highland Hospitality Corporation, which we refer to as “we,” “us,” “our,” “the company,” “our company” or “Highland,” is a Maryland corporation and a self-advised real estate investment trust focused primarily on investing in upscale full-service, premium limited-service, and extended-stay properties located in major convention, business, resort and airport markets in the United States. As of May 17, 2007, we owned 27 hotel properties with 8,379 rooms located in 14 states and the District of Columbia. Substantially all of our assets are held by, and all of our operations are conducted through, Highland Hospitality, L.P., our operating partnership.

Highland Hospitality, L.P.

8405 Greensboro Drive, Suite 500

McLean, VA 22102

(703) 336-4901

Highland Hospitality, L.P., which we refer to as our operating partnership, is a Delaware limited partnership through which we conduct substantially all of our business and owns, either directly or indirectly through subsidiaries, substantially all of our assets. A wholly owned subsidiary of the company, which we refer to as the GP, serves as the sole general partner of our operating partnership and, together with us, owns more than 99% of the outstanding units of limited partnership interests in our operating partnership.

Blackjack Holdings, LLC

c/o JER Partners

1650 Tysons Boulevard

McLean, VA 22102

(703) 714-8000

Blackjack Holdings, LLC, which we refer to as Parent, is a Delaware limited liability company formed in connection with the mergers by affiliates of JER Partners, the private equity investment group affiliated with J.E. Robert Company, Inc., a real estate investment management company with more than 25 years of experience in sourcing, underwriting and managing a broad spectrum of real estate equity investments and debt products in North America and Europe. JER Partners’ primary investments are in office, hospitality, retail, multi-family, healthcare-related real estate and industrial properties. Other areas of investment include commercial mortgage-backed securities and mezzanine financing.

Blackjack Merger Corporation

c/o JER Partners

1650 Tysons Boulevard

McLean, VA 22102

(703) 714-8000

Blackjack Merger Corporation, which we refer to as MergerCo, is a Maryland corporation and a wholly owned subsidiary of Parent. MergerCo was formed in connection with the mergers by Parent. Pursuant to the merger agreement, on the closing date, Highland will merge with and into MergerCo. We refer to the surviving corporation of the merger as the surviving corporation.

Blackjack Merger Partnership, L.P.

c/o JER Partners

1650 Tysons Boulevard

McLean, VA 22102

(703) 714-8000

Blackjack Merger Partnership, L.P., which we refer to as Merger Partnership, is a Delaware limited partnership. MergerCo is the general partner of Merger Partnership. Merger Partnership was formed in connection with the partnership merger. Pursuant to the merger agreement, on the closing date, Merger Partnership will merge with and into our operating partnership. We refer to the surviving partnership of the partnership merger as the surviving partnership.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies from our common stockholders by our board of directors for use at a special meeting to be held on •, 2007, at • a.m. Eastern time. The special meeting will take place at •. The purpose of the special meeting is for you to consider and vote upon a proposal to approve the merger of Highland with and into MergerCo, with MergerCo surviving the merger, the merger agreement and the other transactions contemplated by the merger agreement, and to transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting. Our common stockholders must approve the merger, the merger agreement and the other transactions contemplated by the merger agreement for the merger to occur. A copy of the merger agreement is attached as Exhibit A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

All holders of record of our common stock and our Series A preferred stock as of the close of business on the record date, which was •, 2007, are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. However, only holders of our common stock at the close of business on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. On the record date, there were • shares of our common stock outstanding.

The holders of a majority of the shares of our common stock that were outstanding as of the close of business on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and properly executed broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum. Broker non-votes result when the beneficial owners of shares of our common stock do not provide specific voting instructions to their brokers. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger or the merger agreement.

Required Vote

Completion of the merger requires the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote shares of our common stock that you own (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. Accordingly, in order for your shares of Highland common stock to be included in the vote, if you are a stockholder of record, you must either have your shares of Highland common stock voted by returning the enclosed proxy card or by submitting your proxy or voting instructions by telephone or Internet or voting in person at the special meeting. The vote of our Series A preferred stockholders is not required to approve the merger or the merger agreement and is not being solicited.

Record holders may cause their shares of common stock to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail; or

•	submit your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of Highland common stock as described above as promptly as possible. If you own shares of our common stock through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares of Highland common stock, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker who can give you directions on how to vote your shares of Highland common stock.

As of the record date, our executive officers and directors owned an aggregate of 2,153,652 shares of our common stock, entitling them to exercise approximately 3.5% of the voting power of our common stock entitled to vote at the special meeting. Our executive officers and directors have informed us that they intend to vote their shares of our common stock in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Proxies and Revocation

If you submit a proxy, your shares of Highland common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of Highland common stock will be voted “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•

by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Secretary at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102; or

•

by delivering to our Secretary a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or by Internet at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own shares of our common stock in “street name,” you may revoke or change a previously granted proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares of our common stock.

We do not expect that any matter other than the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares of our common stock in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have hired the firm of MacKenzie Partners, Inc., 105 Madison Avenue, 14th Floor, New York, New York 10016, to assist in the solicitation of proxies on behalf of our board of directors. MacKenzie Partners has agreed to perform these services for a fee of $15,000, plus certain reimbursable expenses.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement at the special meeting of stockholders. Any adjournments or postponements may be made without notice, other than by an announcement at the special meeting, by approval of the holders of a majority in voting power of shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by us will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGERS

General Description of the Mergers

Under the terms of the merger agreement, affiliates of JER Partners will acquire us and our subsidiaries, including our operating partnership, through their ownership of Parent, the merger of us with and into MergerCo, and the merger of the Merger Partnership with and into the operating partnership. Under the merger agreement, we will merge with and into MergerCo with MergerCo continuing as the surviving corporation, and the Merger Partnership will merge with and into the operating partnership, with the operating partnership continuing as the surviving limited partnership.

We and the GP, as the general partner of the operating partnership, have already taken all actions necessary to approve the partnership merger and no further approvals of any of the partners of the operating partnership are required to complete the partnership merger. This proxy statement does not constitute any solicitation of consents in respect of the partnership merger, and does not constitute an offer to exchange or convert units of limited partnership interest in the operating partnership that you may own for or into units in the surviving partnership.

Background of the Merger

Since our inception in 2003, our board of directors and senior management regularly have reviewed our strategic plan, which is focused on increasing total returns to our stockholders. We have sought to execute this plan by investing in and maintaining a diversified hotel portfolio by brand, management company, and product mix.

•

We believe that a portfolio diversified by brand both mitigates risk in the event that a certain brand becomes out of favor and also provides us leverage in negotiating hotel management and license agreements. Additionally, we believe that diverse brand relationships create value opportunities and pipeline potential through referrals of acquisition opportunities from the brand management and franchise management teams.

•

We believe that employing and retaining a diverse mix of quality management companies provides us with the ability to drive value with our preferred manager (Crestline Hotels & Resorts, Inc.) and other third party management companies. Diversification in our management companies allows us to diversify the risk of strategic or management direction changes in a certain management company and allows us to compare revenue and operating metrics, cost control initiatives, and other benchmarking strategies.

•

Finally, we believe that a broad range of product types, including both full-service and limited-service hotels, along with corporate, convention and resort hotels, and urban locations, is necessary to avoid a concentrated risk in any particular product type.

As a relatively young company, the most critical component of our business strategy has been expansion through acquisitions. Our hotel portfolio has grown from seven properties, which we acquired using the net proceeds from our initial public offering in 2003, to 27 properties containing 8,379 rooms as of the date of this proxy statement. In describing the risks related to our business, we have consistently emphasized that we may not be successful in completing acquisitions that are consistent with our strategy of investing in the hotel assets—upscale full-service, premium limited-service and extended-stay hotels located in major convention, business, resort and airport markets—that we believe offer the best opportunity for risk-adjusted returns. Within our target sectors, we have sought to acquire hotel properties that have superior locations within their respective markets, are in markets with high barriers-to-entry, are market leaders or are new, or relatively new, properties that are well maintained. We also have considered investments in hotel properties that possess sound operating fundamentals but are underperforming in their respective markets and would benefit from renovation, re-branding or a change in management.

One particular challenge for us has been the knowledge that future acquisitions may reduce our profitability as acquisition prices for hotels continue to rise, thereby impairing our ability to successfully execute our strategic plan. Competition for acquisitions has grown dramatically over the last two years as the lodging industry has continued to recover from the effects of the September 2001 terrorist attacks. The amount of investment capital among institutional pension funds, private equity investors, other REITs, owner-operators of hotels, franchise-owned hotels and others who are engaged in the acquisition of hotels has increased in recent years and, in combination with changing real estate supply/demand dynamics, has increased prices for our targeted hotels. In addition, we believe that as the lodging industry continues to improve, the number of entities competing for suitable hotels will continue to increase, further increasing the prices we would be required to pay to acquire them.

In addition to these considerations, our board and senior management have carefully monitored the increasing activity in the broader REIT sector over the last 18 months and viewed the increase in acquisition activity as potentially indicative of market conditions that could support attractive valuations for REITs, including hotel-owning REITs. Management was encouraged by these trends, as they believed that Highland’s stock, which closed at $11.00 per share on January 3, 2006, was undervalued.

The company’s stock price increased over the first eight months of 2006, closing at $13.77 on August 31, 2006. Nevertheless, senior management still believed that the stock was undervalued. At the same time, senior management was becoming increasingly concerned about the viability of its strategic plan in light of competition for attractive properties.

Commencing in September 2006, Douglas W. Vicari, our Executive Vice President and Chief Financial Officer, engaged in a series of discussions with representatives of the investment banking division of Merrill Lynch regarding potential strategic alternatives, including joint venture initiatives, asset sales, mergers and other business combinations or similar transactions. In connection with these discussions, Merrill Lynch helped senior management assess the value of the company. Mr. Vicari worked with Merrill Lynch on this endeavor through mid-November 2006. Mr. Vicari shared the resulting valuation materials with James L. Francis, our President and Chief Executive Officer, and, in late November 2006, representatives of Merrill Lynch met with Messrs. Francis and Vicari to review them in detail.

Also, in late November 2006, Merrill Lynch arranged an introductory meeting between members of senior management and representatives of a private equity firm focused on investments in the lodging sector regarding a potential joint venture. Senior management viewed such a joint venture as a potential alternative source of capital in connection with the company’s strategy to increase its acquisition activities and establish a platform for future external growth. We did not provide any confidential information to the private equity firm, nor did it appear that such firm had conducted significant due diligence with respect to the company. During that meeting, it became evident that, due to each party’s existing strategic relationships with separate management companies, it was unlikely they would be able to reach agreement on a joint venture.

During December 2006, senior management continued informal discussions with Merrill Lynch to develop more sophisticated financial analyses to determine the potential value that potential bidders might ascribe to Highland. Work on these analyses continued into early 2007. Highland’s common stock closed at $14.25 on December 29, 2006, the last trading day of the year.

In early January 2007 Messrs. Francis and Vicari met on separate occasions with representatives of Bear, Stearns & Co. Inc. and another internationally recognized investment banking firm to obtain their views of potential strategic alternatives that might be available to the company. Messrs. Francis and Vicari also discussed with each firm their recent experiences advising companies in connection with sales to private equity bidders, as well as each firm’s degree of interest in a financial advisory role for the company should it require assistance in that regard.

In mid-January 2007, senior management met with members of the global principal investments division of Merrill Lynch regarding a possible sale of the company to, or other strategic transaction with, that division. After the initial contact, representatives of the Merrill Lynch division held preliminary discussions regarding a potential transaction with members of our senior management. During these discussions, senior management of the company suggested that the target price for a sale of the company would be in the $20.00 per share range. The Merrill Lynch global principal investments representatives indicated that they could not support an offer at a price in the $20.00 per share range, and they declined to continue further discussions relating to a potential purchase of the company.

In late January 2007, senior management authorized Merrill Lynch to informally contact three private equity funds focused on real estate investments, which we refer to as Companies A, B and C, that Merrill Lynch indicated may have an interest in pursuing a potential transaction with Highland. These parties were chosen by Merrill Lynch principally based on the firm’s estimation of their likely interest in pursuing a potential business combination or strategic transaction with Highland as well as their ability to offer the highest possible price to our stockholders. We negotiated and entered into confidentiality agreements with each of these parties. Preliminary meetings were held with each fund in early February. Highland’s common stock closed at $16.20 on February 6, 2007.

On February 7, 2007 the board held its annual meeting to review and discuss the company’s strategic plan with senior management. In addition to a thorough discussion of the company’s strategic plan, Messrs. Francis and Vicari discussed with the board the efforts undertaken to explore the potential value of the company and various strategic alternatives. The board then engaged in an extensive discussion of potential strategic alternatives, including a possible sale of the company. Messrs. Wardinski and Francis advised the board members that it was their view that, in order to best determine whether consummating a transaction at a favorable price was possible, it was prudent to undertake a more formal process to solicit interest. Messrs. Wardinski and Francis also presented their view that, given the increasing activity in the REIT sector during that time and the continuing level of competition for hotel properties, the company would benefit from the formal engagement of financial advisors, and recommended that Merrill Lynch and Bear Stearns each be retained in that capacity at the appropriate time. It was the sense of the board that senior management should proceed down this path to obtain further information regarding the value of the company and its assets in connection with a possible sale of the company.

Following the February 7 board meeting, in anticipation of conducting a more expansive process, senior management authorized the company’s outside counsel, Hogan & Hartson LLP, to prepare a draft of a definitive agreement providing for a sale of the company. During this period, senior management continued to work with Merrill Lynch and Bear Stearns regarding the financial modeling of the company and also prepared, with assistance from Merrill Lynch and Bear Stearns, a confidential information memorandum regarding the company, its assets, liabilities, financial condition and prospects. This memorandum was sent to Companies A, B and C on February 23, 2007. Merrill Lynch and Bear Stearns also worked with senior management to assemble a list of prospective financial and strategic bidders most likely to be interested in an acquisition of Highland and to have the ability to offer the highest possible value to our stockholders. At management’s direction, a total of 23 prospective financial and strategic bidders, including JER Partners and Companies A, B and C, were contacted by Merrill Lynch and Bear Stearns to determine their interest in a potential transaction with Highland. Of those, 20 companies, including JER Partners and Companies A, B and C, signed confidentiality agreements.

On February 27, 2007, at a regularly scheduled meeting, the board again reviewed with senior management the possibility of a strategic transaction. At that meeting, Mr. Francis identified the 23 companies that had been contacted and gave a general overview of a two-phase process that had been previously discussed by senior management with Merrill Lynch and Bear Stearns. Phase one was to involve limited business and legal due diligence on Highland by the prospective buyers and their counsel, through dissemination of the confidential information memorandum and access to an electronic data room prepared by the company. Mr. Francis noted that the intention was to request interested bidders to submit preliminary indications of interest to acquire the company by March 21, 2007. For bidders who provided preliminary indications of interest acceptable to the board, it was contemplated that phase two of the process would involve additional diligence, including management presentations, and the opportunity to provide a mark-up of a draft merger agreement. In response to questions from board members as to the value of the company, Mr. Francis informed the board that in his estimation the board should give serious consideration to any offer in excess of $19.00 per share, and that an offer of $19.50 or more per share would be particularly compelling.

A representative of Bear Stearns then joined the meeting and gave a presentation to the board which included a review of the real estate and lodging environment, discussion of the current state of the capital markets in general and the REIT market in particular, our prospects as a stand-alone company, REIT valuation trends and the general merger market outlook, including a discussion of other recent transactions involving publicly traded REITs, valuation considerations, process overview and a review of Bear Stearns’ and Merrill Lynch’s qualifications. Following extensive discussion of these presentations, the Highland independent directors convened an executive session. Based upon these discussions and upon reconvening the meeting with the full board, our directors scheduled further meetings to be held March 12 and March 23. While it was the sense of the board that senior management should move forward with the two-phase process, the board requested that senior management prepare materials regarding, and be prepared to discuss at the board meeting on March 12, the company’s potential valuation and ability to compete in the lodging sector on a stand-alone basis.

Promptly following the February 27 board meeting, representatives of Merrill Lynch and Bear Stearns distributed the confidential information memorandum and a letter explaining the phase one process to the 17 additional potential financial and strategic bidders that had executed confidentiality agreements. Each of these potential bidders, including JER Partners and Companies A, B and C, obtained access to an electronic data room containing due diligence information. All of the bidders were requested to prepare their initial indications of interest and deliver them to Merrill Lynch and Bear Stearns no later than March 21, 2007.

Between March 2, 2007 and March 21, 2007, numerous discussions were held among representatives of Merrill Lynch and Bear Stearns, members of our senior management and various potential bidders.

At the special meeting of the board held on March 12, 2007, Mr. Francis updated members of our board of directors on the status of the exploratory sale process and summarized the various conversations with certain of the potential bidders. In addition, Mr. Francis and Tracy M.J. Colden, our Executive Vice President and General Counsel, reviewed and discussed with the board the memoranda prepared by Hogan & Hartson and previously distributed to the board regarding the fiduciary duties of directors when considering a strategic business combination or acquisition proposal. Following discussion, Messrs. Francis and Vicari reviewed valuation materials prepared with the assistance of Merrill Lynch which had been previously distributed to the board. Mr. Vicari gave an overview of the valuation methodologies, after which the board and Messrs. Francis and Vicari reviewed and discussed each valuation methodology. Messrs. Francis and Vicari also reviewed and discussed the company’s prospects as a stand-alone enterprise and provided current and historical information with respect to select lodging REITs. In response to questions from other board members, Mr. Francis reiterated that he felt the board should give careful consideration to any offers in excess of $19.00 per share and that a price of $19.50 per share or above would be a compelling offer. A full discussion ensued.

Following these discussions, senior management negotiated and executed formal engagement letters with each of Merrill Lynch and Bear Stearns to serve as co-advisors for a potential transaction.

On March 21, 2007, we received written preliminary indications of interest from eight bidders, including JER Partners, Company A, and six other private real estate investment funds. All of the bids were for the acquisition of all of the outstanding shares of our common stock in an all-cash transaction. Four bidders, including Company A, submitted indications of interest at a price of $20.00 per share of common stock. A fifth bid indicated a range of $19.00 to $20.00 per share, a sixth bid was for $18.25 per share, and a seventh bid indicated a range of $18.00 to $18.50 per share. JER Partners submitted an indication of interest at a price of $18.65 per share. All indications of interest were subject to various conditions, including completion of confirmatory due diligence.

Between the evening of March 21, 2007 and March 23, 2007, at the request of senior management, representatives of Bear Stearns engaged in further discussions with principals at JER Partners with a view to obtaining an increased bid. Based on these discussions, on the morning of March 23, 2007, JER Partners increased its bid, indicating a revised range of $19.00 to $19.25 per share.

On March 23, 2007, our board convened a special meeting to discuss the proposals. Senior management and representatives of Merrill Lynch, Bear Stearns and Hogan & Hartson also participated in this meeting. Representatives of Merrill Lynch and Bear Stearns reviewed the key terms of the preliminary proposals and provided the directors with background information related to each of the bidders, their stated financing plans, and, if known, their stated financing sources. Representatives of Merrill Lynch and Bear Stearns also summarized events leading up to the receipt of the proposals, as well as discussions that Merrill Lynch and Bear Stearns had with the bidders up to that date. Representatives of Merrill Lynch and Bear Stearns also updated the board with respect to the amount of due diligence that each of the bidders had performed and the proposed process for inviting bidders whose initial proposals were sufficiently attractive to provide best and final bids. Representatives of Merrill Lynch and Bear Stearns also discussed the prospective bidders who declined to submit bids and their reasons for doing so. The board discussed the key terms of the proposals, including price, execution risk and other potential factors and events that could affect the likelihood of completing a transaction. After discussion, our board of directors determined that the proposals of Company A and the other bidders that offered preliminary indications of $20.00 per share, which we refer to as Companies D, E and F, were sufficiently attractive to warrant those bidders being invited to submit second round bids. In addition, the board directed senior management to speak with JER Partners to clarify the terms of their amended proposal and to address some of JER’s questions regarding the company’s financial performance and capital requirements. The board also approved the inclusion of both JER Partners and one other bidder, which we refer to as Company G, only if either of their bids was amended to reflect an indicative price of no less than $20.00 per share.

Also at the March 23, 2007 board meeting, the timing for phase two of the sale process was discussed. Representatives of Merrill Lynch and Bear Stearns informed the board that during this phase, each selected bidder would have an opportunity to meet with management and review additional due diligence items. In addition, each bidder would be asked to provide a mark-up of the definitive agreement providing for the sale of the company, which we refer to as the merger agreement. It was proposed that mark-ups would be requested to be delivered on April 9, 2007, financing commitment letters would be requested to be delivered by April 12, 2007 and “best and final” offers would be requested to be delivered on April 16, 2007. In addition, Hogan & Hartson discussed with the board the process underlying the preparation of the merger agreement, noting that senior management had reviewed and commented on the draft and that a copy had been sent to Merrill Lynch and Bear Stearns for their review, and outlined the key terms contained in the draft, including the terms that permitted the board to consider competing offers, should any emerge after a transaction was announced. Hogan & Hartson also elaborated on the board’s fiduciary duties in response to questions directed from various board members.

Later that day, representatives of Merrill Lynch and Bear Stearns informed two bidders that their initial indications were not sufficiently attractive to warrant being invited to submit final proposals. They also informed Companies A, D, E and F that they would be invited to continue in the process, instructing each party to submit comments to the merger agreement that would be distributed on April 2, 2007 on or before April 9, 2007 and to submit final, fully financed proposals by April 16, 2007. Representatives of Bear Stearns and Merrill Lynch also informed JER Partners and Company G, respectively, that they would be invited to submit final proposals if they were willing to raise their initial bids to at least $20.00 per share. JER Partners agreed to consider increasing its bid to $20.00 per share, subject to its completion of further diligence, but Company G declined to raise its initial bid. As a result, we did not have subsequent substantive conversations with Company G. Also during these conversations, representatives of Merrill Lynch and Bear Stearns invited the phase two participants to attend meetings with the company’s management team. These meetings were held with all of the participants between March 27, 2007 and March 29, 2007 at the offices of our financial advisors in New York City.

Beginning on March 23, 2007, members of our senior management and representatives of Merrill Lynch and Bear Stearns held various meetings and teleconferences with representatives of JER Partners, Company D, Company E and Company F and their respective advisors to discuss a potential transaction, including financing, due diligence and structural matters. During this period, senior management also discussed with the board members the potential need to engage a third financial advisor to provide a fairness opinion in connection with any strategic transaction, as senior management, following discussions and consultation with representatives of Hogan & Hartson, felt that it would be prudent to obtain a fairness opinion from a third investment bank in a scenario where affiliates of both Merrill Lynch and Bear Stearns might have a role in the financing of any transaction involving the company. Senior management accepted responsibility for identifying potential investment banking firms interested in providing a fairness opinion, should the need arise. The company requested, and Merrill Lynch and Bear Stearns agreed, that if both firms were providing financing to the acquirer and if the company determined that it was prudent to retain a third investment bank to render a fairness opinion in connection with the transaction, that the M&A advisory fees to be paid to Merrill Lynch and Bear Stearns would be reduced in the aggregate by the amount of the fees paid to such third investment bank.

On March 27, 2007, our board of directors held a telephonic meeting with members of senior management. At this meeting, certain costs related to the proposed transaction were discussed, including costs associated with change in control and severance payments under existing agreements with our senior management. These matters are described in the section of this proxy statement captioned “Interests of Certain Persons in the Merger.” Members of our senior management made a presentation to the board with respect to these costs, noting that these costs had been disclosed in the electronic data room and were available to all of the potential bidders. The board and senior management then discussed, and the board approved, a Change in Control Separation Pay Plan, under which all of our employees, excluding our executive officers, would be entitled to severance payments under certain circumstances if they are terminated within one year following the consummation of a sale of the company. The board viewed this plan and the benefits afforded to the company’s employees under it as an important aspect of the potential transaction to ensure that employees would be motivated to stay with the company and facilitate completion of the transaction.

On April 10, 2007, legal advisors for JER Partners submitted a detailed mark-up to the merger agreement. Representatives of Hogan & Hartson and Pillsbury Winthrop Shaw Pittman LLP, the legal advisor to Highland on employee benefit matters, reviewed and discussed the JER Partners mark-up of the merger agreement with senior management and representatives of Merrill Lynch and Bear Stearns. On April 13, 2007, representatives of Hogan & Hartson sent a memorandum highlighting a limited number of business and legal issues raised by the JER Partners mark-up to JER Partners’ counsel, and encouraged JER Partners to consider these items in forming its best and final proposal. Also on April 13, 2007, JER Partners sent a draft commitment letter from Wachovia Bank relating to debt financing for the proposed acquisition of the company. At this time and through April 24, 2007, no other bidder submitted a detailed mark-up of the merger agreement or provided the company or its legal or financial advisors with a copy of its proposed debt financing commitment.

On April 16, 2007, representatives of Bear Stearns informed senior management that, based on their discussions with JER Partners, it appeared that JER Partners would submit a bid of $19.00 per share of company common stock. Also that day, representatives of Merrill Lynch indicated that they had been informed that Company D was continuing to work toward submission of a bid at $19.75 per share but was not yet ready to submit a formal proposal. Representatives of Merrill Lynch and Bear Stearns indicated that no other phase two bids, including from the other bidders that had provided preliminary indications of interest, were likely to be submitted at or near these same levels.

On April 17, 2007, the board held a telephonic meeting to review, among other things, the status of the process. Members of senior management and representatives of Hogan & Hartson participated in this conference call. Messrs. Francis and Vicari reported the results of phase two of the process, focusing on the status of negotiations with JER Partners, including financing considerations and JER Partners’ ability to consummate an acquisition. Further, it was noted by senior management and Hogan & Hartson that JER Partners’ mark-up of the merger agreement raised few significant business and legal issues. In addition, the board discussed the expected response from Company D as well as the reasons offered by Companies A, E and F for declining to submit a phase two bid.

On April 19, 2007, Company D submitted to Merrill Lynch and Bear Stearns a letter agreement pursuant to which Company D offered to acquire Highland for $19.75 per share using equity capital from funds controlled by Company D. Company D’s letter agreement requested that the Company terminate all existing discussions and negotiations with other parties and negotiate exclusively with Company D for a period of two weeks and thereafter, so long as Company D continued to negotiate in good faith, for up to 60 days from the company’s receipt of the letter agreement. The letter agreement was preliminary in nature, with limited detail regarding a proposed transaction structure. As a result, after discussion with representatives of Merrill Lynch, Bear Stearns and Hogan & Hartson and in light of the ongoing discussions with JER Partners, which was the only bidder in the process that had submitted a detailed mark-up of the merger agreement and a proposed debt commitment letter, senior management instructed representatives of Merrill Lynch to report to Company D that Highland was not in a position to agree to any exclusivity provision. Merrill Lynch also informed Company D that the company was unlikely to pursue a transaction between the two parties without a more detailed proposal, including a mark-up of the form of merger agreement provided on April 2, 2007.

Company D responded to Merrill Lynch that it might be willing to shorten the period requested for exclusivity but would not be willing, unless Highland agreed to reimburse it for expenses up to $2 million in the event a transaction were entered into between Highland and another bidder, to devote the internal resources and incur the outside legal expenses necessary to review and comment on the form of merger agreement. Senior management instructed Merrill Lynch to have further discussions with Company D to encourage them to engage fully in the sale process and to provide evidence of their financing and a mark-up of the form of merger agreement. Given the state of discussions with Company D, senior management authorized Hogan & Hartson to begin negotiating a definitive merger agreement with legal advisors for JER Partners.

Also on April 19, 2007, Mr. Francis and Patrick W. Campbell, Executive Vice President and Chief Investment Officer, met with representatives of JER Partners at the office of JER Partners in McLean, Virginia. During that meeting, Messrs. Francis and Campbell provided JER Partners with detailed information regarding the company’s hotel portfolio, its business strategy and growth prospects, and responded to questions posed by representatives of JER Partners. At the conclusion of that meeting, representatives of JER Partners indicated to Mr. Francis that, based on the information presented by Messrs. Francis and Campbell, JER Partners expected that it would be in a position to increase their bid from $19.00 to $19.50, subject to favorable resolution of the discussions between JER Partners and representatives of Barceló Crestline Corporation, or BCC, regarding the terms of our strategic alliance agreement with BCC and the management agreements by which BCC’s subsidiary, Crestline Hotels & Resorts, Inc., manages 16 company properties.

Between Friday, April 20, 2007 and Sunday, April 22, 2007, the parties and their representatives negotiated the terms of the merger agreement, as well as the terms of the ancillary documents, including the debt commitment letter from Wachovia Bank, a limited guaranty to be executed by an affiliate of JER Partners and an equity commitment letter to be executed by another affiliate of JER Partners in connection with the transaction.

On the afternoon of April 20, 2007, Mr. Wardinski, our Chairman and also the Chief Executive Officer of BCC, met with Ms. Cia Buckley, Mr. Alex P. Gilbert and Mr. Devin Chen, principals of JER Partners, at the office of JER Partners in McLean, Virginia to discuss the issues raised by JER Partners relating to the strategic alliance agreement and the management agreements. Discussions between BCC and JER Partners continued over the weekend of April 21-22.

On the afternoon of April 22, 2007, legal advisors to JER Partners transmitted a package of materials reflecting the current state of the JER Partners proposal. Included with these materials was an offer letter proposing a price of $19.50 per share, with a condition that the company not pay dividends on its common stock pending completion of the transaction unless required to maintain its qualification as a REIT. The JER Partners offer letter indicated that it would expire at 9:00 am on April 24, 2007 if not accepted by that time. In addition, the materials included JER Partners’ then-current drafts of the merger agreement and related documents. Our senior management, financial and legal advisors continued to negotiate with JER Partners and its legal representatives.

In the evening of April 22, 2007, our board of directors held another telephonic meeting. Senior management and representatives of Hogan & Hartson participated in this meeting. Mr. Francis summarized the status of negotiations with JER Partners. Mr. Vicari then provided a detailed overview of the key business terms of the draft merger agreement, including the $19.50 per share price and the proposed restriction on the company’s payment of dividends on its common stock prior to closing. Mr. Vicari described the April 19, 2007 letter from Company D and reported that, despite repeated attempts to encourage Company D to provide a mark-up of the merger agreement, Company D had continued to decline to do so. Instead, Company D continued to insist that negotiations between the company and other bidders cease, and the company agree to negotiate with Company D on an exclusive basis, which the company still was not in a position to do. Given this stance, it appeared to senior management that Company D was not a viable bidder. Extensive discussion was held regarding Company D’s negotiating posture and various issues related to Company D’s proposed process and informal bid. Following this discussion senior management and the board concluded that pursuing a transaction with Company D would be time consuming and uncertain, both as to whether a transaction could be entered into or completed and, if so, the price at which it could be completed. Discussions were also held as to the indicated expiration of the JER Partners proposal and the possibility that JER Partners would not be willing to leave open its offer while Highland negotiated with Company D. In addition, discussion was held regarding the company’s future prospects as a stand-alone company and the challenges it faced if it were to continue to operate as a public company. Mr. Francis noted that, among other things, an increasingly competitive acquisition environment coupled with the company’s challenges in obtaining alternative sources of capital had made it extremely difficult for the company to pursue accretive acquisitions. After discussion among the board members, the board authorized senior management to continue to negotiate with JER Partners and to discontinue discussions with Company D.

On April 23, 2007, the parties continued to negotiate the terms of the merger agreement. In addition, Mr. Wardinski met again with Mr. Gilbert at the office of BCC in McLean, Virginia. During this meeting, BCC and JER Partners reached agreement that, effective upon closing of a transaction, the strategic alliance agreement would be terminated and amendments to various provisions of the management agreements between Highland subsidiaries and Crestline Hotels & Resorts that would enhance the ability of JER Partners to obtain debt financing would be effected.

By the early morning of April 24, 2007, the parties had resolved the outstanding issues related to the terms of the transaction, including, among other things, the $19.50 per share cash consideration and the restriction on the company’s payment of dividends on its common stock prior to closing. Our board of directors convened a telephonic meeting at 7 a.m. Eastern time on April 24, 2007 to discuss and consider the final JER Partners proposal. To facilitate these discussions, on April 23, 2007, the board was provided with a copy of the merger agreement, along with a summary of the merger agreement prepared by Hogan & Hartson and other materials relating to the financial analysis prepared by Merrill Lynch. Representatives from Merrill Lynch and Bear Stearns, Hogan & Hartson and members of our senior management participated in the April 24, 2007 meeting. At the meeting, representatives of Hogan & Hartson discussed the details of the merger agreement, financing terms and the limited guaranty included as an exhibit to the merger agreement. Representatives of Merrill Lynch reviewed the financial aspects of that bid and of the merger generally.

Merrill Lynch then rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors to the effect that, as of April 24, 2007 and based upon the assumptions made, matters considered and limits of review set forth in such written opinion, the cash merger consideration of $19.50 per share to be received by holders of such shares pursuant to the merger is fair from a financial point of view to such holders. A representative of Bear Stearns noted that, while it had reviewed the materials provided to the board by Merrill Lynch in support of its opinion, because an affiliate of Bear Stearns expected to participate as part of the syndicate of lenders led by Wachovia Bank providing debt financing to JER Partners, it had not been asked to provide, and was not providing, a fairness opinion. Merrill Lynch is not involved in these debt financing activities.

Mr. Wardinski then summarized for the board the agreement between BCC and JER Partners regarding the strategic alliance agreement and the amendments to the company’s existing management agreements with Crestline Hotels & Resorts that, in each case, were to become effective only upon closing of a transaction with JER Partners. These matters were discussed and, in accordance with company policy, approved by the company’s independent directors.

Ms. Colden then briefed the board on technical amendments that were proposed to be made to the company’s employment agreements with its executive officers. The purpose of the amendments was to clarify and confirm the administrative processes and procedures by which, if the Internal Revenue Service or other taxing authority were to make a claim relating to the excise tax or income tax gross-ups afforded to the executives under the agreements, the company and the executive would proceed, as well as to confirm that the company would indemnify the executives for their reasonable out-of-pocket costs and expenses in defending or responding to any such claim. Following discussion, the amendments to each executive officer’s employment contract were approved by the board.

After further discussion of the proposed transaction with JER Partners, our board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable, fair to and in the best interests of Highland and its stockholders. The principal factors considered by Highland’s board of directors are described in greater detail under the heading “Reasons for the Merger.” Immediately following the telephonic meeting, on April 24, 2007, the parties executed the merger agreement and issued a press release announcing the proposed merger.

Reasons for the Merger

In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the merger, the merger agreement and other transactions contemplated by the merger agreement to our common stockholders, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors. These factors included the following material factors which our board of directors viewed as supporting its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement to our common stockholders:

•

the current and historical market prices of shares of our common stock and the fact that the cash consideration of $19.50 for each share of our common stock represents an approximate 63.5% premium over the average closing price of our common stock for the one-year period ended April 23, 2007, an approximate 19.2% premium to the closing price of our common stock on March 8, 2007, the date prior to distribution of a real estate industry-related “blast” email noting that sources indicated we were “in the midst of interviewing bankers” regarding a proposed business combination transaction involving us, an approximate 14.8% premium to the average closing price of our common stock for the three-month period ended April 20, 2007, an approximate 8.0% premium to the average closing price of our common stock for the one-month period ended April 20, 2007, and an approximate 3.7% premium to the closing price of our common stock on April 23, 2007, the last trading day before the public announcement of us entering into the merger agreement;

•

the merger provides a superior alternative to our stockholders than pursuing our strategic plan on a stand-alone basis due to the risks and uncertainties associated with the execution of our strategic plan, including the increasing cost of acquisitions;

•

favorable conditions for sale transactions in the real estate markets generally and the lodging sector specifically, including historically high prices and corresponding low capitalization rates for real estate assets, the relatively low interest rate environment and the number of large portfolio acquisitions and public real estate mergers announced in recent years;

•

the high probability that the merger would be completed based on, among other things, the proven ability of JER Partners to complete large acquisition transactions on agreed upon terms, its extensive experience in the real estate industry, the lack of a financing condition, and the $50 million guarantee provided by an affiliate of JER Partners;

•

the fact that, under the merger agreement, we may, if not then in material breach of our obligations, terminate the agreement if, at any time on or after August 4, 2007, the mergers have not been completed within 15 business days after the first date that all of the conditions to Parent’s obligations to consummate the mergers are satisfied, and seek a $50 million termination fee from Parent;

•	the fact that the merger represents the transaction that provided the most favorable combination of value to our stockholders and certainty of closure (see “—Background of the Merger” on page 22);

•

the terms and conditions of the merger agreement, which were reviewed by our board of directors with our financial and legal advisors and the fact that such terms were the product of arm’s-length negotiations between the parties;

•

the financial analysis of Merrill Lynch and its oral opinion, which opinion was subsequently confirmed in writing, to our board of directors to the effect that, as of April 24, 2007, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the cash merger consideration of $19.50 per share to be received by the holders of our common stock pursuant to the merger is fair, from a financial point of view to the holders of such shares, other than Parent and its affiliates (see “—Opinion of Our Financial Advisor” on page 32);

•

our ability, under the merger agreement, in certain circumstances, to enter into an alternative transaction in connection with an unsolicited, superior acquisition proposal, upon payment of a $50 million termination fee;

•	the fact that the all cash merger consideration will provide our common stockholders with immediate fair value, in cash, for their investment in our stock; and

•	the merger is subject to the approval of our common stockholders.

Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

•

the merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, future earnings growth, future appreciation of the value of our common stock or future dividends that could be expected if our strategic plan were successfully executed;

•	our inability under the merger agreement to pay dividends on our common stock pending completion of the merger unless required to maintain our status as a REIT;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger and related disruptions to the operation of our business;

•

the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	failure to complete the merger may cause substantial harm to relationships with our employees and may divert management and employee attention away from the day to day operation of our business;

•

our inability to solicit competing acquisition proposals and the possibility that the $50 million termination fee payable by us upon the termination of the merger agreement could discourage other potential bidders from making a competing bid to acquire us;

•	the fact that an all cash merger would be taxable to our stockholders for U.S. federal income tax purposes;

•

our inability to take action to cause specific performance or require JER Partners to complete the mergers, and our exclusive remedy for such failure to complete the mergers being to seek payment from Parent and the provider of the limited guarantee of the $50 million termination fee; and

•

some of our directors and executive officers may have interests in the mergers that are different from Highland stockholders (see “—Interests of Our Directors, Executive Officers and Certain Other Persons in the Mergers” on page 38).

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In the event the merger is not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced stockholder value.

Recommendation of Our Board of Directors

After careful consideration, our board of directors, by unanimous vote, has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Highland and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Opinion of Our Financial Advisor

On April 24, 2007, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in writing, to our board of directors to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the cash merger consideration of $19.50 per share to be received by the holders of such shares pursuant to the merger is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates.

The full text of the written opinion of Merrill Lynch, dated as of April 24, 2007, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Exhibit B to this proxy statement. The summary of Merrill Lynch’s opinion below is qualified by reference to the full text of the opinion, and you are encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of our board of directors, does not address the merits of the underlying decision by the company to engage in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger or any matter related thereto.

Merrill Lynch was not asked to address, nor does its opinion address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the company, other than the holders of common shares.

In arriving at its opinion, Merrill Lynch, among other things:

(1) reviewed certain publicly available business and financial information relating to the company that it deemed to be relevant;

(2) reviewed certain information, including financial projections, relating to the business, earnings, cash flow, assets, liabilities and prospects of the company furnished to Merrill Lynch by the company;

(3) conducted discussions with members of senior management and representatives of the company concerning the matters described in clauses 1 and 2 above;

(4) reviewed the market prices and valuation multiples for the common shares and compared them with those of certain publicly traded companies that it deemed to be relevant;

(5) reviewed the results of operations of the company and compared them with those of certain publicly traded companies that it deemed to be relevant;

(6) compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant;

(7) participated in certain discussions and negotiations among representatives of the company and Parent and their financial and legal advisors;

(8) reviewed a draft dated April 24, 2007 of the merger agreement; and

(9) reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the company and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of the company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the company. With respect to the financial projection information furnished to or discussed with Merrill Lynch by the company, Merrill Lynch assumed that it was reasonably prepared and reflected the best currently available estimates and judgment of our management as to the expected future financial performance of the company. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. The capitalization data relating to the company that we provided Merrill Lynch was as of April 20, 2007.

The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to our board of directors in connection with Merrill Lynch’s opinion. The following summary, however, does not purport to be a complete description of its presentation or the financial analyses performed by Merrill Lynch, nor does the order of the analyses described represent relative importance or weight given to those analyses by Merrill Lynch. Except as otherwise noted, any quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 20, 2007, and is not necessarily indicative of current market conditions.

52—Week Trading Analysis

Merrill Lynch compared the merger consideration of $19.50 per share in cash to be received by each holder of our common shares to the publicly available historical trading prices for our common shares, as reported by FactSet, over the 52-week period ended April 20, 2007. The low closing price was $11.87 per share and the high closing price was $19.04 per share.

Comparable Companies Analysis

Using publicly available information, Merrill Lynch reviewed, analyzed and compared certain financial information, ratios and public market multiples for the following publicly traded lodging REITs:

•	LaSalle Hotel Properties

•	Sunstone Hotel Investors, Inc.

•	DiamondRock Hospitality Trust

•	FelCor Lodging Trust

•	Strategic Hotels & Resorts Inc.

Although none of the selected companies is directly comparable to us, the companies were selected because they are publicly traded companies with operations that Merrill Lynch considered similar to our operations for purposes of the analysis. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of our common shares.

The multiples and ratios for the company and each of the selected companies were calculated using their respective closing prices on April 20, 2007, and were derived using the most recent publicly available information, Wall Street research and FirstCall consensus reports.

Merrill Lynch calculated illustrative implied prices of our common shares by multiplying management’s estimated funds from operations (“FFO”) per common share for the year 2007 by a range of multiples from 12.0x to 13.0x. This range of multiples was chosen based upon current estimated 2007 FFO multiples for the selected comparable companies. This analysis yielded illustrative implied prices for our common shares ranging from $16.70 to $18.09 per diluted share.

In addition, Merrill Lynch calculated illustrative implied prices of our common shares by multiplying management’s estimated earnings before interest, tax, depreciation, and amortization (“EBITDA”) for 2007 by a range of multiples from 12.5x to 13.5x. This range of multiples was chosen based upon the current enterprise value to estimated 2007 EBITDA multiples for the selected comparable companies. Merrill Lynch then adjusted the company’s implied enterprise value for its net debt and the aggregate liquidation value of its outstanding preferred stock (based upon balance sheet information estimated as of March 31, 2007 as provided by management) to arrive at the implied equity value per share. This analysis yielded illustrative implied prices for our common shares ranging from $16.02 to $18.25 per diluted share.

Acquisition Comparables Analysis

Using publicly available information, Merrill Lynch examined the following selected transactions in the lodging industry:

Acquiror / Target / Announcement Date

•	Apollo Investment Company / Innkeepers USA Trust / April 2007

•	Inland American Real Estate Trust, Inc. / Winston Hotels / March 2007

•	Ashford Hospitality Trust / CNL Hotels (51 upper upscale/upscale hotels) / January 2007

•	MSREF / CNL Hotels (8 luxury hotels) / January 2007

•	Blackstone Real Estate Advisors / MeriStar Hospitality / February 2006

•	Host Marriott / Starwood Hotels (38 hotel portfolio) / November 2005

•	Blackstone Real Estate Advisors / La Quinta Corporation / November 2005

•	Blackstone Real Estate Advisors / Wyndham International / June 2005

•	Blackstone Real Estate Advisors / Boca Resorts / October 2004

•	Blackstone Real Estate Advisors / Prime Hospitality Corporation / August 2004

•	Blackstone Real Estate Advisors / Extended Stay America / March 2004

•	CNL Hotels & Resorts, Inc. / KSL Recreation Corporation / February 2004

Merrill Lynch selected these precedent transactions on the basis of a range of factors, including the industry in which the target companies operate, and the property characteristics and asset quality of the target companies. For each of the selected transactions, Merrill Lynch calculated the EBITDA multiple at the time of the transaction. Merrill Lynch selected a range of current EBITDA multiples of 12.5x to 13.5x based on the current EBITDA multiples for the selected precedent transactions and applied this range of EBITDA multiples to our management’s estimate of 2007 EBITDA to arrive at an implied enterprise value for the company. Merrill Lynch then adjusted the company’s implied enterprise value for its net debt and the aggregate liquidation value of its outstanding preferred stock (based upon balance sheet information estimated as of March 31, 2007 as provided by management) to arrive at the implied equity value per share. This range of current EBITDA multiples yielded an implied equity value per diluted share range of $16.02 to $18.25.

Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow (“DCF”) analysis of the company based on projections provided by our management in order to evaluate the fully diluted equity value per common share. Merrill Lynch calculated the implied equity value per diluted share by calculating (a) the sum of (i) the present value of estimated unlevered free cash flows for the company for the years 2007 though 2011 using discount rates ranging from 8.75% to 9.25%, based on its estimated weighted average cost of capital for the company, and (ii) the present value of the 2011 terminal value as calculated by applying EBITDA multiples assumed by Merrill Lynch ranging from 11.5x to 12.5x to 2012 EBITDA and using the same discount rates described above ranging from 8.75% to 9.25% less (iii) management’s estimate of the company’s net debt of $654.7 million as of March 31, 2007 and outstanding shares of preferred stock having a value of $80 million as of March 31, 2007 (based on the aggregate liquidation value of such stock) divided by (b) our total outstanding diluted common shares. This analysis yielded an implied equity value per diluted share ranging from $17.25 to $19.77.

Net Asset Value Analysis

Merrill Lynch performed a net asset value (“NAV”) analysis of the company using estimated net operating income (“NOI”) (after an estimated 4.0% reserve for furniture, fixtures and equipment) provided by our management. For purposes of this analysis, Merrill Lynch assumed a transaction closing date of June 30, 2007 so that the NOI used in this NAV analysis reflected the portfolio’s estimated operations for the first twelve-month period after the closing of the transaction (the “Year 1 NOI”). Merrill Lynch assumed a range of forward year capitalization rates from 6.5% to 7.0% to calculate the gross real estate value of our properties. This gross real estate value was then adjusted for the value of our other assets net of our liabilities (including the aggregate liquidation value of our outstanding preferred stock and approximately $6.4 million of incremental liabilities associated with marking to market the company’s fixed rate indebtedness) and estimated transaction costs. Merrill Lynch estimated that these transaction costs, which included severance payments, change of control costs, debt defeasance, assumption and origination costs, certain taxes and professional fees, were approximately $66.7 million. This analysis yielded an implied NAV per diluted share range of $18.42 to $20.90.

Merrill Lynch also examined recent publicly available equity research NAV per share estimates from financial institutions that provide equity research coverage of the company. The NAV per share estimates ranged from $17.00 to $18.50 per diluted share.

The summary set forth above describes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the process underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the company’s and Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition no company utilized as a comparison in the analyses described above is identical to the company, and none of the transactions utilized as a comparison is identical to the merger.

Our board of directors selected Merrill Lynch as a financial advisor because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with the company and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated as of March 22, 2007, between us and Merrill Lynch, we agreed to pay Merrill Lynch a fee of $1.0 million upon delivery of its fairness opinion and, contingent upon completion of the merger, a success fee equal to approximately $6.4 million (less the fee paid upon delivery of the fairness opinion and any other fee previously paid to Merrill Lynch pursuant to the letter agreement). Additionally, we have agreed to reimburse Merrill Lynch for expenses reasonably incurred in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

Merrill Lynch, in the ordinary course of its business, has in the past and in the future may trade mortgages and mortgage securities on arm’s-length terms with affiliates of Parent and co-invest on arm’s-length terms in real estate transactions with BCC and its affiliates, and may actively trade the common shares and other securities of the company, as well as securities of affiliates of Parent, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Financing

In connection with the mergers, Parent will cause approximately $1.2 billion to be paid to our common stockholders, the limited partners of our operating partnership other than Highland and the GP (assuming none of these “outside” limited partners exercises a redemption right prior to the effective time of the merger) and holders of warrants to purchase Highland common stock. Parent will also cause approximately $80 million to be paid to the holders of our Series A preferred stock in connection with the liquidation of the surviving corporation into Parent after the merger. In addition, Parent has advised us that it currently intends to seek financing to repay at the closing of the transactions all but approximately $260 million in principal amount of our outstanding indebtedness. As of March 31, 2007, we had an aggregate of approximately $688 million of outstanding indebtedness under our revolving credit facility, mortgage loan agreements, secured debt and letters of credit.

It is currently expected that in connection with the mergers, affiliates of JER Partners will contribute up to approximately $400 million of equity to Parent. In addition, in connection with the execution and delivery of the merger agreement, Parent obtained a debt commitment letter from Wachovia Bank, N.A. As amended, the debt commitment letter provides for debt financing in an aggregate principal amount of up to $1.406 billion. In addition to the payment of the merger consideration, the funds to be borrowed pursuant to the debt commitment letter will be used for purposes such as reserves, the refinancing of our existing debt, and for other costs and expenses related to the mergers. The funds to be borrowed under the debt commitment letter are to be secured by, among other things, a first priority mortgage lien on certain hotel properties which are owned or ground leased by us and escrows, reserves, a cash management account, a first priority pledge of and security interest in any mezzanine borrower’s interests and such other pledges and security required by the lenders to secure and perfect their interest in the collateral.

The debt commitment letter terminates on October 31, 2007 and is conditioned on the mergers being completed and other customary conditions. The lenders have the right to terminate the debt commitment letter under certain circumstances, including if Parent is entitled to terminate the merger agreement due to a breach of certain representations and warranties or any other section in the merger agreement relating to a material adverse effect.

The merger agreement does not contain a financing condition. Under the terms of the merger agreement, Parent has agreed to use its reasonable best efforts to arrange its debt financing on the terms and conditions described in the debt commitment letter. In the event that any portion of Parent’s debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent is obligated to use its reasonable best efforts to arrange to obtain that portion from alternative sources on comparable or more favorable terms. Parent is obligated to keep us informed of the status of its efforts to arrange debt financing and to give us prompt notice of any material breach by any party of the debt commitment letter or of any termination of the debt commitment letter, as well as any material amendment or modification to, or any waiver of any material provision or remedy under, the debt commitment letter which would or would be reasonably expected to materially and adversely affect or delay in any material respect Parent’s ability to consummate the mergers. With certain exceptions, we have agreed to provide, and to cause our subsidiaries and our and their representatives to provide, all reasonable cooperation in connection with the arrangement of the debt financing as may be reasonably requested by Parent.

Guarantee and Remedies

In connection with the merger agreement, an affiliate of JER Partners with sufficient assets has agreed unconditionally to guarantee the due and punctual observance, performance and discharge of all of the payment obligations, and the timely performance when required of all indemnification and other similar obligations of Parent, MergerCo and Merger Partnership under the merger agreement, up to a maximum amount of $50 million. The guarantee will terminate on the earlier of the merger effective time or April 24, 2008.

We cannot seek specific performance to require Parent, MergerCo or Merger Partnership to complete the mergers, and our exclusive remedy for the failure of Parent, MergerCo, or Merger Partnership to complete the mergers is to seek damages up to the amount of the $50 million guarantee.

Interests of Our Directors, Executive Officers and Certain Other Persons in the Mergers

Restricted Stock

As of the record date, there were 1,455,027 shares of unvested restricted stock granted to our executive officers and our Chairman, Mr. Wardinski under our stock incentive plan. In addition, as of the record date, there was approximately $1 million in accumulated dividend payments on such shares of restricted stock.

Under the terms of the merger agreement, immediately prior to the merger effective time, outstanding unvested restricted stock awards held by our executive officers and Mr. Wardinski will become fully vested and free of any forfeiture restrictions immediately prior to the merger effective time and will be considered outstanding shares of our common stock for the purposes of the merger agreement, including the right to receive the common stock merger consideration, and any accumulated dividend payments payable in connection with the vesting of restricted stock held by our executive officers will automatically become fully vested immediately prior to the merger effective time and be settled in cash, in each case, less applicable withholding taxes.

The following table summarizes (a) the unvested restricted stock awards, and (b) accumulated dividend payments that are payable in cash, in each case held by each of our executive officers and Mr. Wardinski, in each case as of May 17, 2007, and the aggregate consideration that each of them will receive under the merger agreement with respect to their restricted stock awards and accumulated dividend payments. As of May 17, 2007, no non-employee director other than Mr. Wardinski held unvested shares of restricted stock.

Name	Number of Shares of Unvested Restricted Stock	Accumulated Dividend Payments	Aggregate Resulting Consideration
James L. Francis	627,729	$399,799	$12,640,514
Douglas W. Vicari	303,041	248,494	6,157,793
Tracy M. J. Colden	173,166	141,996	3,518,733
Patrick W. Campbell	251,091	205,895	5,102,169
Bruce D. Wardinski	100,000	—	1,950,000

Change in Control Employment Agreements

The merger will represent a “change in control” under our stock incentive plan as well as the employment agreements that we have entered into with our executive officers. Various change of control payments will be triggered as a result of the merger, including (a) the vesting of all unvested restricted stock awards (as described above); (b) a change of control severance payment; if an executive officer resigns for any reason within 10 days of completion of the proposed transaction, or is terminated without cause or resigns for good reason within 12 months thereafter, and (c) the continuation of life, health and disability coverage for 36 months, in the case of Mr. Francis, and 24 months, in the case of Ms. Colden and Messrs. Vicari and Campbell. Payment of any change of control severance payment is conditioned on the executive releasing us from all employment-related claims and will be equal to (a) in the case of Mr. Francis, 36 months of salary continuation and a bonus equal to three times the greater of the most recently paid bonus and the average of all bonuses paid to Mr. Francis in the preceding 36 months; and (b) in the case of Ms. Colden and Messrs. Vicari and Campbell, 24 months of salary continuation and a bonus equal to two times the greater of the most recently paid bonus and the average of all bonuses paid to the respective executive in the preceding 36 months.

The employment agreements also require us to make the executive officers whole for any “excess parachute payment” excise taxes that they might incur as a result of the receipt of certain payments and benefits (including the severance payments and benefits described above) in connection with the closing of the transaction.

The following table sets forth an estimate of the payments and benefits, other than the vesting of unvested restricted stock (including accumulated dividend payments), that each executive officer will be entitled to following the merger (assuming for illustrative purposes that the executive officer’s employment is terminated on June 30, 2007 and utilizing current base salaries and the most recent bonus compensation amounts).

Name	Severance Amount	Life, Health and Disability	Estimated Excise Tax Gross-Up
James L. Francis	$4,065,642	$51,247	$6,075,962
Douglas W. Vicari	$1,505,266	$2,592	$2,134,465
Tracy M. J. Colden	$974,364	$14,226	$—
Patrick W. Campbell	$1,226,066	$34,164	$1,623,339

Barcelo Crestline Corporation

Mr. Wardinski and Mr. W. Reeder Glass, a director, have interests in the transaction as a result of their respective positions with BCC. Mr. Wardinski serves as the President and Chief Executive Officer of BCC, the sponsor of our initial public offering in December 2003. BCC and its affiliates currently hold 1,250,000 shares of our common stock and 529,850 Highland OP Units, each of which will be converted into the right to receive $19.50 per share or unit at closing of the mergers. In addition, in connection with our initial public offering, we entered into a strategic alliance agreement with BCC pursuant to which, among other things, we agreed to offer BCC a right of first refusal to serve as manager of all of our hotel properties and BCC obtained the right to designate one director for election to our board; Mr. Glass serves as BCC’s designee in that capacity. BCC is currently the manager of 15 of our hotel properties. In connection with the negotiation of the merger agreement, at the request of, and following negotiations with, JER Partners, BCC and the company entered into a letter agreement whereby, effective upon the closing of the transactions contemplated by the merger agreement, the strategic alliance agreement would be terminated and amendments to the management agreements with BCC would become effective. See “The Mergers—Background of the Merger” on page 22 for more discussion of the negotiations between BCC and JER Partners.

Indemnification of Our Directors and Officers

The merger agreement provides that for a period of at least six years after the merger effective time, the charter and bylaws or other organizational documents of the surviving corporation and its subsidiaries will contain indemnification provisions that are no less favorable than the indemnification provisions in our existing charter and bylaws or the applicable organizational documents of our subsidiaries, and that those provisions will not be modified during that period in any manner that would affect adversely the rights of any person who at or prior to the merger effective time were our or our subsidiaries’ directors, officers, trustees, employees, agents, or fiduciaries, except as required by law and then only to the minimum extent required by law.

Parent and the surviving corporation have agreed to indemnify, to the fullest extent permitted by applicable laws, persons who were at the date of the merger agreement or during the period between the signing of the merger agreement and the merger effective time our and our subsidiaries’ directors and officers with respect to any legal action arising out of or relating to their duties or services as our or our subsidiaries’ directors or officers occurring at or prior to the merger effective time and, subject to certain conditions, shall pay related reasonable legal fees, costs and expenses incurred by them.

The merger agreement requires that, with respect to claims arising from facts or events that occurred on or prior to the merger effective time, Parent or the surviving corporation maintain in effect, for a period of at least six years after the merger effective time, our and our subsidiaries’ current directors’ and officers’ liability and employed lawyer liability insurance policies; provided, however, that the surviving corporation may instead substitute policies (including run-off or “tail” insurance policies) of at least the same amounts and containing other terms and conditions which are, in the aggregate, not materially less advantageous to the insured persons. This requirement is subject to a maximum cost per year of coverage of 300% of the annual premiums we paid for such insurance prior to the date we signed the merger agreement. If the cost per year of insurance coverage exceeds such maximum amount, the surviving corporation must obtain as much comparable insurance as possible for an annual premium equal to 300% of the annual premiums we paid prior to the date we signed the merger agreement.

The obligations described above regarding directors’ and officers’ indemnification, and directors’ and officers’ and employed lawyer liability insurance must be assumed by any successor entity to the surviving corporation as a result of any consolidation, merger, liquidation, dissolution or transfer of all or substantially all of its properties and assets.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the merger or the partnership merger.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock whose shares are surrendered in the merger in exchange for the right to receive the common stock merger consideration and to holders of our Series A preferred stock whose shares are to be exchanged in the merger for shares of MergerCo Series A preferred stock. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that our stock is held as a capital asset within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the merger to holders of restricted stock, OP Units or warrants. In addition, this summary does not address the tax treatment of special classes of holders of our stock, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the United States dollar;

•	persons holding shares of our common stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired our common stock through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	holders that hold 5% or more of our common stock; and

•	non-U.S. holders, as defined below, except to the extent discussed below.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal tax purposes holds shares of our stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal tax purposes and that entity is holding our stock, you should consult your tax advisor. Moreover, each holder should consult its own tax advisor regarding the United States federal income tax consequences to it of the merger in light of its own particular situation, as well as any consequences of the merger to such holder arising under the laws of any other taxing jurisdiction.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares of our stock that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of shares of our stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

Consequences to Highland of the Merger

For United States federal income tax purposes, we will treat the merger as if we had sold all of our assets to MergerCo in exchange for the merger consideration and the assumption of our liabilities outstanding as of the closing date and then made a liquidating distribution of the merger consideration to our stockholders in exchange for shares of our stock.

Consequences of the Merger to U.S. Holders of Our Common Stock

General. The receipt of cash by U.S. holders in exchange for their shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of our common stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our common stock; and

•	the U.S. holder’s adjusted tax basis in our common stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, this gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Special Rule for U.S. Holders Who Have Held Shares Less than Six Months. A U.S. holder who has held our common stock for less than six months at the merger effective time, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares of common stock.

Consequences of the Merger to Non-U.S. Holders of Our Common Stock

The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the common stock merger consideration is taxed under the provisions of Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the common stock merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our stockholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. holders, and non-U.S. holders are urged to consult with their tax advisors regarding the possible application of those provisions.

Taxable Sale of Shares. Subject to the discussion of backup withholding and the discussion below under the heading “Distribution of Gain from the Disposition of U.S. Real Property Interests,” if the merger is treated as a taxable sale of shares of our common stock, a non-U.S. holder should not be subject to United States federal income taxation on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such shares of common stock constitute a “U.S. real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a corporate non-U.S. holder may be subject to an additional branch profits tax if such gain constitutes “effectively connected earnings and profits” under the applicable branch profits tax rules.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s shares of our common stock constitute a “U.S. real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s shares of our common stock generally will not constitute a U.S. real property interest if (i) we are a “domestically controlled qualified investment entity” at the merger effective time, or (ii) the non-U.S. holder holds 5% or less of the total fair market value of our common stock at all times during the shorter of (a) the five-year period ending with the effective date of the merger and (b) the non-U.S. holder’s holding period for the shares. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the merger effective time if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the merger effective time. No assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the merger effective time.

In addition, shares of our common stock will not constitute a U.S. real property interest if (i) as of the effective date of the merger, we did not hold any U.S. real property interests, and (ii) all of the U.S. real property interests held by us during the five-year period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.

Distribution of Gain from the Disposition of U.S. Real Property Interests. The tax treatment described above assumes that the receipt of the common stock merger consideration will be treated as a sale or exchange of shares of our common stock for purposes of FIRPTA. It is possible, however, that the IRS may assert that the common stock merger consideration received by a non-U.S. holder is subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger and not as a sale of shares of our common stock. If the IRS were successful in making this assertion, then such distribution would be taxed under FIRPTA, unless a special exception for small holders applies (the “5% Exception,” discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to United States federal income tax on a net basis to the extent attributable to gain from the sale of our real estate assets, and a corporate non-U.S. holder could be subject to the branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception would apply to a non-U.S. holder of our shares if the non-U.S. holder does not own more than 5% of our common stock at any time during the one-year period ending on the date of the distribution. If the 5% Exception were to apply to a non-U.S. Holder, the FIRPTA tax would not apply, but there is some risk that the common stock merger consideration could be treated as an ordinary dividend distribution from us, in which case the common stock merger consideration you receive would be subject to United States federal income tax (and withholding) at a 30% rate, subject to any applicable treaty rate reduction.

Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax Under FIRPTA. As described above, it is unclear whether the receipt of the common stock merger consideration will be treated as a sale or exchange of shares of our common stock or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the common stock merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder unless such holder has demonstrated that it qualifies for the 5% Exception.

A non-U.S. holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Consequences to Holders of Series A Preferred Stock

The merger will be treated as a taxable transaction to holders of our Series A preferred stock. The federal income tax consequences to holders of our Series A preferred stock generally will be the same as the consequences to holders of our common stock described above, except that the capital gain or loss recognized by a holder of our Series A preferred stock will be measured by the difference between the holder’s adjusted tax basis in the preferred stock exchanged and the fair market value of the Series A preferred stock of the surviving corporation received by such holder, which should equal the amount of cash (subject to any withholding taxes) that such holder will receive upon the liquidation of the surviving corporation into Parent following the merger. Each holder’s basis in the Series A preferred stock of the surviving corporation will equal the fair market value of that stock and, thus, such holder should not recognize additional gain or loss upon the liquidation of the surviving corporation into Parent. With respect to non-U.S. holders of our Series A preferred stock, it is not entirely clear whether the receipt of the MergerCo Series A preferred stock will be treated as a sale or exchange of our preferred stock or as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the Series A preferred stock merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder, unless such non-U.S. holder of our Series A preferred stock does not own at any time during the one-year period ending on the date of the distribution more than 5% of the preferred class of stock held by such non-U.S. holder. Non-U.S. holders of our Series A preferred stock should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, presently at a rate of 28%, and information reporting may apply to the cash received pursuant to the exchange of our common stock in the merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form,

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form, or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE.

THEREFORE, HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Delisting and Deregistration of Our Common Stock and Series A Preferred Stock

If the merger is completed, our common stock and Series A preferred stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the mergers, we do not intend for its text to be a source of factual, business or operational information about us. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the merger agreement that the parties delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of us or any of our affiliates.

Structure

The Merger

At the effective time of the merger, we will merge with and into MergerCo and our separate corporate existence will cease, with MergerCo surviving the merger and continuing to exist as a wholly-owned subsidiary of Parent. All of our and MergerCo’s properties, whether real, personal or mixed, assets, rights, privileges, immunities, powers and purposes, and all of our and MergerCo’s liabilities, will become those of the surviving corporation.

The Partnership Merger

Immediately after the effective time of the merger, Merger Partnership will merge with and into our operating partnership, with our operating partnership surviving the merger and continuing to exist after the merger, with GP being the sole general partner of the surviving partnership. At the effective time of the Merger Partnership merger, all of our operating partnership’s and Merger Partnership’s properties, whether real, personal or mixed, assets, rights, privileges, immunities, powers and purposes, and all of our operating partnership’s and Merger Partnership’s liabilities will become those of the surviving partnership.

Effective Times

The merger effective time will occur under all applicable laws upon (1) the time the articles of merger are accepted for record by the State Department of Assessments and Taxation of the State of Maryland or (2) such later time agreed by the parties to the merger agreement and designated in the articles of merger (but not to exceed 30 days after such articles have been accepted for record). The closing will occur as promptly as practicable, but in no event later than the second business day after all of the conditions set forth in the merger agreement have been satisfied or waived (other than those conditions which by their terms are required to be satisfied or waived at the closing), unless the parties otherwise agree.

The effective time of the partnership merger will occur under applicable law after the merger effective time at (1) the time the certificate of merger has been accepted for record by the Secretary of State of the State of Delaware or (2) a later time agreed to by the parties and designated in such filing. It is the intention of the parties that the effective time of the partnership merger will occur substantially concurrently and will take place immediately after the merger effective time.

Organizational Documents

The charter, as amended, and the bylaws of MergerCo, each as in effect immediately prior to the merger effective time, will be the charter and bylaws of the surviving corporation. The certificate of limited partnership and the limited partnership agreement of our operating partnership, each as in effect immediately prior to the effective time of the partnership merger, will be the certificate of limited partnership and the limited partnership agreement, until amended as provided therein or in accordance with applicable law.

Directors and Officers

The director and officers of MergerCo immediately prior to the merger effective time will be the initial director and officers of the surviving corporation. The officers will hold their office in accordance with the charter and bylaws of the surviving corporation. The general partner of our operating partnership immediately prior to the effective time of the partnership merger will be the sole general partner of the surviving partnership.

Treatment of Capital Stock, Warrants and Restricted Shares

Common Stock

At the merger effective time, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by us or our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) will be converted into the right to receive $19.50 in cash, without interest and less any applicable withholding taxes. We refer to this consideration to be received by our common stockholders in the merger as the common stock merger consideration.

Series A Preferred Stock

The merger agreement provides that, upon completion of the merger, each share of our Series A preferred stock issued and outstanding immediately prior to the merger effective time (other than any shares of our Series A preferred stock held by our subsidiaries or MergerCo, which will be automatically canceled and retired and cease to exist) will be automatically converted into, and will be canceled in exchange for, the right to receive one share of 7.875% Series A cumulative redeemable preferred stock, par value $0.01 per share, of the surviving corporation. Pursuant to the terms of the merger agreement, as promptly as practicable after the merger effective time, the surviving corporation will be liquidated into Parent. In the liquidation, the shares of the surviving corporation’s Series A preferred stock will be canceled and holders of the surviving corporation’s Series A preferred stock will receive a cash distribution from the surviving corporation in accordance with the terms of the articles supplementary classifying the surviving corporation’s Series A preferred stock, which will be $25.00 per share plus any accrued and unpaid dividends. While holders of our Series A preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the merger, the merger agreement or any of the other transactions contemplated by the merger agreement at the special meeting.

Warrants and Restricted Stock

The merger agreement provides that immediately prior to the merger effective time, all of our outstanding restricted stock awards will become fully vested and free of any forfeiture restrictions. Immediately prior to the merger effective time, all outstanding shares of restricted stock will be considered outstanding shares of our common stock for the purposes of the merger agreement, including the right to receive the common stock merger consideration. In addition, under certain restricted stock awards granted to our executive officers, the holders will be entitled receive an additional payment equivalent in amount to all dividend payments made on shares of our common stock since the respective award dates, in each case less applicable withholding taxes.

In connection with the merger, all unexercised warrants to purchase shares of Highland common stock held immediately prior to the merger will be canceled in exchange for payment to the holder of each such warrant of an amount in cash, less applicable withholding taxes, equal to the product of:

•	the aggregate number of shares of our common stock underlying such warrant immediately prior to the merger effective time, multiplied by;

•	$9.50, representing the excess of $19.50 over the $10.00 exercise price per share of our common stock subject to such warrant.

Treatment of Highland OP Units

In connection with the partnership merger, each Highland OP Units issued and outstanding immediately prior to the effectiveness of the partnership merger (other than units we or any of our subsidiaries own), will be converted into, and cancelled in exchange for the right to receive $19.50 in cash, without interest and less applicable withholding taxes, on an as-converted basis. Outstanding Highland OP Units held by the company or any or our subsidiaries shall remain outstanding and unchanged units of limited partnership interest in the surviving partnership.

No Further Ownership Rights

At the merger effective time and the effective time of the partnership merger, as applicable, holders of our common stock, Series A preferred shares and Highland OP Units (that are converted into the right to receive cash consideration in the partnership merger) will cease to be, and have no rights as, our stockholders or unitholders other than the right to receive the applicable merger consideration. The merger consideration paid to the holders of our common stock, Series A preferred shares and Highland OP Units in accordance with the exchange and payment procedures contained in the merger agreement will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to our common stock, our Series A preferred shares and Highland OP Units exchanged (and, if applicable, represented by certificates exchanged).

Exchange and Payment Procedures

On or before the effective time of the merger, Parent will deposit the merger consideration for the benefit of the holders of our common stock, warrants, and Highland OP Units, respectively, with a bank or trust company reasonably satisfactory to us. Promptly after the merger effective time (but in any event within five business days), the surviving corporation will cause the paying agent to mail a letter of transmittal and instructions for surrendering certificates for our common stock, warrants and Highland OP Units to each holder thereof. The letter of transmittal and instructions will tell you how to surrender your common stock certificates, warrants, and Highland OP Unit certificates, as applicable, in exchange for the applicable merger consideration.

The Series A preferred stock of the surviving corporation will be uncertificated and any certificates that, prior to the merger effective time, evidenced shares of our Series A preferred stock will be treated by the surviving corporation as if such certificates evidenced the preferred shares of the surviving entity constituting the Series A preferred stock merger consideration.

You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal.

Holders of our common stock, warrants and Highland OP Units will not be entitled to receive the merger consideration until such holders surrender their certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of Parent that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving corporation and Parent will be entitled to deduct and withhold any applicable taxes from the merger consideration.

At the merger effective time and the effective time of the partnership merger, our share transfer books and the transfer book of our operating partnership will be closed, and there will be no further registration of transfers of our shares of common stock, Series A preferred shares, warrants or Highland OP Units, as applicable.

None of the paying agent, Parent, MergerCo, the Merger Partnership, Highland or our operating partnership or any of their respective employees, officers, directors, stockholders, partners, agents or affiliates will be liable to any person for any cash merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of shares of our common stock, warrants or holders of Highland OP Units for six months after the merger effective time will be delivered to Parent. Holders of shares of our common stock, warrants, or holders of Highland OP Units prior to the merger who have not complied with the exchange and payment procedures contained in the merger agreement within six months after the merger effective time may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to deliver an affidavit in form reasonably satisfactory to Parent stating that fact and, if required by Parent, the surviving corporation, the surviving partnership or the paying agent, to post a bond in the amount reasonably required by Parent the surviving corporation, the surviving partnership or the paying agent as indemnity against any claim that may be made against Parent, the surviving corporation, the surviving partnership or the paying agent on account of the alleged loss, theft or destruction of such certificate.

Representations and Warranties

We, our operating partnership and GP made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on the businesses of each of us, our operating partnership, GP, and our other subsidiaries;

•	our charter and bylaws and the similar organizational documents of our operating partnership;

•	our capitalization and the capitalization of our operating partnership and GP, and our ownership in our other subsidiaries;

•

our and our operating partnership’s power and authority to execute and deliver, and to perform our and our operating partnership’s obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us and our operating partnership;

•

the vote of our stockholders required in connection with the approval of the merger and the other transactions contemplated by the merger agreement and the approval of the general partner of our operating partnership;

•

the exemption of the merger agreement and the mergers from the requirements of any business combination, control share acquisition or other takeover laws contained in the Maryland General Corporation Law or the Delaware Revised Uniform Limited Partnership Act;

•

the absence of conflicts with, or breaches or violations of, our and our operating partnership’s organizational documents, and laws, permits and certain contracts applicable to us, our operating partnership, or any of our subsidiaries as a result of entering into the merger agreement or performing our or their respective obligations under the merger agreement;

•

consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing our and our operating partnership’s obligations under the merger agreement;

•

possession of all permits necessary to operate our, our operating partnership’s and our subsidiaries’ properties and carry on our, our operating partnership’s, and our subsidiaries’ business and the absence of any conflict with, or default, breach or violation of, applicable laws or such permits;

•

our SEC filings since January 1, 2004 and the financial statements contained therein, our material correspondence with the SEC, and our material written correspondence between us and any Subsidiary since January 1, 2004;

•

the absence of liabilities, other than liabilities incurred in the ordinary course of business, that are not disclosed in our SEC filings since January 1, 2004 and the financial statements contained therein;

•	the absence of any material adverse effect and certain other changes and events since December 31, 2006;

•	the absence of litigation or orders against us or our subsidiaries;

•	our employee benefit plans;

•	labor matters affecting us and our subsidiaries;

•

the accuracy and completeness of information we and our subsidiaries have supplied for inclusion in this proxy statement or any other document to be filed with the SEC in connection with the transactions contemplated by the merger agreement;

•	real property owned and held by us and our subsidiaries, our and our subsidiaries’ leases and;

•	intellectual property used by, owned by or licensed by us and our subsidiaries;

•	tax matters affecting us and our subsidiaries;

•	environmental matters affecting us and our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of any breach or violation of, or default under, any material contract;

•	the absence of any undisclosed broker’s or finder’s fees;

•

the receipt by us of a fairness opinion from Merrill Lynch to the effect that, as of the date of the merger agreement, the merger consideration to be received by holders of our common stock is fair from a financial point of view to such holders;

•	our and our subsidiaries’ insurance policies;

•

interested party transactions and the absence of loans made by us or our subsidiaries to our executive officers or directors, any record or beneficial owner of five percent or more of the voting securities of our common stock or any affiliate of the foregoing officers, directors or beneficial owners; and

•	our and our subsidiaries’ status as companies not required to register as investment companies under the Investment Company Act of 1940, as amended.

For the purposes of the merger agreement, “material adverse effect” means any effect, event, development, occurrence or change that is materially adverse to our and our subsidiaries’ assets, liabilities, business, results of operations or financial condition taken as a whole.

A “material adverse effect” will not have occurred, however, as a result of effects, events, developments or changes arising out of or resulting from:

•	changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•

changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which we and our subsidiaries conduct business (unless and only to the extent such effect, event, development, occurrence or change affects us and our subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which we and our subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development or change);

•	changes in GAAP;

•

the negotiation, execution, announcement or performance of the merger agreement or the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees;

•

acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of April 24, 2007 (unless and only to the extent such effect, event, development, occurrence or change affects us and our subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which we and our subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development, occurrence or change);

•

earthquakes, hurricanes or other natural disasters (unless and only to the extent such effect, event, development or change affects us, and our subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which we and our subsidiaries conduct business and that operate in the geographic regions affected by such effect, event, development or change); or

•	any action taken by us or our subsidiaries at the request or with the consent of Parent, MergerCo or the Merger Partnership.

Under the merger agreement, the mere fact that there has been a decrease in the market price of our common stock will not itself constitute a material adverse effect. However, any effect, event, development, occurrence or change underlying such price decrease will be considered in determining whether there has been a material adverse effect.

The merger agreement also contains customary representations and warranties made by Parent, MergerCo and the Merger Partnership that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and power and authority to carry on their businesses;

•	the ownership of MergerCo and the Merger Partnership and absence of prior conduct of activities or business of MergerCo and the Merger Partnership;

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or certain contracts as a result of entering into the merger agreement or consummating the mergers;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing their obligations under the merger agreement;

•

the accuracy and completeness of information they have supplied for inclusion in this proxy statement or any other document to be filed with the SEC in connection with the transactions contemplated by the merger agreement;

•	the absence of litigation or orders against them;

•

their capital resources, including in particular the equity funding and the debt financing which will provide Parent with acquisition financing at the effective time of the merger sufficient to consummate the mergers;

•	the guarantee executed by an affiliate of JER Partners;

•	their ownership of our common stock or any other securities of our and our subsidiaries;

•	their agreements and arrangements with any member of our management or any person that owns 5% or more of our common shares; and

•	the absence of any undisclosed brokers’ fees.

The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the mergers.

Conduct of Our Business Pending the Mergers

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, between April 24, 2007 and the merger effective time, we and our subsidiaries will:

•	conduct our business only in the ordinary course of business consistent with past practice; and

•

use commercially reasonable efforts to preserve substantially intact our and our subsidiaries’ business organization and to preserve the current relationships with our and our subsidiaries’ lessees and other persons with whom we or any of our subsidiaries have significant business relations.

We have also agreed that during the same time period, subject to certain exceptions or unless Parent gives its prior written consent, we and our subsidiaries will not, among other things:

•	amend our, our operating partnership’s or our other subsidiaries’ organizational documents;

•

authorize for issuance, issue or sell, or agree or commit to any of the foregoing in respect of any class of capital stock of us or any of our subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock of us or any of our subsidiaries, other than the issuance of common stock upon exercise of our warrants and the issuance of our common shares upon redemption of Highland OP Units and the award of restricted shares in the ordinary course of business consistent with past practice; repurchase, redeem or otherwise acquire any securities or equity equivalent, except in connection with the exercise of our warrants, the vesting of restricted shares or the redemption of Highland OP Units; or reclassify, combine, split or subdivide any capital stock or other equity interest of us or any of our subsidiaries;

•

declare, set aside, make or pay dividends or other distributions, other than (a) dividends by any direct or indirect wholly-owned subsidiaries payable only to us or our subsidiaries, (b) dividends on our common shares solely to the extent required to maintain our REIT status or to avoid the imposition of a corporate level or excise tax, (c) the corresponding quarterly distribution on existing Highland OP Units to the extent required to maintain or REIT status or to avoid the imposition of a corporate level or excise tax, (d) cash dividends on our Series A preferred shares to the extent required by and in accordance with the terms thereof and (e) the corresponding distributions on Series A OP Units to the extent required by and in accordance with the terms thereof;

•

acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization or any property in excess of $5,000,000 in the aggregate, or, subject to Parent’s consent in its sole discretion, acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any of our and our subsidiaries’ properties;

•

incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a subsidiary) for indebtedness, other than for indebtedness in the ordinary course which includes draws on existing lines of credit not to exceed $15,000,000 in the aggregate, indebtedness for borrowed money with a maturity of not more than one year in a principal amount not to exceed $15,000,000 in the aggregate, indebtedness in connection with the acquisition of real properties as previously disclosed to Parent and indebtedness incurred to pay cash dividends to the extent required to maintain our REIT status or to avoid the imposition of a corporate level or excise tax;

•	modify, amend or terminate any material contract or enter into any new material contract;

•

increase compensation or benefits payable to our directors, officers or non-executive employees, or grant to any of our directors, officers, non-executive any new severance, change of control or termination pay;

•

grant any increase in, or alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer or employee;

•	prepay any long-term debt, or pay, discharge or satisfy any material claims, liabilities or obligations;

•	change our financial or tax accounting policies;

•	enter into, terminate, materially modify or amend any management agreements or franchise agreements;

•	modify, amend in any material respect, terminate or enter into any new ground lease;

•

authorize or enter into any commitment for any new material capital expenditure, other than those identified in our budget, exceeding $1,000,000 individually or $7,500,000 in the aggregate, except for expenditures in the ordinary course necessary to maintain the physical and structural integrity of our properties, to comply with laws or as is necessary in an emergency situation;

•	waive, release, assign, settle or compromise any material litigation other than settlements or compromises for litigation where amounts paid or to be paid are covered by insurance coverage;

•	make, rescind or revoke any express or deemed material tax election other than as required by applicable law or necessary to preserve our status as a REIT under the Code, or to qualify or preserve the status of any subsidiary as a partnership or a disregarded entity for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the Code, as the case may be (provided that in such events we shall notify Parent of such election), settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes or waive or extend the statute of limitations with respect to taxes, enter into, amend modify or supplement any tax protection agreement or any indemnification, allocation or sharing agreements with respect to taxes, change in any material respect any methods of reporting income or deductions, amend any tax return in any material respect (except as disclosed), or take or omit to take any action that would cause the termination or revocation of our REIT status or the status of any subsidiary as a partnership or a disregarded entity;

•	amend any term of any outstanding security or equity interest of us or any of our subsidiaries;

•

sell, lease or otherwise dispose of, or subject to any encumbrance, any of our or our subsidiaries’ properties other than pending sales pursuant to definitive agreements executed prior to April 24, 2007;

•	adopt a plan of complete or partial liquidation or dissolution;

•

fail to maintain in full force and effect all existing insurance policies or to replace such insurance policies with comparable insurance policies covering us, our and our subsidiaries’ properties, assets and businesses;

•

take any action that would cause any of our representations or warranties contained in the merger agreement to become inaccurate which would give rise to the failure to be satisfied of the condition to closing regarding representations and warranties set forth in the merger agreement; and

•	announce an intention, enter into an agreement or otherwise make a commitment to do any of the foregoing.

No Solicitation of Transactions

We have agreed that, from April 24, 2007 to the merger effective time and subject to specified exceptions described below, neither we nor any of our subsidiaries or our or their representatives will, directly or indirectly:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any acquisition proposal;

•

enter into or participate in discussions or negotiate with any person concerning an acquisition proposal or in furtherance of those inquiries or to obtain an acquisition proposal or release any person from any standstill agreement or similar obligation to us or any of our subsidiaries, other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of April 24, 2007, by virtue of the execution and announcement of the merger agreement or otherwise;

•

fail to take and cause our subsidiaries to take all actions reasonably necessary to cause our representatives to immediately cease any discussions, negotiations nor communications with any party with respect to any acquisition proposal;

•	withdraw or modify in any manner adverse to Parent, or fail to make, our board’s recommendation that stockholders approve the merger;

•	approve, recommend or propose publicly to approve or recommend any acquisition proposal; or

•	enter into any agreement, letter of intent, acquisition agreement or similar agreement concerning an acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer (other than the mergers or any of the other transactions contemplated by the merger agreement) for any:

•

merger, consolidation, or similar transaction involving us, our operating partnership or any of our subsidiaries representing 20% or more of our and our subsidiaries’ assets or income, taken as a whole;

•

sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination, or any similar transaction, of 20% or more of our and our subsidiaries’ assets, taken as a whole;

•

issuance, sale or other disposition by us or any of our subsidiaries of shares of our capital stock or other securities representing 20% or more of the voting power of our voting securities or 20% or more of our common stock or the equity interests or general partner interests in our operating partnership;

•

tender offer or exchange offer in which any person or group acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the voting power of our common stock or outstanding equity interests or general partner interests in our operating partnership;

•	recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to us or our operating partnership; or

•	other transaction which is similar in form, substance or purpose to any of the foregoing transactions.

Prior to the approval of the merger by our stockholders, following the receipt of an unsolicited written acquisition proposal, we may if our board of directors determines in good faith, after consultation with our outside legal counsel and financial advisors, that such acquisition proposal is reasonably likely to result in a superior proposal, and determines in good faith, after consultation with our outside legal counsel, that failure to take such action would be inconsistent with its duties to our stockholders under applicable law, our board of directors may:

•

furnish non-public information with respect to us and our subsidiaries to such person who made such proposal, provided that we have caused such person to enter into a confidentiality agreement with us containing terms that are at least as favorable to us as those contained in the confidentiality agreement we signed with Parent and we concurrently disclose the same non-public information to Parent if not previously disclosed;

•	participate in negotiations regarding such proposal; and

•

following each of (1) receipt of a written acquisition proposal that constitutes a superior proposal; (2) notifying Parent in writing of our receipt of the proposal and that we intend to enter into such agreement; (3) offering to negotiate with, and if accepted, having negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the mergers during the four business days following the receipt by Parent of our notice; and (4) our board of directors determining in good faith, after the end of such four business day period, after considering the results of such negotiations and any revised proposals made by Parent, that the superior proposal giving rise to such notice continues to be a superior proposal:

•

recommend to our stockholders that they approve such superior proposal and, in connection therewith, withdraw or modify in a manner adverse to Parent, or fail to make, our board of directors’ recommendation that our stockholders approve the merger agreement and the merger;

•	terminate the merger agreement concurrent with paying Parent a termination fee; and

•	take any action that any court of competent jurisdiction orders us to take.

For purposes of the merger agreement, “superior proposal” means a written acquisition proposal:

•	that relates to more than 50% of the voting power of our capital stock or of our and our subsidiaries’ assets, taken as a whole; and

•

which our board of directors determines in its good faith judgment, after consultation with its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the acquisition proposal (including legal, regulatory and financing terms and conditions to consummation of the acquisition proposal), to be more favorable from a financial point of view to our stockholders than the merger (including any amendments to the merger agreement agreed to by Parent in response to such an acquisition proposal).

We and our operating partnership have agreed to promptly notify Parent (in no event more than 24 hours after initial receipt) of our receipt of any acquisition proposal. In our notice to Parent, we have agreed to provide a copy of such acquisition agreements or proposal letters, including the identity of parties making the proposal. We and our operating partnership have also agreed to keep Parent reasonably informed on a prompt basis of the status of and any material developments regarding any such acquisition proposal. Under the merger agreement, we may not, and may not permit any of our subsidiaries to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we or our subsidiaries are a party and we have agreed to, and to cause each of our subsidiaries to, enforce the provisions of any such agreements. We also agreed to, and to cause each of our subsidiaries to, not authorize or permit the initiation, solicitation, knowingly encouragement or knowingly facilitation of any discussions or negotiations regarding an acquisition proposal.

Employee Benefits

For a period of one year following the closing date, Parent has agreed that it will cause the surviving corporation to provide all employees employed by us or our subsidiaries as of the merger effective time and who continue to be employed by the surviving corporation or its successors or assigns or any of their subsidiaries (“active employees”) with base salary and cash incentive opportunities in an amount at least equal to the same level that was provided to each active employee prior to the merger effective time and benefits that are not materially less favorable in the aggregate than those provided under our benefit plans in effect immediately prior to the merger effective time.

Parent has agreed to honor, and to cause the surviving corporation to honor, all severance, change of control and similar plans and agreements in accordance with their terms as in effect immediately prior to the merger effective time.

In addition, Parent has agreed to:

•

provide each of our active employees with credit for service with us and our subsidiaries with respect to any employee benefit plans established by Parent or its subsidiaries under which our active employees may be eligible to participate after the merger effective time (“new plans”), to the same extent as such active employee was entitled to credit for such service under the respective Highland benefit plans, provided that such crediting of service shall not operate to duplicate any benefits and shall not be counted for the purpose of crediting benefit accrual under any defined benefit plan; and

•

for purposes of each new plan providing health benefits to any active employee, cause such active employee to receive credit for all amounts paid by such active employee for purposes of satisfying all deductible, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or the surviving corporation.

Pre-Closing Transactions

In addition, Parent may request that, immediately prior to the closing, we (1) convert any of our subsidiaries organized as a corporation or limited partnership into a limited liability company, (2) sell the stock, partnership interests or limited liability interests owned by us in any subsidiary at a price designated by Parent, or (3) sell any of our or our subsidiaries’ assets at a price designated by Parent. These rights of Parent are limited, however, in that (a) Parent may not require us to take any action that contravenes the organizational documents of any applicable subsidiary or any material contract, management agreement, franchise agreement, ground lease or employee benefit plan, (b) any such actions or transactions would be contingent upon our receipt of a written notice from Parent confirming that all conditions to the obligations of Parent, MergerCo and the Merger Partnerships under the merger agreement have been satisfied or waived and that Parent, MergerCo and the Merger Partnerships are prepared to proceed immediately with the closing and any other evidence reasonably requested by us that the closing will occur, (c) these actions (or the inability to complete them) will not affect or modify the obligations of Parent, MergerCo and the Merger Partnerships under the merger agreement, and (d) we and our subsidiaries will not be required to take any action that could adversely affect our classification as a REIT within the meaning of the Code or that could result in any material taxes or “prohibited transactions” taxes.

Agreement to Take Further Action

Subject to the terms and conditions of the merger agreement and in accordance with applicable laws, each party to the merger agreement has agreed to use its commercially reasonable efforts to take, or to cause to be taken, all appropriate actions and to do, or to cause to be done, all things necessary, proper or advisable under applicable laws to consummate the mergers and the transactions contemplated by the merger agreement, including using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary, proper or advisable for the consummation of the transactions contemplated by the merger agreement.

Each party to the merger agreement has agreed to cooperate and use its reasonable best efforts to defend through litigation on the merits any legal action, including administrative or judicial action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order that in whole or in part restricts, delays, prevents or prohibits consummation of the mergers, including by vigorously pursuing all available avenues of administrative and judicial appeal.

In addition, we and our operating partnership have agreed that, in the event that any of us or our operating partnership fail to obtain any of the third-party consents mentioned above, each of us will use our commercially reasonable efforts and take all such actions reasonably requested by Parent to minimize any adverse effect on us, our operating partnership, Parent, MergerCo or the Merger Partnership and their businesses as a result of the failure to obtain such consent.

Neither we nor our subsidiaries will be permitted to pay or commit to pay any consideration, make any commitment or incur any liability or other obligation in connection with obtaining any approval or consent from any non-governmental third party unless Parent has provided its prior written consent, which Parent cannot unreasonably withhold. In addition, none of Parent, MergerCo, the Merger Partnership or their respective affiliates will be required to pay any consideration, make any commitment or incur any liability or other obligation in connection with obtaining any approval or consent from any non-governmental third party.

We and our operating partnership have agreed to provide and cause our representatives to provide commercially reasonable cooperation in connection with the arrangement of debt financing as may be reasonably requested by Parent, MergerCo or Merger Partnership, including in participation in meetings, furnishing Parent, MergerCo and Merger Partnership with information, assisting in the preparation of offering documents or materials for rating agencies, reasonably cooperating with marketing efforts, forming new direct or indirect subsidiaries and providing and executing documents as may be reasonably requested by Parent, MergerCo and Merger Partnership.

Conditions to the Mergers

Completion of the mergers depends upon the satisfaction or waiver of a number of conditions, including, among others:

•	approval of the merger by the requisite stockholder vote;

•	no action by any governmental authority that would prohibit or make illegal the consummation of the mergers;

•

our and our operating partnership’s representations and warranties being true and correct (without regard to any materiality or material adverse effect qualifications), except where the failure of such representations and warranties to be true and correct in all respects does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•

our and our operating partnership’s representations and warranties with respect to capitalization, the approval of the mergers by our board of directors and the applicability of state anti-takeover statutes being true in all material respects, and our and our operating partnership’s representation and warranty that there has not been a material adverse effect on us being true and correct;

•

the performance, in all material respects, by us and our operating partnership of our and our operating partnership’s obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with by us under the merger agreement;

•

the receipt by Parent of a certificate signed by one of our officers with respect to the truth and correctness of our and our operating partnership’s representations and warranties, the performance of our and our operating partnership’s obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement;

•

since April 24, 2007, there shall not exist and be continuing any event, occurrence, effect or circumstance that has resulted or would reasonably be expected to have, a material adverse effect on us; and

•

the receipt of a tax opinion of our counsel, Hogan & Hartson L.L.P. or other counsel reasonably acceptable to Parent, to the effect that we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended, commencing with our taxable year ended December 31, 2003.

Our obligations to complete the mergers are subject to the following additional conditions:

•

the representations and warranties of Parent, MergerCo and the Merger Partnership, that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of their representations and warranties to be true and correct in all respects without regard to any materiality or Parent material adverse effect qualifications does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect;

•

the performance, in all material respects, by Parent, MergerCo and the Merger Partnership of their obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement; and

•

the receipt by us of an officer’s certificate with respect to the truth and correctness of the representations and warranties of Parent, MergerCo and the Merger Partnership and the performance of their obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement.

For the purposes of the merger agreement, “Parent material adverse effect” means any effect, event, development, occurrence or change that would reasonably be expected to prevent, or materially delay Parent, MergerCo or Merger Partnership from consummating the merger or the partnership merger.

Termination

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the merger, as follows:

•	by mutual written consent of the parties;

•	by either Parent or us if:

•

the merger has not occurred on or before October 31, 2007, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the merger to occur on or before such date;

•

any governmental authority shall have taken any action which has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting the consummation of the merger, provided, that this right to terminate will not be available to a party unless such party shall have used its reasonable best efforts to oppose any such action or governmental order; or

•	the requisite vote of our common stockholders to approve the merger and the other transactions contemplated by the merger agreement is not obtained at the stockholders’ meeting;

•	by Parent if:

•

we are in breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by October 31, 2007, provided that none of Parent, MergerCo or Merger Partnership are in material breach of their obligations under the merger agreement;

•

our board of directors withdraws, modifies or amends its recommendation that stockholders vote to approve the merger agreement and the merger in any manner adverse to Parent, MergerCo or the Merger Partnership; or

•	our board of directors recommends or approves another acquisition proposal; or

•	by us if:

•

Parent, MergerCo or Merger Partnership are in breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by October 31, 2007, provided that we are not in material breach of our obligations under the merger agreement;

•

at any time on or after August 4, 2007, the mergers have not been consummated within 15 business days after the first date that all of the conditions to Parent’s obligations to consummate the mergers are satisfied; or

•

our board of directors approves and authorizes us to enter into a definitive agreement to implement an acquisition proposal that our board, following consultation good faith with our outside legal and financial advisors, has determined to constitute a superior proposal in accordance with the terms of the merger agreement, so long as:

•	the requisite stockholder approval has not been obtained;

•	we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals in any material respects;

•

our board of directors has determined in good faith, after consulting with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with our directors’ duties to our stockholders under applicable laws;

•	we have notified Parent in writing of our receipt of the proposal and that we intend to enter into such agreement;

•

during the four business days following the receipt by Parent of our notice, we have offered to negotiate with, and if accepted, have negotiated in good faith with, Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the mergers;

•

our board of directors has determined in good faith, after the end of such four business day period, after considering the results of such negotiations and any revised proposals made by Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and

•

we pay to Parent the termination fee in accordance with the merger agreement simultaneously with the termination of the merger agreement and our entry into a definitive agreement to implement the superior proposal.

Termination Fee and Expenses

We have agreed to pay to Parent a termination fee of $50 million if:

•

Parent has terminated the merger agreement because our board has withdrawn or modified in a manner adverse to Parent, MergerCo or the Merger Partnership or failed to make its recommendation that stockholders vote to approve the merger agreement;

•	Parent has terminated the merger agreement because our board has publicly recommended or approved any acquisition proposal other than that contemplated by the merger agreement;

•	we have terminated the merger agreement in the following circumstances:

•	the requisite stockholder vote has not been obtained;

•	we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals in any material respect;

•

our board of directors has determined in good faith, after consulting with its outside legal counsel and financial advisor, that such definitive agreement constitutes a superior proposal and has determined in good faith, after consulting with its outside legal counsel, that the failure to take such actions would be inconsistent with directors’ duties to our stockholders under applicable laws;

•	we have notified Parent in writing that we intend to enter into such agreement (attaching the most current version of such definitive agreement);

•

four business days following the receipt by Parent of our notice, our board of directors has determined in good faith, after the end of such four business day period, after considering the results of any negotiations and any revised proposals made by Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and

•

we pay to Parent the termination fee in accordance with the merger agreement simultaneously with the termination of the merger agreement and the execution of a definitive agreement relating to the superior proposal; or

•

an acquisition proposal has been made to us or otherwise publicly announced, prior to the termination date and the merger agreement has been terminated (i) by either Parent or us because the mergers have not been consummated on or before October 31, 2007 or because the requisite stockholder vote to approve the merger upon a vote being taken has not been obtained at a duly convened meeting or (ii) by Parent because we have breached our obligations in the merger agreement regarding non-solicitation and convening and holding a meeting of our common stockholders, and in any case, within twelve months following the termination we enter into a contract with respect to or consummate any acquisition proposal (whether or not the acquisition proposal was the same acquisition proposal as that which triggered termination); for purposes of determining whether a payment is required, references to 20% in the definition of “acquisition proposal” above are deemed to be references to 50% with respect to the acquisition proposal.

Parent has agreed to pay us a termination fee of $50 million if we terminate the merger agreement under any of the following scenarios:

•

at any time on or after November 1, 2007, all of the conditions to Parent’s obligations to consummate the mergers had been satisfied as of October 31, 2007 as if such date were the closing date (except for the conditions which require the delivery of legal opinions and officer’s certificates, which will only be deemed satisfied if such officer’s certificates or legal opinions could have been delivered on October 31, 2007 if such date were the closing date), and either:

•

at the time of termination, we are not in material breach of our obligations under the merger agreement, and either (a) Parent’s, MergerCo’s or Merger Partnership’s representations and warranties were untrue or incorrect such that the closing condition pertaining to their representations and warranties was incapable of being satisfied by October 31, 2007, or (b) there had been a breach of any of Parent’s, MergerCo’s or Merger Partnership’s covenants and agreements under the merger agreement such that the closing condition pertaining to their performance and compliance with covenants and agreements was incapable of being satisfied by October 31, 2007; or

•

the mergers have not been consummated on or prior to October 31, 2007 and our failure to fulfill any obligation under the merger agreement did not materially contribute to the failure of the mergers to occur on or prior to such date; or

•

at any time on or after August 4, 2007, the mergers had not been consummated within fifteen business days after the first date upon which all of the conditions to Parent’s obligations to consummate the merger had been satisfied (except for the conditions which require the delivery of legal opinions and officer’s certificates, which will only be deemed satisfied if such officer’s certificates and legal opinions could have been delivered on such first date as if such first date were the closing date).

We have agreed that in the event that we fail to pay the termination fee or any termination expenses when due, or Parent fails to pay the termination fee or any termination expenses when due, we or Parent, as the case may be, will reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party in connection with the collection under and enforcement of relevant provisions of the merger agreement.

The merger agreement also provides that if either party terminates the merger agreement because of the other party’s material breach of the merger agreement which would result in the failure of a condition being satisfied by October 31, 2007, the breaching party must reimburse the non-breaching party for its reasonable transaction expenses up to a limit of $15 million. In addition, if either Parent or we terminate because the requisite vote of stockholders is not obtained at the stockholders’ meeting, we have agreed to reimburse Parent for its reasonable transaction expenses up to a limit of $7.5 million.

Remedies

The Company’s right to receive the $50 million termination fee from Parent (or the Guarantor in accordance with the Guarantee) and to require Parent, Merger Sub and the Guarantor to perform their respective obligations (1) under the Guarantee in accordance with its terms, (2) to keep confidential certain information shared by the Company with Parent and Merger Sub pursuant to the merger agreement, (3) to reimburse certain expenses incurred by the Company in connection with its cooperation with the financing and post-closing structuring efforts of Parent and Merger Sub and (4) to pay the costs and expenses in connection with any action taken by us to collect the $50 million termination fee that may become payable by Parent under certain circumstances, all as more fully described above, are the sole and exclusive remedies of the Company and its subsidiaries against Parent, Merger Sub, the Guarantor and their affiliates, including for intentional or willful breach by Parent or Merger Sub of any of the terms of the merger agreement. The maximum aggregate liability of Parent, Merger Sub, Guarantor and their affiliates under the merger agreement is $50 million (exclusive of costs incurred to collect payment of the Parent fee and interest on unpaid amounts, and costs to enforce the Guarantee).

Amendment and Waiver

The merger agreement may be amended by mutual agreement of the parties in writing, whether before or after our stockholders have approved the merger agreement, provided that after any such stockholder approval, no amendment shall be made which, by law or the rules of the New York Stock Exchange, requires further stockholder approval without first obtaining such stockholder approval. The merger agreement also provides that, at any time prior to the effective time of the merger we or Parent may extend the time for the performance of any obligations of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the agreements or conditions to its obligations contained in the merger agreement.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “HIH.” As of •, 2007, there were • stockholders of record. The following table sets forth the high and low sale prices of our common stock as reported on the New York Stock Exchange (rounded to the nearest cent), and the dividends paid per share of our common stock, for each quarterly period for the past two years and for the first quarterly period and second quarterly period (through May 17, 2007) of fiscal year ending December 31, 2007.

	Market Price Range		Dividend
	High	Low
Fiscal Year Ending December 31, 2007:
Second Quarter (through May 17, 2007)	$19.40	$17.60	$—
First Quarter	17.80	14.00	0.23

Fiscal Year Ended December 31, 2006:
Fourth Quarter	$14.97	$13.12	$0.22
Third Quarter	14.87	13.16	0.19
Second Quarter	14.08	11.87	0.18
First Quarter	12.90	10.82	0.16
Full Year	14.97	10.82	0.75

Fiscal Year Ended December 31, 2005:
Fourth Quarter	$11.05	$9.95	$0.14
Third Quarter	12.12	10.25	0.14
Second Quarter	11.13	10.24	0.14
First Quarter	11.10	10.05	0.14
Full Year	12.12	9.95	0.56

On March 8, 2007, the last trading day prior to distribution of a real estate industry-related “blast” email noting that sources indicated we were “in the midst of interviewing bankers” regarding a proposed business combination transaction involving us, the closing price of our common stock on the New York Stock Exchange was $16.36 per share. On April 23, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the New York Stock Exchange was $18.80 per share. On •, 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $ • per share. You are encouraged to obtain current market quotations for our common stock.

Under the merger agreement, no future dividends will be paid on our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information presented below regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of our common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

The following table sets forth certain information regarding the beneficial ownership of common stock by (i) each person, other than directors and executive officers, known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group as of March 23, 2007. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name of Officer or Director	Shares Owned(1)	Percentage of Shares Owned(2)
Columbia Wanger Asset Management, L.P.(3)	6,705,150	10.91%
Barclays Global Investors, NA(4)	4,679,462	7.62%
The Vanguard Group, Inc.(5)	3,500,261	5.70%
Bruce D. Wardinski	575,001	*
James L. Francis	738,642	1.20%
Patrick W. Campbell(6)	258,174	*
Tracy M.J. Colden	203,395	*
Douglas W. Vicari	303,774	*
John M. Elwood	2,000	*
W. Reeder Glass	11,000	*
John W. Hill	2,000	*
Thomas A. Natelli	21,000	*
Margaret A. Sheehan	11,000	*
William L. Wilson	27,666	*
All directors and executive officers as a group (11 persons including those named above)(6)	2,153,652	3.50%

*	Represents less than 1% of the number of shares of common stock of the company.
(1)	Unless otherwise indicated, the named stockholders have sole voting power with respect to all shares shown as being beneficially owned by them.
(2)	Percentage of ownership is based on 61,449,744 shares of common stock issued and outstanding as of March 23, 2007, and includes both registered and unregistered shares of our common stock.
(3)	As reported on Amendment No. 2 to Schedule 13G filed January 10, 2007. The address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(4)	As reported on Schedule 13G filed January 23, 2007, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd and Barclays Global Investors Japan Limited, as members of a group, have reported beneficial ownership of 4,679,462 shares. The address for each of Barclay Global Investors, NA and Barclays Global Fund Advisors is 45 Freemont Street, San Francisco, CA 94105. The address for Barclays Global Investors, Ltd is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address for Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan.
(5)	As reported on Schedule 13G filed February 14, 2007. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Includes 8,000 shares as to which Mr. Campbell may be deemed to share voting and investment power.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Under Maryland corporate law, because shares of our common stock were listed on the New York Stock Exchange on the record date for determining stockholders entitled to vote at the special meeting, our common stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. Under Maryland corporate law, because the holders of our Series A preferred stock are not entitled to vote on the merger, they do not have any appraisal rights or dissenters’ rights in connection with the merger.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

We are sending only one proxy statement to stockholders that share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, they may telephone us at (703) 336-4901 or write to Highland Hospitality Corporation at 8405 Greensboro Drive, Suite 500, McLean, VA 22102, Attention: Secretary. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner and if you did not receive an individual copy of this proxy statement, you can obtain a copy by contacting us in the same manner.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2007 only if the mergers are not completed. If we hold such an annual meeting, it will be more than 30 days after the anniversary date of the mailing of the notice for the 2006 annual meeting. In order to be eligible for inclusion in our proxy materials for our 2007 annual meeting, if such meeting is held, written notice of any stockholder proposal must be received by us a reasonable time before we begin to print and mail our proxy materials for such annual meeting. In addition, nominations by stockholders of candidates for director and proposals by stockholders other than pursuant to the Rule 14a-8 under the Exchange Act process must be submitted in accordance with our current bylaws. Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting that is delayed by more than 30 days from the first anniversary of date of mailing of the notice for the previous year’s annual meeting, written notice (including certain specified information) must be delivered to our Secretary, at our principal executive offices, no sooner than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than either (1) the 90th day prior to the date of mailing of the notice for such annual meeting or (2) the tenth day following the day on which public announcement of the date of mailing of the notice for such annual meeting is first made by us, whichever is later. Our Secretary will provide a copy of our bylaws upon written request and without charge.

OTHER MATTERS

We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Highland, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.highlandhospitality.com under Investor Relations—SEC Filings.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street

New York, New York 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Highland Hospitality Corporation at 8405 Greensboro Drive, Suite 500, McLean, VA 22102, Attention: Secretary. If you would like to request documents, please do so by •, 2007, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated •, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Exhibit A

AGREEMENT AND PLAN OF MERGER

Among

HIGHLAND HOSPITALITY CORPORATION,

HIGHLAND HOSPITALITY, L.P.,

BLACKJACK HOLDINGS, LLC,

BLACKJACK MERGER CORPORATION

and

BLACKJACK MERGER PARTNERSHIP, LP

Dated as of April 24, 2007

i

ii

EXHIBITS

Exhibit A	Knowledge of the Company
Exhibit B	Knowledge of Parent, MergerCo and Merger Partnership
Exhibit C	[Intentionally Omitted]
Exhibit D	Form of Guaranty
Exhibit E	Form of Hogan & Hartson L.L.P. Tax Opinion
Exhibit F	Form of Company Representation Letter for Tax Opinion

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2007 (this “Agreement”), is made and entered into by and among Highland Hospitality Corporation, a Maryland corporation (the “Company”), Highland Hospitality, L.P., a Delaware limited partnership (the “Operating Partnership”), Blackjack Holdings, LLC, a Delaware limited liability company (“Parent”), Blackjack Merger Corporation, a Maryland corporation and wholly owned subsidiary of Parent (“MergerCo”), and Blackjack Merger Partnership, LP, a Delaware limited partnership and a wholly owned subsidiary of MergerCo (“Merger Partnership”, and together with Parent and MergerCo, the “Buyer Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerCo (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the parties also wish to effect a merger of Merger Partnership with and into the Operating Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement and declared that the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein and has directed that the Company Merger be submitted for consideration by its stockholders;

WHEREAS, HHC GP Corporation, a wholly owned subsidiary of the Company and the sole general partner of the Operating Partnership (the “GP”), has approved this Agreement and the Partnership Merger and deemed it advisable and in the best interests of the limited partners of the Operating Partnership for the Operating Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth in herein;

WHEREAS, the Board of Directors of MergerCo has approved this Agreement and the Company Merger and declared that this Agreement and the Company Merger are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, MergerCo, as the general partner of Merger Partnership, has approved this Agreement and the Partnership Merger and declared that this Agreement and the Partnership Merger are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Company Merger and the Partnership Merger be undertaken pursuant to a single integrated plan with the result that such mergers be treated as a taxable sale by the Company of all of the Company’s assets to MergerCo in exchange for the merger consideration provided for herein and the assumption of all of the Company’s liabilities, followed by a distribution of such merger consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state and local law, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company, the GP, the Operating Partnership or any Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or the Subsidiaries representing 20% or more of the consolidated assets of the Company and the Subsidiaries, (c) issuance, sale or other disposition by the Company, the GP or the Operating Partnership, as applicable, of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, the GP or the Operating Partnership, as applicable, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares or outstanding equity interests of the GP or the Operating Partnership, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or the Operating Partnership, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Mergers or any of the other transactions contemplated by this Agreement.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Certificate” or “Certificates” means any certificate evidencing Company Common Shares, Company Series A Preferred Shares or OP Units.

“Company Bylaws” means the Amended and Restated By-Laws of the Company, as amended.

“Company Charter” means the Articles of Amendment and Restatement of the Company, as amended and supplemented through the date hereof.

“Company Common Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Company Leases” means all leases, licenses, subleases, concessions or similar agreements for the use or occupancy by a Third Party of more than 10,000 square feet of any of the Company Properties.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, development, occurrence or change that is materially adverse to the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any effect, event, development, occurrence or change arising out of or resulting from (a) decrease in the market price of the Company Common Shares (but not any effect, event, development, occurrence or change underlying such decrease to the extent that such effect, event, development or change would otherwise constitute a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (c) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their business (except to the extent such effect, event, development, occurrence or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (d) changes in GAAP, (e) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such effect, event, development, occurrence or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development, occurrence or change), (g) earthquakes, hurricanes or other natural disasters (except to the extent such effect, event, development, occurrence or change affects the Company and its Subsidiaries, in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development, occurrence or change ), or (h) any action taken by the Company or its Subsidiaries at the request or with the prior written consent of any of the Buyer Parties.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company or the Operating Partnership made herein.

“Effective Time” means the later to occur of the Company Merger Effective Time and the Partnership Merger Effective Time.

“Environmental Laws” means any applicable United States federal, state or local law in existence on or before the date hereof relating to (i) Releases or threatened Releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any United States federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder in effect prior to the date hereof, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos, lead and radon; and (iv) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) United States and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit A.

“knowledge of Parent” means the actual knowledge of those individuals listed on Exhibit B.

“Law” means any United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, writ, decree or other order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Merger Consideration” means, collectively, the Common Share Merger Consideration, the Warrant Merger Consideration, the Series A Preferred Merger Consideration and the OP Unit Merger Consideration.

“Operating Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated December 19, 2003, as amended.

“Parent Material Adverse Effect” means any effect, event, development, occurrence or change that would reasonably be expected to prevent, or materially delay Parent, MergerCo or Merger Partnership from consummating the Company Merger or the Partnership Merger.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception disclosed in any title insurance policy provided or made available to Parent (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Schedule), the Franchise Agreements, the Management Agreement Documents, the Ground Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; and (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, disposal, leaching or migration of Hazardous Substances into the environment (including ambient air, surface water, ground water, and surface or subsurface strata).

“Series A Preferred OP Units” means the series of partnership units representing units of limited partnership interest designated as the 7.875% Series A Cumulative Redeemable Preferred Units (Liquidation Preference $25 per share), with the preferences, liquidation and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of units as described in the Operating Partnership Agreement.

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.

“Superior Proposal” means a written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party which the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel and after taking into account all of the terms and conditions of the Acquisition Proposal, including the conditions to the consummation of the Acquisition Proposal and the legal, regulatory and financing terms and aspects of such Acquisition Proposal, and after taking into account any amendment to this Agreement entered into or to which Parent irrevocably commits to enter into and for which all internal approvals of Parent have been obtained) to be more favorable to the Company’s stockholders than the Company Merger from a financial point of view. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “50%”.

“Taxes” means (i) any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, and (ii) any obligation with respect to the items described in (i) above by reason of Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax law).

(a) the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2007 Budget	§ 6.01(k)
Agreement	Preamble
Articles of Incorporation	§ 2.02(a)
Articles of Merger	§ 2.03(a)
Blue Sky Laws	§ 4.05(b)
Buyer Parties	Preamble
Bylaws	§ 2.02(b)
Capital Expenditures	§ 6.01(k)
CERCLA	§ 4.16(c)
Change in Recommendation	§ 7.04(c)
Claims	§ 7.06(a)
Closing	§2.04
Closing Date	§2.04

Defined Term	Location of Definition
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Common Share Merger Consideration	§ 3.01(c)
Company Employees	§ 7.05(b)
Company Expenses	§ 9.03(e)
Company Financial Advisors	§4.18
Company Intellectual Property	§4.14
Company Merger	Recitals
Company Merger Effective Time	§ 2.03(a)
Company Properties	§ 4.13(a)
Company Property	§ 4.13(a)
Company Recommendation	§7.02
Company Restricted Shares	§ 3.01(f)
Company SEC Reports	§ 4.07(a)
Company Series A Preferred Share Merger Consideration	§ 3.01(d)
Company Series A Preferred Shares	§ 4.03(a)
Company Stockholder Approval	§ 4.04(a)
Company Stockholders’ Meeting	§7.02
Company Termination Fee	§ 9.03(d)
Company Warrants	§ 3.01(e)
Confidentiality Agreement	§ 7.03(b)
Continuing Employees	§ 7.05(b)
Debt Commitment Letter	§ 5.07(b)
Debt Financing	§ 5.07(b)
DRULP	Recitals
DSOS	§ 2.03(b)
Environmental Permits	§ 4.16(a)
EDC Plan	§ 7.05(d)
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(g)
Exchange Act	§ 4.05(b)
Exchange Fund	§ 3.03(a)
Expenses	§ 7.06(a)
Franchise Agreements	§ 4.13(g)
Governmental Order	§ 9.01(c)
GP	Recitals
Ground Leases	§ 4.13(c)
Guaranty	§ 5.07(c)
Guarantor	§ 5.07(c)
Incentive Plan	§ 3.01(f)
Indemnified Parties	§ 7.06(a)
IRS	§ 4.10(a)
Lender	§ 5.07(b)
Liquidation Payment Date	§2.07
Management Agreement Documents	§ 4.13(f)
Maryland Courts	§10.09
Material Contracts	§4.17
Merger Partnership	Preamble
MergerCo	Preamble
MergerCo Series A Preferred Shares	§ 3.01(d)
Mergers	Recitals

Defined Term	Location of Definition
MGCL	Recitals
New Entity	§ 2.01(a)
NYSE	§ 4.05(b)
OP Unit	§3.02
OP Unit Merger Consideration	§3.02
Operating Partnership	Preamble
Other Filings	§4.12
Parent	Preamble
Parent Expenses	§ 9.03(e)
Parent Parties	§ 9.03(f)
Partnership Merger	Recitals
Partnership Merger Certificate	§ 2.03(b)
Partnership Merger Effective Time	§ 2.03(b)
Paying Agent	§ 3.03(a)
Permits	§ 4.06(a)
Plans	§ 4.10(a)
Post-Signing Returns	§ 7.09(a)
Proxy Statement	§ 4.05(b)
Property Restrictions	§ 4.13(a)
Qualifying Income	§ 9.04(a)
REIT	§ 4.15(b)
Representatives	§ 7.07(f)
SDAT	§ 2.03(a)
SEC	§ 4.05(b)
Section 16	§ 7.05(c)
Securities Act	§ 4.05(b)
SOX	§ 4.07(d)
Subsidiary	§ 4.01(b)
Surviving Corporation	§ 2.01(a)
Surviving Partnership	§ 2.01(b)
Tax Protection Agreement	§ 4.15(o)
Tax Returns	§ 4.15(a)
Termination Date	§9.01
Third Party	§ 4.13(e)
Transfer Taxes	§7.08
Voting Company Debt	§ 4.03(a)
Warrant Merger Consideration	§ 3.01(e)

SECTION 1.02 Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

THE MERGERS

SECTION 2.01 Mergers.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the MGCL, at the Company Merger Effective Time, MergerCo and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into MergerCo and the separate existence of the Company shall thereupon cease and (ii) MergerCo shall be the surviving corporation in the Company Merger (the “Surviving Corporation”). The Company Merger shall have the effects specified in Section 3-114 of the MGCL. Notwithstanding the foregoing, Parent may, (i) so long as the Company does not determine that such action may result in the holders of Company Series A Preferred Shares becoming entitled to vote on the Company Merger, elect at any time prior to the date that is fifteen (15) days after the date hereof to substitute any direct or indirect subsidiary (which may be a corporation, limited liability company, real estate investment trust or other entity) of Parent for MergerCo as a constituent entity in the Company Merger and/or (ii) interpose a newly formed corporation, limited liability company, real estate investment trust or other entity (a “New Entity”) between Parent and MergerCo such that such New Entity is wholly owned directly or indirectly by Parent and such New Entity directly or indirectly owns MergerCo. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

(b) Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of the DRULPA, immediately following the Company Merger Effective Time, on the same day thereof and as part of a single overall transaction with the Company Merger and pursuant to an integrated plan, Merger Partnership and the Operating Partnership shall consummate the Partnership Merger pursuant to which (i) Merger Partnership shall be merged with and into the Operating Partnership and the separate existence of Merger Partnership shall thereupon cease and (ii) the Operating Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects specified in Section 17-211(h) of the DRULPA.

SECTION 2.02 Articles of Incorporation and Bylaws; Partnership Agreement.

(a) The charter of MergerCo, as amended, as in effect immediately prior to the Company Merger Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by law (the “Articles of Incorporation”).

(b) The bylaws of MergerCo, as in effect immediately prior to the Company Merger Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the charter or by such bylaws (the “Bylaws”).

(c) The limited partnership agreement of the Operating Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by law. The certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended as provided therein or by law.

SECTION 2.03 Effective Time.

(a) At the Closing, MergerCo and the Company shall duly execute and file articles of merger in a form that complies with the MGCL (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the MGCL. The Company Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the MGCL as the effective time of the Company Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Company Merger Effective Time”).

(b) At the Closing, immediately after the Company Merger Effective Time, and on the same day thereof, the Operating Partnership and Merger Partnership shall file a certificate of merger in a form that complies with the DRULPA (the “Partnership Merger Certificate”) with the Secretary of State of the State of Delaware (the “DSOS”), executed in accordance with the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective after the Company Merger Effective Time upon such time as the Partnership Merger Certificate has been accepted by the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

SECTION 2.04 Closing. The closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C., or at such other place as agreed to by the parties hereto.

SECTION 2.05 Directors and Officers of the Surviving Corporation. The directors of MergerCo immediately prior to the Company Merger Effective Time shall be the directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Company Merger Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

SECTION 2.06 Partnership Matters. The general partner of the Surviving Partnership immediately after the Partnership Merger Effective Time shall be the GP. The officers of the Merger Partnership immediately prior to the Partnership Merger Effective Time shall be the initial officers of the Surviving Partnership, each to hold office in accordance with the Operating Partnership Agreement.

SECTION 2.07 Dissolution and Liquidation of the Surviving Corporation. As promptly as practicable following the date hereof, and in any event no later than thirty (30) days prior to the Company Merger Effective Time, the Surviving Corporation shall deliver written notice of its election to liquidate and terminate its existence as of immediately following the Company Merger Effective Time to the holders of the MergerCo Series A Preferred Shares, stating the date and place of payment of the amount distributable to such holders of the MergerCo Series A Preferred Shares in accordance with the terms of the Articles of Incorporation relating to the MergerCo Series A Preferred Shares, which notice will be delivered prior to the payment date stated in the notice (the “Liquidation Payment Date”) in accordance with the terms of the Articles of Incorporation relating to the

MergerCo Series A Preferred Shares. On the Liquidation Payment Date, the holders of the MergerCo Series A Preferred Shares will receive distributions from the Surviving Corporation equal to the amounts payable to them upon a liquidation of the Surviving Corporation in accordance with the terms of the Articles of Incorporation relating to the MergerCo Series A Preferred Shares. The Surviving Corporation will undertake dissolution in accordance with the provisions of Subtitle 4 of Title 3 of the MGCL and will file articles of dissolution with the SDAT.

SECTION 2.08 Other Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company, the Operating Partnership, or the Company Board, the GP, shareholders or partners of the Company or the Operating Partnership, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert or cause the conversion of one or more wholly-owned Company Subsidiaries that are organized as corporations (including, but not limited to, GP) into limited liability companies and one or more Company Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold all of the stock, partnership interests or limited liability company interests owned, directly or indirectly, by the Company in one or more Subsidiaries at a price designated by Parent, and (c) sell or cause to be sold any of the assets of the Company or one or more Subsidiaries at a price designated by Parent; provided, however, that (i) none of the Company or any Subsidiary shall be required to take any action in contravention of any provision of (A) the Company Charter, the Company Bylaws, the Operating Partnership Agreement or the comparable charter or organizational documents of any Subsidiary or (B) any Permit, Material Contract, Franchise Agreement, Management Agreement Document, Ground Lease or Plan, (ii) any such actions or transactions shall be contingent upon all of the conditions set forth in Article VIII having been satisfied (or, with respect to Section 8.02(e), waived) and receipt by the Company of a written notice from Parent to such effect and that the Buyer Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b) and (c) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Buyer Parties under this Agreement, including payment of the Merger Consideration, and (iv) neither the Company nor any of its Subsidiaries shall be required to take any such action at any time prior to the Effective Time that could adversely affect the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981. Parent shall, upon request by the Company, advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 2.08 (including reasonable fees and expenses of its Representatives). Parent shall indemnify and hold harmless the Company, the Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or the Operating Partnership shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 2.08 or required by Parent pursuant to this Section 2.08.

ARTICLE III

EFFECTS OF THE MERGERS

SECTION 3.01 Effects on Shares. As of the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holder of Company Common Shares or holders of any shares in MergerCo:

(a) Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Company Merger Effective Time shall remain as one issued and outstanding share of common stock of the Surviving Corporation.

(b) Each Company Common Share that is owned by any Subsidiary or by MergerCo shall, immediately prior to the Company Merger Effective Time, automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to $19.50 (the “Company Common Share Merger Consideration”).

(d) Each Company Series A Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time (other than the Company Series A Shares owned by any Subsidiary or by MergerCo, which shall be automatically cancelled and retired and cease to exist) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive one share of 7.8750% Series A Preferred Stock, par value $0.01 per share (the “MergerCo Series A Preferred Shares”), of the Surviving Corporation (the “Company Series A Preferred Share Merger Consideration”). The MergerCo Series A Preferred Shares shall have terms that are materially the same as the terms of the Company Series A Preferred Shares outstanding on the date hereof, except that MergerCo rather than the Company will be the issuer of the shares. At the Company Merger Effective Time, MergerCo’s Articles of Incorporation will be amended or supplemented to include terms that are materially the same as the Company Series A Preferred Shares.

(e) At the Company Merger Effective Time, each warrant to purchase Company Common Shares listed in Section 4.03(b) of the Disclosure Schedule (the “Company Warrants”) not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of Company Common Shares subject to such Company Warrant immediately prior to the Company Merger Effective Time, whether or not exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Warrant (the “Warrant Merger Consideration”). If the exercise price per share of any such Company Warrant is equal to or greater than the Company Common Share Merger Consideration, such Company Warrant shall be canceled without any cash payment being made in respect thereof.

(f) The Buyer Parties acknowledge that, to the extent not previously vested, all outstanding restricted share awards (“Company Restricted Shares”) granted pursuant to the Company’s Amended and Restated 2003 Omnibus Stock Incentive Plan, as amended (the “Incentive Plan”), automatically shall become fully vested and free of any forfeiture restrictions immediately prior to the Company Merger Effective Time. Each such Company Restricted Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration. The amount of previously accrued and unpaid dividends on the Company Restricted Shares also shall become fully vested immediately prior to the Company Merger Effective Time and shall be paid by the Surviving Corporation immediately following the Company Merger Effective Time.

SECTION 3.02 Effect on Operating Partnership Units.

(a) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Operating Partnership, each unit of limited partner interest in the Operating Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time (“OP Units”) (other than any OP Units or Series A Preferred OP Units held by the Company or any of its Subsidiaries, which OP Units and Series A Preferred OP Units shall remain outstanding and unchanged as units of limited partnership interest in the Surviving Partnership), subject to the terms and conditions set forth herein, shall be converted into, and cancelled in exchange for, the right to receive cash in an amount equal to the Company Common Share Merger Consideration per OP Unit on an as-converted basis (the “OP Unit Merger Consideration”).

(b) The general partner interests of the Operating Partnership shall remain outstanding as general partner interests in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the partnership agreement of the Surviving Partnership.

(c) Each limited and general partnership interest in Merger Partnership shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

SECTION 3.03 Exchange of Certificates; Paying Agent.

(a) Paying Agent. Prior to the Company Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III of the Merger Consideration (collectively, such cash being referred to as the “Exchange Fund”). On or before the Company Merger Effective Time, Parent shall deposit with the Paying Agent the Merger Consideration for the benefit of the holders of Company Common Shares, the Company Series A Preferred Shares, the Company Warrants, and the OP Units. The Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Partnership Merger Certificate. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Corporation.

(b) Share Transfer Books. At the Company Merger Effective Time, the share or unit transfer books of the Company and the Operating Partnership, as applicable, shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares, Company Restricted Shares, the Company Warrants, the Company Series A Preferred Shares or the OP Units. From and after the Company Merger Effective Time, persons who held Company Common Shares, Company Restricted Shares, Company Warrants, Company Series A Preferred Shares, or OP Units immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares, warrants or units, except as otherwise provided for herein. On or after the Company Merger Effective Time, any Certificates of the Company or the Operating Partnership, as applicable, presented to the Paying Agent, the Surviving Corporation or the transfer agent for any reason shall be exchanged for the applicable Merger Consideration.

(c) Exchange Procedures for Certificates. (i) Promptly after the Company Merger Effective Time (but in any event within five (5) Business Days), the Surviving Corporation shall cause the Paying Agent to mail to each person who immediately prior to the Company Merger Effective Time held Company Common Shares, Company Warrants or Company Series A Preferred Shares that were exchanged for the right to receive the Company Common Share Merger Consideration, in the case of Company Common Shares, the Warrant Merger Consideration, in the case of Company Warrants, or the Company Series A Preferred Share Merger Consideration, in the case of the Company Series A Preferred Shares, as applicable, pursuant to Section 3.01: (A) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Share Merger Consideration, the Warrant Merger Consideration, or the Company Series A Preferred Share Merger Consideration, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Company Common Shares, the Warrant Merger Consideration, in the case of Company Warrants or the Company Series A Preferred Share Merger Consideration payable in respect of the Company Series A Preferred Shares, previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares, Company Warrants or the Company Series A Preferred Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration, the Warrant Merger Consideration, or the Company Series A Preferred Share Merger, as applicable, as contemplated by this Section 3.03. No interest shall be paid or accrue on the Merger Consideration.

(ii) Promptly after the Partnership Merger Effective Time (but in any event within five (5) Business Days), the Surviving Partnership shall cause the Paying Agent to mail to each person who immediately prior to the Partnership Merger Effective Time held OP Units that were exchanged for the right to receive the OP Unit Merger Consideration pursuant to Section 3.02: (A) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the OP Unit Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the OP Unit Merger Consideration payable in respect of the OP Units previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of OP Units that is not registered in the transfer records of the Operating Partnership, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Partnership Merger Effective Time to represent only the right to receive, upon such surrender, the OP Unit Merger Consideration as contemplated by this Section 3.03. No interest shall be paid or accrue on the OP Unit Merger Consideration.

(d) No Further Ownership Rights in Company Common Shares, Company Series A Preferred Shares, Company Warrants or OP Units. (i) At the Company Merger Effective Time, holders of Company Common Shares and Company Series A Preferred Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration or the Company Series A Preferred Share Merger Consideration, as applicable, provided under this Article III. The Company Common Share Merger Consideration or the Company Series A Preferred Share Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares or Company Series A Preferred Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares and Company Series A Preferred Shares exchanged theretofore and represented by such Certificates. The Warrant Merger Consideration paid with respect to Company Warrants in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Warrants, and on and after the Company Merger Effective Time the holder of a Company Warrant shall have no further rights with respect to any Company Warrant, other than the right to receive the Warrant Merger Consideration as provided in Section 3.01(e).

(ii) At the Partnership Merger Effective Time, holders of OP Units shall cease to be, and shall have no rights as, limited partners of the Operating Partnership other than the right to receive the OP

Unit Merger Consideration provided under this Article III. The OP Unit Merger Consideration paid upon the surrender for exchange of Certificates representing OP Units in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the OP Units exchanged theretofore and represented by such Certificates.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for six (6) months after the Company Merger Effective Time shall be delivered to Parent, and any holders of Company Common Shares, Company Series A Preferred Shares, Company Warrants or OP Units prior to the Company Merger or Partnership Merger, as the case may be, who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the applicable Merger Consideration.

(f) No Liability. None of Parent, MergerCo, Merger Partnership, the Surviving Corporation, the Company, the Operating Partnership or the Paying Agent, or any employee, officer, director, stockholder, partner, agent or Affiliate thereof, shall be liable to any person in respect of the applicable Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the applicable Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in form reasonably satisfactory to Parent of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Surviving Corporation, the Surviving Partnership or the Paying Agent, the posting by such person of a bond in such amount as Parent, the Surviving Corporation, the Surviving Partnership or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect thereof pursuant to this Agreement.

SECTION 3.04 Withholding Rights. Parent, the Surviving Corporation, the Surviving Partnership or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Series A Preferred Shares, Company Warrants or the OP Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Company Series A Preferred Shares, Company Warrants or the OP Units in respect of which such deduction and withholding was made.

SECTION 3.05 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE

COMPANY AND THE OPERATING PARTNERSHIP

Except as set forth in the Disclosure Schedule, which Disclosure Schedule shall identify any exception to the representations and warranties contained in this Agreement and in which case any item disclosed on any Section therein shall be deemed to be disclosed with respect to all Sections under which such item may be relevant whether or not a specific cross reference appears if the disclosure in respect of the one Section is reasonably sufficient to inform the reader of the information required to be disclosed in respect of such other Section, the Company, the GP and the Operating Partnership hereby jointly and severally represent and warrant to the Buyer Parties as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries; Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b) Each of the Company’s subsidiaries, including the GP and the Operating Partnership (the “Subsidiaries”), together with the jurisdiction of organization of each such subsidiary, the percentage of the outstanding equity of each such subsidiary owned by the Company and each other subsidiary of the Company, is set forth on Section 4.01(b) of the Disclosure Schedule. Except as set forth in Section 4.01(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Each Subsidiary is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as set forth on Section 4.01(b) of the Disclosure Schedule), except where the failure to be so validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, operate, lease and encumber its properties and to carry on its business as now conducted. Each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.02 Organizational Documents. The Company has previously provided or made available true and complete copies of the Company Charter and the Company Bylaws, the Operating Partnership Agreement and the certificate of limited partnership of the Operating Partnership (and, in each case, all amendments thereto) and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company or the Operating Partnership have been commenced.

SECTION 4.03 Capitalization.

(a) The authorized shares of stock of the Company consist of 500,000,000 Company Common Shares, of which, as of the date hereof, 61,449,744 (including 1,498,362 unvested Company Restricted Shares) were issued and outstanding, and 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company, of which 3,200,000 shares have been designated as “7.8750% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Company Series A Preferred Shares”)” and were issued and outstanding. As of the date hereof, 529,850 Company Common Shares have been reserved for issuance upon redemption of outstanding OP Units (other than any OP Units or Series A Preferred OP Units held by the Company or any of its Subsidiaries) and 138,084 Company Common Shares have been reserved for issuance upon exercise of outstanding Company Warrants, subject to adjustment on the terms set forth in such Company Warrants. As of the date of this Agreement, the Company had no Company Common Shares or Company Series A Preferred Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the Company Charter or the Company Bylaws. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares, Company Series A Preferred Shares, OP Units or Series A Preferred OP Units (“Voting Company Debt”). As of the date hereof, there are 61,979,594 OP Units and 3,200,000 Series A Preferred OP Units issued and outstanding.

(b) Except for the Company Warrants, the OP Units or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Shares, Voting Company Debt or Company Series A Preferred Shares, or any investment that is convertible into or exercisable or exchangeable for any such shares. Section 4.03(b) of the Disclosure Schedule sets forth a true, complete and correct list of the Company Warrants, including the name of the Person to whom such Company Warrants have been granted, the number of shares subject to each Company Warrant, and the per share exercise price or purchase price for each Company Warrant. There are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights or other rights, agreements or commitments (contingent or otherwise) that obligate the Operating Partnership to issue, transfer or sell any OP Units or Series A Preferred OP Units, or any investment that is convertible into or exercisable or exchangeable for any such shares.

(c) Section 4.03(c) of the Disclosure Schedule sets forth a true, complete and correct list of the unvested Company Restricted Shares as of the date of this Agreement, including the name of the Person to whom such Company Restricted Shares have been granted for each such award.

(d) Except as set forth in the Company Charter, the Company Bylaws or Section 4.03(d) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

(e) Except as set forth in the Section 4.03(e) of the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(f) The Company is the sole stockholder of the GP, and, as of the date hereof, owns, directly or through the GP, 61,449,744 OP Units and 3,200,000 Series A Preferred OP Units. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Operating Partnership to issue, repurchase, redeem, transfer or sell any partnership interests of the Operating Partnership. The OP Units are subject only to the restrictions on transfer set forth in the Operating Partnership Agreement and those imposed by applicable securities laws.

SECTION 4.04 Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this

Agreement or to consummate the transactions contemplated by this Agreement other than (i) the affirmative approval of the Company Merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all outstanding Company Common Shares (the “Company Stockholder Approval”) and (ii) the filing and recordation of appropriate merger documents as required by the MGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent, MergerCo and Merger Partnership, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Operating Partnership has all necessary partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Operating Partnership of this Agreement and the consummation by the Operating Partnership of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action on behalf of the Operating Partnership, the GP has approved this Agreement and the Partnership Merger, and no other partnership proceedings or vote on the part of the Operating Partnership or its partners are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the filing and recordation of appropriate merger documents as required by the DRULPA. This Agreement has been duly and validly executed and delivered by the GP on behalf of the Operating Partnership and, assuming the due authorization, execution and delivery by each of Parent, MergerCo and Merger Partnership, constitutes a legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) adopting this Agreement, the Company Merger, the Partnership Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Company Merger, the Partnership Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders and (iii) recommending that the Company’s shareholders approve this Agreement and the Company Merger.

(d) Each of the Company and the GP, as applicable, has taken all action required to be taken by it in order to exempt this Agreement, the Company Merger and the Partnership Merger, and this Agreement, the Company Merger and the Partnership Merger are exempt, from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other takeover Laws of the MGCL or the DRULPA.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company and the Operating Partnership of this Agreement do not, and the performance of their respective obligations hereunder and thereunder will not, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, (2) the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership or (3) the certificate or articles of incorporation or bylaws or equivalent organizational documents of any Subsidiary, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company, the Operating Partnership or any Subsidiary, or by which any property or asset of the Company, the Operating Partnership or any Subsidiary is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company, the Operating Partnership or any Subsidiary pursuant to, any of the terms, conditions or provisions of any Permit, Material Contract, Franchise Agreement, Management Agreement Document, Ground Lease or Plan to which the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery by the Company and the Operating Partnership of this Agreement does not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Merger to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (C) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (D) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and (E) the filing of the Partnership Merger Certificate with, and the acceptance for record thereof by, the DSOS, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance with Laws.

(a) Except as set forth in Section 4.06 of the Disclosure Schedule, each of the Company, the Operating Partnership and the other Subsidiaries is in possession of all franchises, grants, authorizations, licenses (including liquor licenses to the extent not held by a manager or the manager’s designee), permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Company, the Operating Partnership, nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company, the Operating Partnership, or any Subsidiary or by which any property or asset of the Company, the Operating Partnership, or any Subsidiary is bound or (ii) any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07 SEC Filings; Financial Statements; No Unknown Liabilities.

(a) The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2004 (the “Company SEC Reports”). The Company SEC Reports, each as amended prior to the date hereof, (i) have been prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).

(c) Except (i) as set forth in Section 4.07(c) of the Disclosure Schedule, (ii) to the extent disclosed in the Company SEC Reports filed prior to the date of this Agreement and (iii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006, none of the Company or its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent, unknown or otherwise), whether or not required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and, to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to trustees, directors or executive officers within the meaning of Section 402 of SOX.

(e) Except as set forth in Section 4.07(e) of the Disclosure Schedule, the Company has not received any oral or written notification of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls, and, to the knowledge of the Company, there is no set of circumstances that would reasonably be expected to result in a “reportable condition” or “material weakness” in the internal controls of the Company. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(f) None of the Company or any Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary in the Company SEC Reports.

(g) The books of account and other financial records of the Company and the Subsidiaries are true, complete and correct in all material respects and have been maintained in accordance with good business practices. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, members, partners, the boards of directors or trustees and each committee thereof of the Company and each Subsidiary held since January 1, 2005.

(h) The Company is in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the NYSE. The Company has made available to Parent correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any Subsidiary, on the other hand, occurring since December 31, 2005 and prior to the date hereof and will, promptly following the receipt thereof, make available to the Parent any such material correspondence sent or received after the date hereof. To the knowledge of the Company, none of the Company SEC Reports filed prior to the date hereof is the subject of ongoing SEC review or outstanding SEC comment.

SECTION 4.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as set forth in Section 4.08 of the Disclosure Schedule, since December 31, 2006 through the date hereof, (a) each of the Company, the Operating Partnership and the other Subsidiaries has conducted its business in the ordinary course consistent with past practice and have not taken any of the actions listed in clauses (c), (d), (f), (h), (i) or (o) of Section 6.01 and (b) there has not been an event, occurrence, effect or circumstance that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.09 Absence of Litigation. Except (i) as listed in Section 4.09 of the Disclosure Schedule, (ii) as set forth in the Company SEC Reports filed prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of the Company and its Subsidiaries involving (A) collection matters or (B) routine, ordinary course personal injury or other routine, ordinary course tort litigation, in each case consistent with similar claims over the past 24 months, which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (y) reasonably be expected to have a Company Material Adverse Effect. None of the Company and its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock option, stock purchase, restricted stock plans and all material bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any ERISA Affiliate (collectively, the “Plans”). The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan (or other descriptions of such Plan provided to employees) and all modifications thereto, and (vi) all material correspondence with the Department of Labor or the IRS.

(b) Each Plan has been operated in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and Proposed Regulation Sections 1.409A-1 through 1.409A-6 inclusive. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No administrative investigation, audit or other administrative proceeding by any Governmental Authority with respect to a Plan is pending, in progress, or to the knowledge of the Company, threatened, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. With respect to each Plan, (i) there has been no “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, within the last five (5) years which has or is reasonably likely to result in material liability to the Company or any of its Subsidiaries; and (ii) neither the Company, any of its Subsidiaries, nor any individual serving as a fiduciary of a Plan has breached the fiduciary rules of ERISA which would subject the Company or any of its Subsidiaries to any Tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j), or (l) of ERISA, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth on Section 4.10(d) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors, has sponsored, contributes or been required to contribute to any plan that is subject to the provisions of Title IV of ERISA or Section 302 or Section 412 of the Code, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Except as set forth in Section 4.10(d) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code or continuation coverage rights under state law.

(e) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(f) Except as set forth in Section 4.10(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Company Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any ERISA Affiliate.

(g) For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it would be considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.

SECTION 4.11 Labor Matters. Except as set forth in Section 4.11 of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances or unfair labor practice charges outstanding against the Company or any Subsidiary under such agreement or contract; and (iii) there is no labor organization activity (including elections or other proceedings) strike, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company or any Subsidiary.

SECTION 4.12 Information Supplied. The information supplied by the Company relating to the Company and its Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by the Company, the Operating Partnership or any other Subsidiary with respect to statements made or incorporated by reference therein to the extent based on information supplied by Parent, MergerCo or Merger Partnership in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Company Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 4.13 Property and Leases.

(a) Section 4.13(a) of the Disclosure Schedule sets forth a correct and complete list and address of all real property interests owned or held by the Company and the Subsidiaries, including fee interests and ground leasehold interests (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). Each of the Company Properties is owned or leased by the Operating Partnership or other Subsidiaries as indicated in Section 4.13(a) of the Disclosure Schedule. Except as otherwise disclosed in Section 4.13(a) of the Disclosure Schedule, each of the Company Properties is 100% owned by the Operating Partnership or such other Subsidiary indicated, or if leased, is leased solely by such entity. The Operating Partnership or other Subsidiaries of the Company own or, if so indicated in Section 4.13(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for Permitted Liens and any other limitations of any kind, if any, that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Section 4.13(b) of the Disclosure Schedule, the Company has not received written notice (i) that any certificate, permit, license, approval or other entitlement from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or of any pending threat of modification or cancellation of any of same, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (ii) of any uncured violation of any Laws affecting any of the Company Properties or operations which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.13(c) of the Disclosure Schedule lists each ground lease or other agreement pursuant to which the Operating Partnership or any other Subsidiary is a lessee and identifies the Company Property that is subject to such ground lease, the date of such agreement and each material amendment relating thereto (collectively, “Ground Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Ground Lease is valid, binding and in full force and effect, enforceable against the Operating Partnership or the applicable Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto. None of the Company, the Operating Partnership or any other Subsidiary has received a written notice that it is in default under any Ground Lease which remains uncured.

(d) Except as provided for in Section 4.13(d) of the Disclosure Schedule, none of the Company nor any of the Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or, to the Company’s knowledge, threatened with respect to any of the Company Properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 4.13(e) of the Disclosure Schedule, (i) there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any material portion thereof that is owned by the Operating Partnership or its Subsidiaries or any other unexpired rights in favor of any party other than the Company or any Subsidiary (a “Third Party”) to purchase, ground lease or otherwise acquire or grant management rights over a Company Property or any material portion thereof that is owned by the Operating Partnership or its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has entered into any contract for sale, ground lease or management rights, or letter of intent to sell, or ground lease or management rights with respect to any Company Property or any material portion thereof that is owned by the Operating Partnership or its Subsidiaries.

(f) Section 4.13(f) of the Disclosure Schedule lists each management agreement pursuant to which any Third Party manages or operates any Company Property or material portion thereof on behalf of the Operating Partnership or any of its Subsidiaries, and identifies the Company Property that is subject to such management agreement, the Operating Partnership or its applicable Subsidiary that is a party to such agreement, the date of such management agreement and each material amendment relating thereto (collectively, the “Management Agreement Documents”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Management Agreement Documents is valid, binding and enforceable in accordance with its terms against, and is in full force and effect with respect to, the Operating Partnership or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto.

(g) Section 4.13(g) of the Disclosure Schedule lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property and identifies the Company Property that is subject to such agreement, the Operating Partnership or its Subsidiary that is a party to such agreement, the date of such agreement and each material amendment, guaranty or other material agreement binding on the Company or its applicable Subsidiary and relating thereto (collectively, “Franchise Agreements”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Franchise Agreement is valid, binding and enforceable in accordance with its terms against, and is in full force and effect with respect to, the Operating Partnership or its applicable Subsidiary, and, to the knowledge of the Company, the other parties thereto.

(h) Section 4.13(h) of the Disclosure Schedule lists each of the Company Leases. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Lease is valid, binding and in full force and effect, enforceable against the Operating Partnership or the applicable Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto. None of the Company, the Operating Partnership or any other Subsidiary has received written notice that it is in default under any Company Lease which remains uncured.

SECTION 4.14 Intellectual Property. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Third Party and (b) with respect to Intellectual Property owned by or licensed to the Company or any Subsidiary that is material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, as currently conducted (“Company Intellectual Property”), the Company or such Subsidiary owns, validly licenses or otherwise has the valid right to use such Company Intellectual Property in the continued operation of its business as currently conducted.

SECTION 4.15 Taxes. Except as set forth in Section 4.15 of the Disclosure Schedule:

(a) Each of the Company and the Tax Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns, as defined below, required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (ii) has paid (or had paid on their behalf) all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it, and such Tax Returns are true, correct and complete in all material respects. The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and the Tax Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and material Taxes payable by the Company and the Tax Subsidiaries through the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and the Tax Subsidiaries in filing their Tax Returns. True, correct and complete copies of all federal Tax Returns for the Company and the Tax Subsidiaries with respect to the taxable years ending on or after December 17, 2003, the year of the Company’s inception, have been delivered or made available to representatives of Parent. Neither the Company nor any of the Tax Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any material Tax matter is currently in force with respect to the Company or any of its Tax Subsidiaries (other than powers of attorney or letters of authorization with respect to property tax matters). As used here, (i) the term “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes (including any related or supporting information, schedule or amendment thereto) and (ii) the term “Tax Subsidiary” or “Tax Subsidiaries” means (x) any Subsidiary, (y) any entity in which the Company owns, directly or indirectly, an equity interest (as determined for U.S. federal income tax purposes) of at least 10% determined by either voting power or value, whichever is greater, or (z) any entity of which the Company or any other subsidiary of the Company is a general partner or managing member.

(b) The Company, (i) for all taxable years commencing with the Company’s taxable year ending December 31, 2003 through December 31, 2006, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has been organized and has operated since December 31, 2006 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company (or portion thereof) that includes and ends with the Company Merger Effective Time (without taking into account, or giving effect to, any transaction effected pursuant to Section 2.08 hereof), and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a disqualification of its status as a REIT. No challenge to the Company’s status as a REIT is pending or has been threatened in writing.

(c) As of the date of this Agreement, the Company does not have any earnings and profits attributable to a non-REIT year of the Company or any other corporation within the meaning of Section 857(a) of the Code.

(d) Each Tax Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including, without limitation, securities) that have caused the Company to violate Section 856(c)(4) of the Code or would cause the Company to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof. No Tax Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code. Since the Company’s formation, neither the Company nor any Subsidiary has recognized taxable gain or loss from the disposition of any property that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of the Company.

(e) Neither the Company nor any Tax Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code. Neither the Company nor any Tax Subsidiary holds any asset the disposition of which would subject the Company to taxation under Section 337(d) of the Code, the Treasury Regulations thereunder (or any comparable provisions of state or local law).

(f) Since its formation, the Company has not incurred any liability for material excise taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. To the knowledge of the Company, neither the Company nor any Tax Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Company, neither the Company nor any Tax Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Tax Subsidiary.

(g) All material deficiencies asserted or material assessments made with respect to the Company or any Tax Subsidiary as a result of any material examinations by the IRS or any other taxing authority of the material Tax Returns of or covering or including the Company or any Tax Subsidiary have been fully paid, and, to the knowledge of the Company, (i) there are no other federal audits, federal examinations or other federal proceedings relating to any material Taxes of the Company or any Tax Subsidiary by any federal taxing authority in progress, and (ii) no other state or local material audits, state or local material examinations or other state or local material proceedings relating to any material Taxes of the Company or any Tax Subsidiary by any state or local taxing authority in progress. Neither the Company nor any Tax Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes. Neither the Company nor any Tax Subsidiary is a party to any material litigation or pending material litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations or litigation set forth in the SEC Reports).

(h) The Company and the Tax Subsidiaries have complied, in all materials respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) To the knowledge of the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Tax Subsidiary does not file Tax Returns that the Company or any such Tax Subsidiary is or may be subject to taxation by that jurisdiction.

(j) Neither the Company nor any Tax Subsidiary is a party to any Tax sharing or similar allocation or similar agreement or arrangement (a “Tax Sharing Agreement”) and, after the Closing Date, none of the Company or any Tax Subsidiary will be bound by any Tax Sharing Agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Neither the Company nor any Tax Subsidiary has (i) requested a private letter ruling from the IRS or comparable rulings from other taxing authorities or (ii) entered into any “closing agreement” as described in Section 7121 of the Code (or any material agreement under any corresponding or similar provision of state or local Tax Law).

(l) Neither the Company nor any Tax Subsidiary has any liability for the Taxes of another person other than the Company and the Tax Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(m) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Tax Subsidiary.

(n) Neither the Company nor any Tax Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulation Sections 1.6011-4(b)(2) or 301,6111-2(b)(2).

(o) Neither the Company nor any Tax Subsidiary is a party to nor has any liability under (including any liability with respect to any predecessor entity) any Tax Protection Agreement. As used herein, “Tax Protection Agreement” shall mean any written or oral agreement to which the Company or any Subsidiary is a party pursuant to which: (a) any liability to holders of OP Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and (b) in connection with the deferral of income Taxes of a holder of OP Units, the Company or the Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) only dispose of assets in a particular manner, and/or (v) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code or use (or refrain from using) a particular method for allocating one or more liability of the Company or any Subsidiary under Section 752 of the Code.

(p) To the knowledge of the Company, as of the date hereof, the Company is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

SECTION 4.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) to the knowledge of the Company, the Company and the Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with their respective Environmental Permits;

(b) neither the Company nor any Subsidiary has Released, and to the knowledge of the Company, no other person has Released, Hazardous Substances on any real property owned, leased or operated by the Company or the Subsidiaries;

(c) neither the Company nor any Subsidiary has received any written notice alleging that the Company or any Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law; and

(d) neither the Company nor any Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending, or to the knowledge of the Company, threatened in writing with respect thereto or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

The Company has provided or made available to the Parent all material environmental assessments, studies, audits, investigations or other analyses addressed to the Company or its Subsidiaries relating to the Company Properties.

Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

SECTION 4.17 Material Contracts. Section 4.17 of the Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound (each such contract and agreement, being a “Material Contract”). Notwithstanding anything below, “Material Contract” shall not include any contract that (1) will be fully performed or satisfied as of or prior to Closing or (2) is a Management Agreement Document, Franchise Agreement or Ground Lease.

(a) all agreements that call for aggregate payments by the Company or any Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;

(b) any agreement that contains any non-compete or exclusivity provisions with respect to any line of business in which the Company or any Subsidiary is currently engaged or geographic area with respect to the Company or any Subsidiary, or that purports to restrict in any material respect the right of the Company or any Subsidiary to conduct any line of business in which the Company or any Subsidiary is currently engaged or to compete with any Person or operate in any geographic area or location in which the Company or any Subsidiary may conduct business;

(c) any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any Third Party;

(d) any agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property including any Company Property or any asset that if purchased by the Company or any Subsidiary would be a Company Property;

(e) any contract or agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless any director or executive officer of the Company or any Subsidiary (other than the organizational documents for the Company or the Subsidiaries);

(f) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any Subsidiary or any guaranty thereof in excess of $1,000,000;

(g) any agreement concerning an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any Subsidiary is a party;

(h) any employment agreements, severance, change in control or termination agreements with officers of the Company or any Subsidiary; or

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any Subsidiary has received any claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation by the Company or any Subsidiary of, or a default on the part of the Company or any Subsidiary under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms against, and is in full force and effect with respect to, the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto. As of the date hereof, the aggregate principal amount of long term debt (including any lines of credit or revolving credit facilities) outstanding for the Company and its Subsidiaries, together, is not more than $689,000,000.

SECTION 4.18 Brokers. No broker, finder or investment banker or other Person (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co., Inc., collectively, the “Company Financial Advisors”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary. The Company has furnished to Parent a true and complete copy of all agreements between the Company or any Subsidiary (or on behalf of the Company or any Subsidiary) and each of the Company Financial Advisors relating to the transactions contemplated by this Agreement.

SECTION 4.19 Opinion of Financial Advisor. The Company has received an opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date hereof, the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Company Merger is fair from a financial point of view to the holders of such shares, other than Parent or its Affiliates.

SECTION 4.20 Insurance. Section 4.20 of the Disclosure Schedule sets forth a list that is correct and complete in all material respects of the insurance policies, other than the Company Title Insurance Policies, held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.20 of the Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.21 Interested Party Transactions. Except as set forth in Section 4.21 of the Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof, there are no Material Contracts, agreements or loans between the Company or any Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any affiliate of any such officer, director or record or beneficial owner, on the other hand.

SECTION 4.22 Investment Company Act of 1940. None of the Company or any Subsidiary is, or at the Company Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT,

MERGER PARTNERSHIP AND MERGERCO

Parent, MergerCo and Merger Partnership hereby jointly and severally represent and warrant to the Company and the Operating Partnership as follows:

SECTION 5.01 Corporate Organization.

(a) Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation and limited liability company agreement of Parent are in effect and no dissolution, revocation or forfeiture proceedings regarding Parent as applicable, have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

(b) MergerCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. The articles of incorporation and bylaws of MergerCo are in effect and no dissolution, revocation or forfeiture proceedings regarding MergerCo have been commenced. MergerCo is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. MergerCo has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding shares of capital stock of MergerCo are owned of record and beneficially by Parent.

(c) Merger Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The certificate of limited partnership and the partnership agreement of Merger Partnership are in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Partnership as applicable, have been commenced. Merger Partnership is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not individually, or in the aggregate reasonably be agreed to have a Parent Material Adverse Effect. Merger Partnership has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Merger Partnership has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

SECTION 5.02 Ownership of MergerCo and Merger Partnership; No Prior Activities. MergerCo is a wholly owned subsidiary of Parent. Merger Partnership’s sole general partner is MergerCo and Merger Partnership’s sole limited partner is Parent. Each of MergerCo and Merger Partnership was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and neither MergerCo nor Merger Partnership has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

SECTION 5.03 Authority Relative to this Agreement.

(a) Each of Parent, MergerCo and Merger Partnership has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. No other proceedings on the part of Parent, MergerCo, Merger Partnership, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, MergerCo and Merger Partnership, assuming due authorization, execution and delivery hereof by each of the Company and the Operating Partnership, each constitutes a legal, valid and binding obligation of each of Parent, MergerCo and Merger Partnership enforceable against each of Parent, MergerCo and Merger Partnership, in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) Parent has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger (to the extent that it is a party thereto), and taken all corporate actions required to be taken by Parent for the consummation of the Company Merger (to the extent that it is a party thereto).

(c) Parent, as the sole stockholder of MergerCo, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger (to the extent that it is a party thereto), and Parent and MergerCo taken all corporate or similar actions required to be taken for the consummation of the Company Merger (to the extent that it is a party thereto).

(d) The sole general partner of Merger Partnership has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger (to the extent that it is a party thereto), and taken all corporate or similar actions required to be taken by the sole general partner of Merger Partnership for the consummation of the Partnership Merger (to the extent that it is a party thereto).

(e) This Agreement has been duly and validly executed and delivered by each of Parent, MergerCo and Merger Partnership and, assuming the due authorization, execution and delivery by each of the Company and the Operating Partnership, constitutes a legal, valid and binding obligation of each of Parent, MergerCo and Merger Partnership, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

SECTION 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent, MergerCo and Merger Partnership do not, and the performance of Parent, MergerCo and Merger Partnership’s obligations hereunder will not, (i) conflict with or violate the limited liability company agreement or certificate of formation of Parent, the articles of incorporation or bylaws of MergerCo, or the partnership agreement or the certificate of limited partnership of Merger Partnership, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent, MergerCo or Merger Partnership, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent, Merger Partnership or MergerCo do not, and the performance of Parent, MergerCo or Merger Partnership’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, and (B) the filing with the SEC of the Proxy Statement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Company Merger, or otherwise prevent Parent, Merger Partnership and MergerCo from performing their respective obligations under this Agreement.

SECTION 5.05 Information Supplied. None of the information supplied by Parent, MergerCo or Merger Partnership or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent, Merger Partnership or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act.

SECTION 5.06 Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Mergers and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Parent Material Adverse Effect. None of Parent and its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.07 Available Funds; Guaranty.

(a) At the Closing, Parent will have sufficient funds to (i) pay the aggregate Merger Consideration payable hereunder and (ii) pay any and all fees and expenses in connection with the Mergers or the financing thereof.

(b) Parent has provided to the Company a true, complete and correct copy of (i) an executed commitment letter from the Affiliate of Parent signatory to such letter to provide Parent with equity financing in an aggregate amount of up to $340,000,000 (the “Equity Funding Letter”), and (ii) an executed commitment letter (the “Debt Commitment Letter” and together with the Equity Funding Letter, the “Financing Commitments”) from Wachovia Bank, National Association (the “Lender”) pursuant to which, and subject to the terms and conditions thereof, the Lender has committed to provide Parent with financing in an aggregate amount of $1,586,000,000 related to the Mergers, and the other transaction documents related thereto (the “Debt Financing”, and together with the financing referred to in (i) being collectively referred to as the “Financing”). The Financing Commitments are legal, valid and binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitments are in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, and to the knowledge of Parent, any other parties under the Financing Commitments. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Closing Date. Parent will provide to the Company any amendments to the Financing Commitments, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).

(c) Concurrently with the execution of this Agreement, Parent and Merger Partnership have delivered to the Company a guaranty (the “Guaranty”) executed by the Affiliate of Parent signatory to the Guaranty (the “Guarantor”) in the form attached as Exhibit D to this Agreement.

SECTION 5.08 No Ownership of Company Capital Stock. Neither Parent nor any of its subsidiaries, including MergerCo and Merger Partnership, own any Company Common Shares or other securities of the Company or any of its Subsidiaries.

SECTION 5.09 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, MergerCo and Merger Partnership, or any affiliate of Parent, on the one hand, and any member of the management of the Company or any person that owns 5% or more of the Company Common Shares, on the other hand.

SECTION 5.10 Brokers. No broker, finder or investment banker, other than Wachovia Securities and Citi, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo, Merger Partnership or any of their Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 6.01 Conduct of Business by Company Pending the Mergers. The Company agrees that, between the date of this Agreement and the Company Merger Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action, except in the ordinary course of business consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with lessees and other persons with which the Company or any Subsidiary has significant business relations. Except as required, permitted or otherwise contemplated by this Agreement or as set forth on Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change in any material respect any provision of the Company Charter, Company Bylaws, Operating Partnership Agreement, certificate of limited partnership of the Operating Partnership, or any other Subsidiary’s charter or organizational documents;

(b)(i) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary, other than the (A) issuance of Company Common Shares upon exercise of Company Warrants or issuance of Company Common Shares upon redemption of OP Units, and (B) award of Company Restricted Shares granted in the ordinary course of business consistent with past practice; (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Warrants, the vesting of Company Restricted Shares or upon redemption of OP Units; (iii) reclassify, combine, split, or subdivide any capital stock of the Company or any Subsidiary; or (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Subsidiary, except for (A) dividends by any direct or indirect wholly owned Subsidiary payable only to the Company or any other Subsidiary, (B) dividends on Company Common Shares that are declared and paid in cash prior to the Company Merger Effective Time solely to the extent required by Law for the Company to maintain its REIT status or to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code (determined without regard to the effects of the Company Merger), (C) corresponding (with clause (iv)(B)) distributions on OP Units declared and paid in cash prior to the Partnership Merger Effective Time to the holders of OP Units solely to the extent required by Law for the Company to maintain its REIT status or to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code (determined without regard to the effects of the Company Merger), (D) dividends on the Company Series A Preferred Shares declared and paid in cash prior to the Company Merger Effective Time to the extent required by and in accordance with the terms thereof and (E) corresponding (with clause (iv)(D)) distributions on Series A Preferred OP Units declared and paid in cash prior to the Partnership Merger Effective Time to the holders of Series A Preferred OP Units to the extent required by and in accordance with the terms thereof;

(c) except in accordance with the 2007 Budget, and except with respect to the contracts and agreements listed in Section 6.01(c) of the Disclosure Schedule, acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property exceeding $5,000,000 in the aggregate, or, subject to Parent’s consent in its sole discretion, acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any Company Property;

(d) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Subsidiary) for borrowed money, except for: (i) indebtedness for borrowed money incurred in the ordinary course of business (which shall be deemed to include, without limitation, draws under the Company’s revolving credit facility or other similar lines of credit existing as of the date of this Agreement in the ordinary course of business) not in excess of $15,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole; (ii) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $15,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole; (iii) indebtedness in connection with the acquisition of real properties as contemplated by Section 6.01(c) of the Disclosure Schedule; and (iv) indebtedness for borrowed money incurred in order for the Company to pay cash dividends on the Company Common Shares and Company Series A Preferred Shares and for the Operating Partnership to make corresponding distributions to holders of OP Units and holders of Series A Preferred OP Units, in each case solely to the extent permitted pursuant to Section 6.01(b)(iv);

(e) modify or amend in any material respect, or terminate, any Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Disclosure Schedule as a Material Contract;

(f) except as required by the contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers or non-executive employees, except for increases in the ordinary course of business consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary or (ii) grant to any director, officer or employee of the Company or of any Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer or employee;

(g) pre-pay any long-term debt, except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or prepayments of mortgage indebtedness secured by one or more Company Properties in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(h) except as required by the SEC or required in writing by the Company’s independent auditors or changes in GAAP which become effective after the date of this Agreement, in which case the Company shall notify Parent, change any of its accounting policies (whether for financial accounting or Tax purposes);

(i) (A) except as relates to actions by managers or franchisees and except as otherwise provided under any Management Agreement Documents or Franchise Agreements, terminate or materially modify or amend any Management Agreement Documents or Franchise Agreement or (B) enter into any new Management Agreement Documents or new Franchise Agreements;

(j) (A) modify or amend in any material respect or terminate any Ground Lease or (B) enter into any new Ground Lease;

(k) authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to the Company Properties other than (i) Capital Expenditures identified in the Company’s 2007 Operating and Capital Budget in effect as of the date hereof and as provided to Parent (the “2007 Budget”), (ii) any other individual Capital Expenditure not exceeding $1,000,000 and not exceeding $7,500,000 in the aggregate for all such individual Capital Expenditures, and (iii) Capital Expenditures in the ordinary course of business to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation;

(l) waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where the amounts paid or to be paid are covered by insurance coverage maintained by the Company;

(m) (i) make, rescind or revoke any express or deemed material election relating to Taxes, unless such election, rescission or revocation is required by Law or necessary (x) to preserve the status of the Company as a REIT under the Code, or (y) to preserve the status of any Subsidiary as a partnership or a disregarded entity for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Company shall notify Parent of such election), (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or waive or extend the statute of limitations with respect to Taxes, (iii) enter into, amend, modify or supplement (A) any Tax Protection Agreement or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability with respect thereto or (B) any indemnification, allocation or sharing agreements with respect to Taxes, (iv) change in any material respect in any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, (v) amend any Tax Return in any material respect, except with respect to any returns listed on Section 4.15(a) of the Disclosure Schedule or (vi) take or omit to take any action that could cause the termination or revocation of the Company’s REIT status or the status of any Subsidiary as a partnership or disregarded entity, as applicable for Tax purposes;

(n) amend any term of any outstanding security of the Company or any Subsidiary;

(o) sell, lease or otherwise dispose of, or subject to any Encumbrance or list for sale or lease, any of the Company Properties other than pending sales of Company Properties pursuant to definitive agreements executed prior to the date hereof and identified in Section 6.01(o) of the Disclosure Schedule;

(p) adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

(q) fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, Company Properties, Subsidiaries and their respective properties, assets and businesses;

(r) take any action that would result in a breach of a representation or warranty of the Company which would, individually or in the aggregate, give rise to a failure of the condition set forth in Section 8.02(a); or

(s) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 6.02 Conduct of Business by Parent Pending the Mergers. Parent agrees that, between the date of this Agreement and the Company Merger Effective Time, except as contemplated by this Agreement, Parent shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment, to take any such action.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement, the Company shall prepare the preliminary Proxy Statement and within 10 days after the date hereof the Company shall distribute to Parent a draft of the preliminary Proxy Statement and, after consultation with Parent, as promptly as practicable following the date of this Agreement the Company shall file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, MergerCo, Merger Partnership or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its representatives, and the SEC concerning the Proxy Statement.

SECTION 7.02 Company Stockholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereof, the “Company Stockholders’ Meeting”) as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Stockholder Approval. Except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Company Merger in compliance with Section 7.04, the Company Board shall recommend to holders of the Company Common Shares that they approve the Company Merger and shall include such recommendations in the Proxy Statement (the “Company

Recommendation”). Subject to Section 7.04, the Company will use reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Company Merger and will take all other commercially reasonable actions necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Law to obtain such approvals. As promptly as practicable after the date hereof, the Company shall retain MacKenzie Partners or another nationally recognized proxy solicitation firm that is reasonably acceptable to Parent, and shall coordinate and cooperate with Parent in all aspects of the proxy solicitation relating to the Company Stockholders Meeting, including providing Parent in advance with drafts of all proxy solicitation material and incorporating the reasonable comments of Parent into such material.

SECTION 7.03 Access to Information; Confidentiality.

(a) Subject to applicable Law and confidentiality agreements, from the date hereof until the Company Merger Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, (i) afford Parent, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information as Parent may reasonably request, and (ii) use commercially reasonable efforts to facilitate meetings with managers, franchisors, ground lessors and other appropriate third parties that have a business relationship with the Company or its Subsidiaries. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) damage any property or any portion thereof, or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct, and Parent is required to give the Company such written notice at least one (1) Business Day prior to the date that any manager of a Company Property which Parent wishes to inspect is entitled to receive notice of any such inspection. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement.

(b) Prior to the Company Merger Effective Time, all information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement dated March 5, 2007 between Parent and the Company (the “Confidentiality Agreement”).

SECTION 7.04 No Solicitation of Transactions.

(a) Subject to Section 7.04(b) and 7.04(c), none of the Company, the Operating Partnership, or any other Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate of the Company, the Operating Partnership or any other Subsidiary to, initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, enter into or participate in discussions or negotiations with any Person concerning an Acquisition Proposal or in furtherance of such inquiries or to obtain an Acquisition Proposal, enter into any agreement, letter of intent, acquisition agreement or similar agreement relating to an Acquisition Proposal or release any Person from any standstill agreement or similar obligation to the Company or any Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this

Agreement or otherwise. The Company and the Operating Partnership shall take, and shall cause the other Subsidiaries to take, all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal. The Company, the Operating Partnership and the Subsidiaries shall be responsible for any failure on the part of their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to comply with this Section 7.04(a).

(b) Subject to Section 7.04(c), neither the Company Board nor any committee thereof shall (i) make a Change in Recommendation, or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (ii) cause the Company to enter into any agreement, letter of intent, acquisition agreement or similar agreement concerning an Acquisition Proposal (other than a confidentiality agreement described in Section 7.04(c)). The Company and the Operating Partnership shall promptly notify Parent (but in no event after twenty-four hours following the Company’s initial receipt of any Acquisition Proposal) of the relevant details relating to an Acquisition Proposal (including the identity of the parties and all material terms thereof) which any of the Company, the Operating Partnership or any of the other Subsidiaries or any such officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate may receive after the date hereof, and shall (i) keep Parent informed on a reasonably current basis as to the status of and any material developments regarding any such proposal and (ii) provide Parent as soon as practicable after receipt or delivery thereof with copies of (A) drafts of any definitive acquisition agreements or proposal letters with respect thereto and (B) any written material nonpublic information sent or provided by the Company to any third party in connection with any Acquisition Proposal which was not previously provided or made available to Parent. The Company shall not, and shall not cause any Subsidiary to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which the Company or any Subsidiary is a party and the Company shall, and shall cause each Subsidiary to, enforce the provisions of any such agreement.

(c) Notwithstanding Section 7.04(a) and Section 7.04(b) or any other provision of this Agreement to the contrary, following the receipt by the Company or any Subsidiary of a written Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Section 7.04(a) and Section 7.04(b)) prior to receipt of the Company Stockholder Approval, the Company Board may (directly or through advisors or representatives) if the Company Board determines in good faith following consultation with its outside legal counsel and financial advisors that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, the Company Board may (i) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such proposal (provided that the Company (x) has previously or concurrently furnished such information to Parent and (y) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to the Company as the Confidentiality Agreement), (ii) disclose to its stockholders any information that, after consultation with its outside legal counsel, is required to be disclosed under the MGCL, (iii) participate in negotiations regarding such proposal and (iv) following receipt of a written Acquisition Proposal that constitutes a Superior Proposal, but prior to receipt of the Company Stockholder Approval, (A) withdraw or modify in a manner adverse to Parent, or fail to make, the Company Recommendation or recommend that the Company’s stockholders approve such Superior Proposal (a “Change in Recommendation”), (B) terminate this Agreement pursuant to, and subject to compliance with, Section 9.01(h) and (C) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in clauses (i) through (iv) only if, after complying with this Section 7.04(c) and Section 7.04(d) below, the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to the Company or its stockholders under applicable Law. Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to do so would be reasonably likely to be inconsistent with its obligations under applicable Law; provided, however, that neither the Company nor the Company Board shall be permitted pursuant to this sentence or clause (ii) of the prior sentence to recommend an Acquisition Proposal which is not a Superior Proposal or make a Change in Recommendation.

(d) The Company Board shall not take any of the actions referred to in clause (iv) of the first sentence of Section 7.04(c) unless the Company Board has (i) given Parent at least four (4) Business Days notice, measured from the receipt of notice of such proposal or the receipt of any material change to the terms thereof, of its intent to take such action and providing a copy of the documents and agreements providing for the Superior Proposal, and (ii) after taking into account any amendment to this Agreement entered into or to which Parent irrevocably commits to enter into and for which all internal approvals of Parent have been obtained since receipt of such notice, such Superior Proposal remains a Superior Proposal.

SECTION 7.05 Employee Benefits Matters.

(a) From and after the Company Merger Effective Time, Parent shall or shall cause the Surviving Corporation to honor in accordance with their terms all severance, change-of-control and similar obligations of the Company and the Subsidiaries, and Parent shall pay on the Closing Date to any applicable officer or employee of the Company or any Subsidiary any amounts with respect to such severance, change-in-control and similar obligations that are payable by their terms upon consummation of the Company Merger at the Company Merger Effective Time or on the Closing Date, all of which are listed in Section 7.05 of the Disclosure Schedule. From and after the effective time, Parent shall or shall cause the Surviving Corporation to honor in accordance with their terms any other employment related contracts, agreements arrangements and commitments of the Company and its Subsidiaries in effect immediately prior to the Company Merger Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary or any of their predecessors. Notwithstanding the foregoing, subject to applicable Law, nothing herein is intended to prevent Parent from amending or terminating any such obligation, contract, agreement, arrangement or commitment in accordance with its terms.

(b) With respect to each employee of the Company or any Subsidiary (collectively, the “Company Employees”) who remains an employee of the Surviving Corporation or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), for 12 months following the Effective Time, Parent shall or shall cause the Surviving Corporation to provide the Continuing Employees with (i) base salary and cash incentive opportunities in an amount at least equal to the same level that was provided to each such Continuing Employee immediately prior to the Company Merger Effective Time, and (ii) employee benefits that are not materially less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Company Merger Effective Time. Each Continuing Employee will be entitled to credit for his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof, including for such purpose, Barcelo Crestline Corporation, Crestline Capital Corporation, Host Marriott Corporation and Marriott International, Inc.) before the Closing Date under the parallel employee benefit plan of Parent or its Subsidiaries to the same extent as such employee was entitled, before the Company Merger Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or the Surviving Corporation.

(c) Prior to the Company Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares pursuant to this Agreement and the Company Merger shall be an exempt transaction for purposes of Section 16.

(d) Prior to the Company Merger Effective Time, the Company Board shall take such actions as are necessary to terminate the Company’s Executive Deferred Compensation Plan, as amended ( the “EDC Plan”). Such action shall be contingent upon, and effective as of, the Company Merger Effective Time. Payment of all account balances under the EDC Plan shall be in cash to the participants in a single lump-sum payment by the Surviving Corporation immediately following the Company Merger Effective Time. Notwithstanding the preceding sentence, payment of the portion of an account that is subject to Section 409A of the Code to a specified employee within the meaning of Section 409A of the Code who has a separation from service on or before the Company Merger Effective Time shall be delayed to the date six months following such participant’s separation from service in the event, and only in the event that, prior to the Company Merger Effective Time the Company Board determines that such delay is necessary to comply with the requirements of Section 409A of the Code.

(e) Nothing contained in this Agreement (including, without limitation, this Section 7.05) (i) amends, or shall be deemed to amend, any Plan, or (ii) limits in any way the Parent’s or Surviving Corporation’s ability to amend or terminate any particular Plan at any time.

SECTION 7.06 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, the Operating Partnership Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries, from and after the Company Merger Effective Time, Parent and the Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Company Merger Effective Time serving as a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security). The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the

Company Merger Effective Time at the request of the Company or any of its Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by a Indemnified Party. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and MergerCo agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries identified in Section 7.06(b) of the Disclosure Schedule shall be assumed by the Surviving Corporation in the Company Merger, without further action, at the Company Merger Effective Time and shall survive the Company Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Company Merger Effective Time, the charter and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Company Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) The Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance and employed lawyer liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Company Merger Effective Time; (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.06(d) more than an amount per year of coverage equal to three hundred percent (300%) of the current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than three hundred percent (300%) of the current annual premiums paid by the Company, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of the current annual premiums paid by the Company. Parent shall, and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this Section 7.06(e).

(f) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 7.06.

SECTION 7.07 Further Action; Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties to Permits, Material Contracts, Franchise Agreements, Management Agreement Documents, Ground Leases or Plans to which the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, in each case as are necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement or otherwise disclosed in Section 7.07(a) of the Disclosure Schedule. In the event that the Company or the Operating Partnership shall fail to obtain any consent from any person (other than a Governmental Authority) described above, the Company and the Operating Partnership shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company, the Operating Partnership and the Buyer Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent which shall not be unreasonably withheld, delayed or conditioned, neither the Company nor any Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of the Buyer Parties or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation; provided, that the Company and its Subsidiaries may make such payments as and to the extent contemplated by the terms of the relevant agreement with respect to which consent is being sought.

(b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 7.07, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Mergers, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) The Company and the Subsidiaries shall give prompt notice to Parent, MergerCo and Merger Partnership, and Parent, MergerCo and Merger Partnership shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(e) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein, and (ii) satisfy all conditions applicable to the Buyer Parties in such definitive agreements that are within their control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and Parent shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without first notifying the Company. For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

(f) The Company and the Subsidiaries agree to provide, and shall cause their officers, trustees, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to provide, all commercially reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, MergerCo or Merger Partnership (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent, MergerCo and Merger Partnership and their financing sources with financial and other pertinent information regarding the Company or the Subsidiaries as may be reasonably requested by the Parent, MergerCo or Merger Partnership, (iii) assisting Parent, MergerCo and Merger Partnership and their financing sources in the preparation of (A) an offering document for any Debt Financing, and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent, MergerCo or Merger Partnership and their financing sources for any Debt Financing raised by Parent, MergerCo or Merger Partnership, (v) forming new direct or indirect Subsidiaries, and (vi) providing and executing documents (including the execution and delivery of estoppel certificates and subordination and non-disturbance agreements (“SNDAs”)) as may be reasonably requested by Parent, MergerCo or Merger Partnership; provided, that none of the Company or any Subsidiary shall be required to pay any commitment of other similar fee or incur any other liability in connection with the Debt Financing prior to the Closing. Parent, MergerCo or Merger Partnership shall, promptly upon request by the Company, reimburse the Company or the Subsidiaries for all reasonable out of pocket costs incurred by the Company, the Subsidiaries and their Representatives in connection with such cooperation. Parent, MergerCo and Merger Partnership shall, jointly and severally, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries). Notwithstanding anything to the contrary, the condition set forth in Section 8.02(b), as it applies to the Company’s obligations under this Section 7.07(f), shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s willful and material breach of its obligations under this Section 7.07(f).

(g) The Company shall use commercially reasonable efforts to deliver to Parent at least two business days prior to the Closing Date payoff letters from third-party lenders to the Company, in form and substance reasonably satisfactory to Parent, except with respect to the indebtedness obligations of the Company and the Subsidiaries set forth in Section 7.07(g) of the Disclosure Schedule and any other indebtedness specified by Parent to the Company no later than 15 days prior to the Closing. On the Closing Date, subject to Parent making available the funds required by this Agreement, the Company and the Subsidiaries shall use commercially reasonable efforts to, unless instructed otherwise in writing by Parent not later than 15 days prior to Closing, permanently (i) terminate the credit facilities requested by Parent to be so terminated, except to the extent such facilities are either set forth in Section 7.07(g) of the Disclosure Schedule or specified by Parent to the Company no later than ten business days prior to Closing, and all related agreements, to which the Company and the Subsidiaries is a party and (ii) to the extent the related facility or loan is terminated pursuant to this Section 7.07(g), release any liens on the Company’s or the Subsidiaries assets relating to those facilities. The Company and the Subsidiaries shall use commercially reasonable efforts to effectuate the assumption of the mortgage indebtedness listed on Section 7.07(g) of the Disclosure Schedule by Parent or its subsidiaries with the Company being responsible for all assumption costs and expenses required by the existing lenders incurred in connection with such assumptions.

SECTION 7.08 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, Company Warrants, Company Restricted Shares and/or OP Units, all Transfer Taxes.

SECTION 7.09 Tax Matters.

(a) During the period from the date of this Agreement to the Company Merger Effective Time, the Company and its Tax Subsidiaries shall:

(i) continue to be organized and operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Company Merger Effective Time;

(ii) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable laws;

(iii) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(iv) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice; and

(v) terminate all Tax Sharing Agreements to which the Company or any of its Tax Subsidiaries is a party such that there are no further liabilities thereunder (provided that the foregoing does not apply to existing Tax Protection Agreements, if any).

(b) For federal and applicable state and local income Tax purposes, each of the parties hereto shall report and treat the Company Merger and the Partnership Merger as being taken pursuant to a single integrated plan, with the result that such mergers be treated as a taxable sale by the Company of all of the Company’s assets to MergerCo in exchange for the merger consideration provided for herein to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such merger consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income Tax purposes.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall notify Parent if the Company has determined, in its reasonable discretion, that it must take any action for the Company to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Effective Time, including making dividend or distribution payments to stockholders of the Company or unitholders of the Operating Partnership (as permitted pursuant to Section 6.01(b) hereof). Furthermore, the Company shall consider in good faith taking actions requested by Parent if Parent provides to the Company an opinion of tax counsel nationally recognized in the federal taxation of REITs that such action is necessary in order for the Company to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Effective Time.

SECTION 7.10 Public Announcements. The parties hereto agree that no public release, public filing or announcement concerning the transactions contemplated by this Agreement or the Mergers shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release, filing or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release, filing or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGERS

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, the Operating Partnership, Parent, MergerCo and Merger Partnership to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) The Company shall have obtained the Company Stockholder Approval.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Mergers illegal or prohibiting consummation of the Mergers.

SECTION 8.02 Conditions to the Obligations of Parent, MergerCo and Merger Partnership. The obligations of Parent, MergerCo and Merger Partnership to consummate the Mergers are subject to the satisfaction or waiver in writing of the following additional conditions:

(a) The representations and warranties of the Company and the Operating Partnership contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (in each of clause (i) and (ii), without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08)) does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In addition, the representations and warranties in Section 4.03(a), (b), (c) and (f) and Section 4.04(c) and (d) shall be true and correct in all material respects, and the representation in clause (b) of Section 4.08 shall be true and correct in all respects, as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (in each case except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) The Company and the Operating Partnership shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Company Merger Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d) Since the date hereof, there shall not exist and be continuing any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Parent shall have received a tax opinion of Hogan & Hartson L.L.P., or other counsel to the Company reasonably satisfactory to the Parent, dated as of the date of the Closing Date, prior to the Company Merger Effective Time, in the form attached hereto as Exhibit E (such opinion shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Hogan & Hartson L.L.P. (or such counsel rendering the opinion) and as shall be reasonably satisfactory to Parent), together with the representation letter from the Company in the form attached hereto as Exhibit F (such representation letter shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Hogan & Hartson L.L.P. (or such counsel rendering such opinion) and as shall be reasonably satisfactory to Parent), opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2003 through and including the taxable year of the Company ending on the Closing Date (determined without taking into account, or giving effect to, the Company Merger or any transaction effected pursuant to Section 2.08 hereof, and assuming for such purposes that the Company shall satisfy the applicable distribution requirements under the Code for the taxable year including the Closing Date).

SECTION 8.03 Conditions to the Obligations of the Company and the Operating Partnership.

The obligations of the Company and the Operating Partnership to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) The representations and warranties of Parent, MergerCo and Merger Partnership in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (in each of clause (i) and (ii), without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent, MergerCo and Merger Partnership shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Company Merger Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time by action taken or authorized by the Board of Directors or members of the terminating party or parties, notwithstanding any requisite approval of the Company Merger by the stockholders of the Company, and whether before or after the stockholders of the Company have approved the Company Merger at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Company Merger Effective Time shall not have occurred on or before October 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Company Merger Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Company Merger illegal or otherwise preventing or prohibiting consummation of the Company Merger (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Company Merger;

(d) by Parent if each of it, MergerCo and Merger Partnership is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Outside Date;

(e) by the Company (i) if it is not in material breach of its obligations under this Agreement, and if (A) any of the representations and warranties of Parent, MergerCo or Merger Partnership herein are or become untrue or incorrect such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Outside Date; or (B) there has been a breach on the part of Parent, MergerCo or Merger Partnership or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Outside Date; or (ii) at any time following July 15, 2007, if the Mergers shall not have been consummated within fifteen (15) Business Days after the first date upon which all of the conditions to Parent’s obligations to consummate the Mergers are satisfied (except, in the case of any condition which requires the delivery of officer’s certificates or legal opinions, such conditions shall only be deemed satisfied if such officer’s certificates or legal opinions could be delivered on such first date as if such first date were the Closing Date); provided, that this Agreement may not be terminated by the Company pursuant this Section 9.01(e)(ii) prior to 11:59 p.m. on the date that is fifteen (15) Business Days after July 15, 2007;

(f) by the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholders’ Meeting;

(g) by Parent if the Company Board shall have publicly recommended or approved any Acquisition Proposal other than that contemplated by this Agreement;

(h) by the Company prior to receipt of the Company Stockholder Approval in accordance with clause (iv)(B) of the first sentence of Section 7.04(c) in order to enter into a definitive agreement providing for a Superior Proposal, provided, that for the termination by the Company to be effective, the Company shall concurrently enter into such definitive agreement providing for a Superior Proposal and pay to Parent the Company Termination Fee in accordance with this Agreement, and provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(h) unless Section 7.04 has been complied with in all material respects; or

(i) by Parent if the Company Board has effected a Change in Recommendation.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guaranty referred to in Section 5.07 and the provisions of Section 7.03(b), this Section 9.02, Section 9.03 and Article X shall survive any such termination); provided, however, that nothing herein shall relieve any party hereto from liability for willful breach or fraud.

SECTION 9.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Company Merger is consummated.

(b) Parent and the Company agree that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 9.01(b) or Section 9.01(f) or by Parent pursuant to Section 9.01(d) (solely to the extent of a termination pursuant to Section 9.01(d) that arises from a material breach by the Company of its obligations under Section 7.02 or Section 7.04), and (A) at or prior to (I) the Company Stockholders’ Meeting in the case of Section 9.01(f), (II) the Termination Date in the case of Section 9.01(b) or (III) the breach giving rise to the termination in the case of Section 9.01(d), an Acquisition Proposal shall have been publicly announced prior to such date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company and/or its Subsidiaries enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)), then the Company shall pay to Parent, upon the earlier to occur of the execution of such agreement or the consummation of such Acquisition Proposal, the Company Termination Fee (and for purposes of this Section 9.03(b)(i), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal);

(ii) by Parent pursuant to Section 9.01(g) or Section 9.01(i), then the Company shall pay to Parent the Company Termination Fee on the Termination Date;

(iii) by the Company pursuant to Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee on the Termination Date; or

(iv) by the Company (A) pursuant to Section 9.01(b) or a termination on or after the Outside Date pursuant to Section 9.01(e)(i), and in either case all of the conditions to Parent’s obligation to consummate the Mergers are satisfied (except, in the case of any condition which requires the delivery of officer’s certificates or legal opinions, such conditions shall only be deemed satisfied if such officer’s certificates or legal opinions could be delivered on the Outside Date as if the Outside Date were the Closing Date) as of the Outside Date assuming the Closing occurred on the Outside Date, or (B) Section 9.01(e)(ii), then the Parent shall pay to the Company the Parent Termination Fee within three (3) Business Days of the Termination Date.

(c) To the extent required to be paid pursuant to this Section 9.03, the Company Termination Fee and the Parent Termination Fee shall be paid by the applicable party as directed in writing by the other party in immediately available funds.

(d) For purposes of this Agreement, each of “Company Termination Fee” and “Parent Termination Fee” means an amount equal to $50 million.

(e) If this Agreement is terminated by the Company pursuant to Section 9.01(e), Parent shall pay to the Company within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $15 million (the “Company Expenses”). If this Agreement is terminated by Parent pursuant to Section 9.01(d), the Company shall pay to Parent, within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $15 million (the “Parent Expenses”). If this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(f), then the Company shall pay to Parent within three (3) Business Days after the date of such termination the Parent Expenses; provided, that for purposes of this sentence only the reference to “$15 million” in the definition of Parent Expenses shall be deemed instead a reference to “$7.5 million”; provided, further, that in the event the Company Termination Fee becomes payable as a result of such termination, the Parent Expenses shall be credited toward such payment of the Company Termination Fee.

(f) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Parent Termination Fee or the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee and the Company Expenses from Parent or the Guarantor (in accordance with the Guaranty) pursuant to Section 9.03 and to require Parent, MergerCo, Merger Partnership and the Guarantor to perform their respective obligations under (i) the Guaranty in accordance with its terms and (ii) this Section 9.03(f), shall be the sole and exclusive remedy of the Company, the Operating Partnership and the Subsidiaries against Parent, MergerCo, Merger Partnership the Guarantor, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, affiliates or Representatives (collectively, the “Parent Parties”) (whether at law or in equity) with respect to the negotiation, execution and performance of this Agreement and the transactions and obligations contemplated hereby, including for any loss suffered as a result of the failure of the Company Merger or the Partnership Merger to be consummated, under any theory and for any reason, and upon payment in full of such amounts and fulfillment of such obligations, none of the Parent Parties shall have any further liability or obligation relating to or arising out of the negotiation, execution and performance of this Agreement or the transactions contemplated by this Agreement.

SECTION 9.04 Escrow of Company Termination Expenses.

(a) In the event that Parent is obligated to pay the Parent Termination Fee or Company Expenses (collectively, the “Company Termination Expenses”) set forth in Section 9.03(e), Parent shall pay to the Operating Partnership from the Company Termination Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Termination Expenses and (ii) the sum of (1) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 9.04(b) or (B) an opinion from the Company’s outside counsel as described in Section 9.04(b), an amount equal to the Company Termination Expenses less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Company Termination Expenses with an escrow agent selected by Parent and on such terms (subject to Section 9.04(b)) as shall be mutually agreed upon by the Operating Partnership, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Expenses pursuant to this Section 9.04(a) shall be made at the time Parent is obligated to pay the Operating Partnership such amount pursuant to Section 9.03(e) by wire transfer or bank check.

(b) The escrow agreement shall provide that the Company Termination Expenses in escrow or any portion thereof shall not be released to the Operating Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Company Termination Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Operating Partnership of the Company Termination Expenses would constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Company as a REIT), in which case the escrow agent shall release the remainder of the Company Termination Expenses to the Operating Partnership. Parent agrees to amend this Section 9.04 at the request of the Company in order to (x) maximize the portion of the Company Termination Expenses that may be distributed to the Operating Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.04(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.04(b). The escrow agreement shall also provide that any portion of the Company Termination Expenses held in escrow for five years shall be released by the escrow agent to Parent.

SECTION 9.05 Waiver. At any time prior to the Company Merger Effective Time, the Company, on the one hand, and Parent, MergerCo and Merger Partnership, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent, MergerCo and Merger Partnership). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Company Merger Effective Time.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, MergerCo or Merger Partnership:

c/o JER Partners

1650 Tysons Boulevard

McLean, VA 22102

Telecopier No: (703) 714-8102

Attention:	Gerald R. Best
Vice President and Counsel

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Telecopier No: (212) 326-2061

Attention:	Drake S. Tempest
Paul S. Scrivano

if to the Company or the Operating Partnership:

Highland Hospitality Corporation

8405 Greensboro Drive

Suite 500

McLean, VA 22102

Telecopier No: (703) 336-4910

Attention:	Executive Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

555 Thirteenth Street NW

Washington, DC 20004-1109

Telecopier No: (202) 637-5910

Attention:	James E. Showen

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Amendment.

This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that, after approval of the Company Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 10.05 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

SECTION 10.06 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the Buyer Parties under this agreement in accordance with the terms hereof including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Company Merger Effective Time.

SECTION 10.07 Remedies; Specific Performance.

(a) Each of the Company and the Operating Partnership agree that to the extent it has incurred losses in connection with this Agreement, the maximum aggregate liability of Parent, MergerCo, Merger Partnership, the Guarantor and any other Parent Party for such losses shall be limited to an amount equal to the amount of the Guaranty (inclusive of the amount of the Parent Termination Fee and the Company Expenses) and any amounts payable under Section 9.03(f), and in no event shall the either of Company or the Operating Partnership or any of their respective affiliates seek to recover from Parent, MergerCo, Merger Partnership, the Guarantor or any other Parent Party any money damages in excess of such amounts in connection herewith.

(b) The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by the Company or the Operating Partnership in accordance with their specific terms or were otherwise breached by the Company or the Operating partnership. It is accordingly agreed that Parent, MergerCo and Merger Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. The parties acknowledge and agree that the Company and the Operating Partnership shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent, MergerCo or Merger Partnership or to enforce specifically the terms and provisions hereof and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 9.03 and Section 10.07(a); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by Parent, MergerCo or Merger Partnership of Section 7.03(b).

SECTION 10.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III (following the Effective Time), Section 7.06 and Section 10.07 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to indemnification or payment thereunder and may be enforced by such persons).

SECTION 10.09 Governing Law; Forum. The Partnership Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without regard to its rules of conflict of laws. Except as provided in the immediately proceeding sentence, all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.

Each of the Company, Operating Partnership and Parent hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

SECTION 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 10.13 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.13.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, MergerCo, Merger Partnership, the Company and the Operating Partnership have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLACKJACK HOLDINGS, LLC

By	/s/ ALEX P. GILBERT
Name and Title: Alex P. Gilbert, Principal

BLACKJACK MERGER CORPORATION

By	/s/ ALEX P. GILBERT
Name and Title: Alex P. Gilbert, Principal

BLACKJACK MERGER PARTNERSHIP, LP

By:	Blackjack Merger Corporation, its sole general partner

By	/s/ ALEX P. GILBERT
Name and Title: Alex P. Gilbert, Principal

HIGHLAND HOSPITALITY CORPORATION

By	/s/ JAMES L. FRANCIS
Name and Title: James L. Francis, President and CEO

HIGHLAND HOSPITALITY, L.P.

By:	HHC GP Corporation, its sole general partner

By	/s/ JAMES L. FRANCIS
Name and Title: James L. Francis, President and CEO

Exhibit B

April 24, 2007

Board of Directors

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Members of the Board of Directors:

Highland Hospitality Corporation, a Maryland corporation (the “Company”), Highland Hospitality L.P., a Delaware limited partnership, Blackjack Holdings, LLC, a Delaware limited liability company (“Parent”), Blackjack Merger Corporation, a Maryland corporation and a wholly owned subsidiary of Parent (“MergerCo”), and Blackjack Merger Partnership, LP, a Delaware limited partnership and a wholly owned subsidiary of MergerCo, propose to enter an Agreement and Plan of Merger (the “Agreement”) pursuant to which, among other things, the Company shall be merged with and into MergerCo (the “Merger”) and each share of common stock of the Company, par value $0.01 per share (“Company Common Shares”), other than Company Common Shares held by any subsidiary of the Company or by MergerCo shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Parent equal to $19.50 (the “Company Common Share Merger Consideration”).

You have asked us whether, in our opinion, the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Merger is fair from a financial point of view to such holders, other than Parent and its affiliates.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial projections, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Common Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

(8) Reviewed a draft dated April 24, 2007 of the Agreement;

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

B-1

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial projection information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as a financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. The Company also has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in the ordinary course of our business, we have in the past and in the future may trade mortgages and mortgage securities on arm’s-length terms with affiliates of Parent and co-invest on arm’s-length terms in real estate transactions with affiliates of the Company, and may actively trade the Company Common Shares and other securities of the Company, as well as securities of affiliates of Parent, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Shares.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Company Common Share Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

B-2

PROXY AUTHORIZATION INSTRUCTIONS

Authorize a Proxy by Telephone

Call Toll-Free • using a touch-tone phone and follow the simple instructions to authorize a proxy to vote your shares of Highland Hospitality Corporation common stock. Have your proxy card available when you call.

Authorize a Proxy by Internet

Access the website • and follow the simple instructions to authorize a proxy to vote your shares of Highland Hospitality Corporation common stock. Have your proxy card available when you access the web page.

Authorize a Proxy by Mail

Please mark, sign and date your proxy card and return it as soon as possible in the postage pre-paid envelope provided or return it to: •

Your authorization of a proxy by telephone or internet must be received by • a.m., Eastern time, on •, 2007 in order for your votes to be counted in the final tabulation.

If you authorize your proxy by telephone or over the Internet, do not mail your proxy card.

Proxy card must be signed and dated on the reverse side.

PROXY

HIGHLAND HOSPITALITY CORPORATION

8405 GREENSBORO DRIVE, SUITE 500

MCLEAN, VA 22102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HIGHLAND HOSPITALITY CORPORATION

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

The undersigned stockholder of Highland Hospitality Corporation, a Maryland corporation, hereby appoints James L. Francis and Tracy M.J. Colden, and each of them singly, as proxies for the undersigned, with full power of substitution or resubstitution in each of them, to attend and represent the undersigned and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting of Stockholders, to be held at • on •, 2007 at • a.m., Eastern time, and at all adjournments or postponements thereof, and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt prior to the execution of this proxy card of the Notice of Special Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” PROPOSAL 1 AS DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING, INCLUDING ANY PROPOSAL TO ADJOURN OR POSTPONE THE MEETING.

(Continued and to be signed and dated on the reverse side)

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of

Stockholders, you can be sure your shares of Highland Hospitality Corporation common stock are represented by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated below

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

(Please mark, sign, date and return this proxy promptly in the enclosed postage prepaid envelope.)	Please mark your votes like this in blue or black ink: ☒

THE BOARD OF DIRECTORS OF HIGHLAND HOSPITALITY CORPORATION

RECOMMENDS A VOTE “FOR” PROPOSAL 1.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED

BUT THE PROXY CARD IS SIGNED AND RETURNED, IT WILL BE

VOTED “FOR” THE PROPOSAL BELOW.

FOR	AGAINST	ABSTAIN

1.      Approval of the merger of Highland Hospitality Corporation with and into Blackjack Merger Corporation, the Agreement and Plan of Merger, dated as of April 24, 2007, by and among Highland Hospitality Corporation, Highland Hospitality, L.P., Blackjack Holdings, LLC, Blackjack Merger Corporation and Blackjack Merger Partnership, LP, and the other transactions contemplated by the Agreement and Plan of Merger.

☐	☐	☐

2. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

☐ CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

Signature:	________________________	Signature:	________________________	Dated:	________________________

IMPORTANT: Please DATE and SIGN this proxy where indicated above. Please sign exactly as name appears on the records of Highland Hospitality Corporation. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title as such above the signature(s).

☐ MARK HERE FOR CHANGE OF ADDRESS AND NOTE BELOW.

______________________________________

______________________________________

______________________________________